Confidential Materials omitted and filed separately with the
Securities and Exchange Commission. Double asterisks denote omissions.
OFFICE LEASE
PAPAGO BUTTES CORPORATE, LLC, a Delaware limited liability company (“Landlord”), hereby leases the Premises described below, for the Term and on the terms and conditions set forth in this Lease, to THE ENDURANCE INTERNATIONAL GROUP, INC., a Delaware corporation (“Tenant”).
1.SUMMARY OF BASIC TERMS
1.1    The Premises: Suite 200 in the Building, consisting of approximately 67,275 square feet of Rentable Area as illustrated on the attached Exhibit A, together with the space described in Section 32 below.
1.2    The Building: The building, associated parking facilities, landscaping and other improvements, located at 1500 N. Priest Drive, Tempe, Arizona (“the Building”). A site plan for the Building is attached as Exhibit B. The Building is part of an office complex (the “Project”), known as Papago Buttes Corporate Plaza, that also includes the buildings located at 1230 W. Washington Street, 1250 West Washington Street, and 1520 North Priest Drive, Tempe, Arizona. The Project consists of approximately 511,081 rentable square feet. Any reference in this Lease to “the Complex” shall mean the Project.
1.3     The Term: Ten (10) years and five (5) months, beginning on the Commencement Date, and provided that the Commencement Date has actually occurred as provided in section 2.6.
1.4     Scheduled Commencement Date: June 1, 2016, subject to the provisions of Section 2.1, 2.3, 2.6 and Exhibit C.
1.5    Base Rent:

doc89805

Period	Base Rent Per Rentable Sq.Ft.	Annual Base Rent	Monthly Base Rent Payment
June 1, 2016 – October 31, 2016	$0.00	$0.00	$.00
November 1, 2016 – October 31, 2017	$25.00	$1,681,875.00	$140,156.25
November 1, 2017 – October 31, 2018	$25.50	$1,715,512.50	$142,959.38
November 1, 2018 – October 31, 2019	$26.00	$1,749,150.00	$145,762.50
November 1, 2019 – October 31, 2020	$26.50	$1,782,787.50	$148,565.63
November 1, 2020 – October 31, 2021	$27.00	$1,816,425.00	$151,368.75
November 1, 2021 – October 31, 2022	$27.50	$1,850,062.50	$154,171.88
November 1, 2022 – October 31, 2023	$28.00	$1,883,700.00	$156,975.00
November 1, 2023 – October 31, 2024	$28.50	$1,917,337.50	$159,778.13
November 1, 2024 – October 31, 2025	$29.00	$1,950,975.00	$162,581.25
November 1, 2025 – October 31, 2026	$29.50	$1,984,612.50	$165,384.38
1.6     Tenant’s Proportionate Share: 13.16%, consisting of the proportion that the Rentable Area of the Premises (67,275 RSF) bears to the Rentable Area of the Project (511,081 RSF). Landlord reserves the right to adjust Tenant’s Proportionate Share during the Lease Term as a result of any changes in the Rentable Area of the Project arising from alterations to the size of improvements at the Project.
1.7     Base Year:         2016
1.8    Security Deposit:     None
1.9     Names of Guarantors:    None
1.10    Description of Tenant’s Business:    Administrative offices, including a call center.
1.11     Parking Spaces: Thirty-Four (34) covered reserved canopy spaces (0.50 / 1000 RSF), at a rate of $45.00 per month, per space, plus applicable rental tax, Two Hundred Thirty-Six (236) covered unreserved canopy spaces (3.50 / 1000 RSF), at a rate of $35.00, per month, per space, plus applicable rental tax and 134 uncovered unreserved surface spaces and/or garage rooftop spaces (2.0 / 100 RSF) at a rate of $0.00, per month per space plus applicable rental tax. All charges for covered reserved and covered unreserved parking shall increase by $10.00 per month per space beginning on November 1, 2021 through the scheduled expiration date of the Lease Term. All parking charges shall be abated during the five months of June 2016 through October 2016.
1.12    Tenant Improvement Allowance: $807,300.00 ($12.00 per RSF) available in two installments of $470,925.00 ($7.00 per RSF) on or after June 1, 2017, and $336,375 ($5.00 per RSF) on or after June 1, 2019, per the terms and conditions further described per the Construction Provisions described in Exhibit C.
1.13    Tenant’s Notice Address:
The Endurance International Group, Inc.
10 Corporate Drive, Suite 300
Burlington, Massachusetts 01803
Attention:    Mr. Ryan Buckley
1.14    Landlord’s Notice Address:
Papago Buttes Corporate, LLC
c/o Metro Commercial Properties
1500 North Priest Drive, Suite 132
Tempe, Arizona 85281
Attention: Marty J. Brook, CPM®
Vice President, Property Management Division
1.15    Tenant’s Designated Broker: Keith Lammersen and John Pierson of Jones Lang LaSalle Americas.
1.16    Landlord’s Designated Broker: Chris Walker and Mike Beall of Cassidy Turley; Tony Hepner and Janet Herlyck of Metro Commercial Properties.
2.    DELIVERY, TERM AND CONSTRUCTION
2.1    Condition. Exhibit C sets forth the respective obligations of Landlord and Tenant with respect to the design and construction of Tenant Improvements for the Premises. Landlord shall have no obligation to make any improvements or alterations to the Premises except as provided in Exhibit C. Landlord may make changes in the size, configuration and design of the Building and the Project without Tenant’s consent so long as (a) the floor location size and utility of the Premises are not materially and adversely affected and (b) the changes do not affect the number of Tenant’s parking spaces. It is understood, acknowledged and agreed that Landlord intends to add an additional office building(s) and/or parking facilities at the Project, which may result in the relocation of parking spaces assigned to Tenant. The number of spaces available will not be affected.

However, Landlord reserves the right to substitute canopy and garage spaces interchangeably, which is expressly agreed to be acceptable.
2.2    Term. The Term of this Lease, and the Scheduled Commencement Date of the Term, are set forth in Sections 1.3 and 1.4. The Commencement Date shall be the date that Landlord delivers actual possession of the Premises to Tenant under this Lease with the work for which Landlord is responsible under Exhibit C (if any) substantially complete, provided that Tenant actually takes possession of the Premises under the terms of this Lease and the Lease Term has commenced, as limited by section 2.6. If Tenant does not take possession of the Premises under the provisions of this Lease, there shall be no Commencement Date and no Lease Term, but Landlord shall then have and retain its remedies as provided in sections 2.6, 2.7 and 19.2. “Substantially complete” or “substantial completion” means when Landlord completes construction of the work on the Premises in accordance with the Plans, with the exception of any punchlist items and any Tenant fixtures, work-stations, built-in furniture, or equipment to be installed by Tenant.
2.3    Delayed Delivery. If delivery of possession of the Premises to Tenant is delayed because of a delay in the completion of construction of the Tenant Improvements, because of a failure of an existing tenant to surrender possession of the Premises to Landlord, or for any other reason, then this Lease shall remain in full force and effect, and Landlord shall not be liable to Tenant for any damage occasioned by such delay. Notwithstanding the foregoing, if delivery of possession is delayed so that the Commencement Date is more than 180 days after the Scheduled Commencement Date as set forth in Section 1.4, excluding failure by Tenant to satisfy any of the conditions precedent to Commencement of the Term as described in section 32, then Tenant, by written notice to Landlord, may terminate this Lease prior to taking possession, and upon such termination both Landlord and Tenant shall be released from all further obligations hereunder.
2.4    Memorandum. At the request of either party at any time following initial occupancy of the Premises by Tenant, Landlord and Tenant shall execute a written memorandum reflecting the date of initial occupancy and confirming the Commencement Date, the Expiration Date, and the Rentable Area of the Premises.
2.5    Area Measurement. “Rentable Area” means rentable area measured in accordance with American National Standard Z65.1-1996, as published by BOMA International, as such may be amended (“BOMA Standards”), which is 67,275 square feet.

2.6    Failure of Conditions Precedent to Commencement Date.     As provided in section 33 hereof, there are events which may occur under which the Landlord will not be required to allow Tenant possession of the Premises on the Commencement Date [“possession” specifically defined herein to exclude prior occupancy at the Project as a sublessee during the term of the U of P Lease further defined in section 32]. In that case, these shall be no Commencement Date, as defined in section 2.2, and no commencement of the Lease Term, but Tenant shall remain responsible for any costs, fees, charges, expenditures, losses or damages incurred by Landlord arising from or related to this Lease, including any costs of modification of the Premises, the Building or the Project, any costs of administering this Lease, and all brokerage commissions and attorney’s fees paid in connection with this Lease.
2.7.    Effectiveness of Lease.    The parties specifically understand and agree that for the reasons set forth in section 33, the Landlord may not under certain circumstances be required to allow possession of the Premises under this Lease as of Commencement Date. However, if that occurs and there is no Commencement Date, this Lease shall nonetheless remain in effect for purposes of the Landlord being allowed to pursue its remedies under sections 2.6 and 19.2 and recover all of the amounts set forth in either of those sections. The provisions of this section 2.7 are an integral part of the consideration of this Lease for Landlord, without which it would not have entered into this Lease.
3.    USE OF PREMISES
3.1    Permitted Uses. Tenant may use and occupy the Premises for the purposes set forth in Section 1.10 and for no other purpose whatsoever without Landlord’s prior written consent.
3.2    Insurance Restrictions. Tenant shall not engage in any practice or conduct that would cause the cancellation of any insurance policies related to the Project. Tenant shall reimburse Landlord for any increases in insurance premiums paid by Landlord directly related to the nature of Tenant’s use of the Premises or the nature of Tenant’s business.
3.3    Prohibitions. Tenant shall not cause or maintain any nuisance in or about the Premises and shall keep the Premises free of debris, rodents, vermin and anything of a dangerous, noxious or offensive nature or which would create a fire hazard (through undue load on electrical circuits or otherwise) or undue vibration, noise or heat. Tenant shall not cause the safe floor loading capacity of the Premises to be exceeded, which safe floor loading capacity is 100 pounds per square foot. Tenant shall not disturb or interfere with the quiet enjoyment of the premises of any other tenant. Furthermore, during the entire Term of this Lease and any extensions thereof, Tenant shall not use the Premises as a retail banking or credit union office, or for any use that violates a use restriction in favor of any other tenant that exists at the time of the Commencement Date.
3.4    Rules and Regulations. Tenant shall comply and shall cause its employees to comply with the Rules and Regulations and Parking Rules and Regulations for the Project. The current Rules and Regulations and Parking Rules and Regulations are attached as Exhibit D and Exhibit D-1, respectively. Landlord from time to time by notice to Tenant may amend the rules and regulations and establish other reasonable non-discriminatory rules and regulations for the Project.
3.5    Compliance with Environmental Laws. Tenant shall:
(a)    comply with all federal, state and local laws, rules, orders, or regulations pertaining to health or the environment (“Environmental Laws”), including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (“CERCLA”) and the Resource Conservation and Recovery Act of 1987, as amended (“RCRA”);
(b)    not dispose of or permit or acquiesce in the disposal of any waste products (including, but not limited to, paints, solvents, or paint thinners) on, under or around the Premises or the Project, other than in compliance with applicable law;
(c)    not keep, store, or use within the Premises any substances regulated under any Environmental Law, except small quantities that are reasonably necessary for Tenant’s business and in compliance with Environmental Laws; and
(d)    defend, indemnify and hold harmless Landlord from all costs, claims, demands, and damages, including attorneys’ fees and court costs and investigatory and laboratory fees, related to any breach of this Lease by Tenant, including, without limitation, any adverse health or environmental condition (including without limitation any violation of Environmental Laws) caused by Tenant. This indemnification obligation shall survive the termination of this Lease.

3.6    ADA. With respect to obligations arising under the Americans with Disabilities Act of 1990, regulations issued thereunder, the Accessibility Guidelines for Buildings and Facilities issued pursuant thereto, and any applicable requirements under comparable or related state law, as the same are in effect on the date hereof and may be hereafter modified or amended or supplemented (collectively the “ADA”):
(a)    Landlord shall comply with the ADA with respect to operation of the Common Areas, work done in Common Areas (including, without limitation and as the case may be, alterations, barrier removal, or new construction) and reconstruction and restoration of the Premises by Landlord as a result of a casualty or taking. Landlord shall be solely responsible for causing the design of the Common Areas to satisfy all ADA requirements.
(b)    Tenant shall comply with the ADA relating to operation of the Premises and alterations or improvements within the Premises. Tenant shall be solely responsible for causing the design of the initial Tenant Improvements constructed pursuant to Exhibit C to satisfy all ADA requirements. Tenant, at its sole expense, shall make any alterations to the Premises required by the ADA.
3.7    Compliance with Other Laws. Tenant shall comply with all other laws imposed by federal, state or local authority related to the operation of its business and its occupancy of the Premises. If due to the nature of Tenant’s use of the Premises, improvements or alterations are necessary to comply with any requirements imposed by law or with the requirements of insurance carriers, Tenant shall pay the entire cost of the improvements or alterations.
4.    PARKING AND COMMON AREAS
4.1    Administration. All of the portions of the Project made available by Landlord for use in common by tenants and their employees and invitees (“Common Areas”) at all times shall remain subject to Landlord’s exclusive control, and Landlord shall be entitled to make such changes in the Common Areas as it deems appropriate without Tenant’s consent so long as (a) the size and utility of the Premises are not materially and adversely affected and (b) the changes do not affect the number of Tenant’s parking spaces. Landlord shall retain right to relocate Tenant’s parking spaces and types as provided in Section 2.1 The Common Areas shall include, but are not limited to restrooms located outside of the Premises, elevators, stairwells, public corridors and lobbies, exterior grounds, driveways and parking areas. Landlord shall have the right to install, maintain, replace and operate cables, lines, wires, pipes or other facilities located above the ceiling grid or below the floor surface of the Premises for purposes of serving the Building or other tenants. Tenant shall not disturb any such facilities.
4.2    Electronic Security. Landlord shall install and operate an electronic system controlling access to the Building outside of normal business hours. Tenant shall comply with such reasonable security procedures and requirements as Landlord may establish from time to time. Landlord does not, however, undertake responsibility for the security of tenants or their property, and Landlord shall not be responsible or liable for any loss or damage that is caused by criminal conduct of third parties, despite whatever security measures Landlord may implement, or by any malfunction or deficiency of the electronic access control system. Landlord shall issue to each employee of Tenant a security badge that will allow entry to the parking areas, the patio area, and the fitness center and that will allow after-hours access to the Premises. The cost of each original badge shall be $15.00 and of each replacement badge shall be $20.00, in each case plus applicable sales or transaction privilege tax. Landlord will not charge another fee for badges that were issued during Tenant’s possession     of Premises while a Subtenant, and the existing badges shall remain operational.
4.3    Parking. Tenant and its employees shall be entitled to the use of the Parking Spaces set forth in Section 1.11 in the parking structure and surface lot(s) for the Project. Tenant shall be provided parking at a ratio of 6.0 spaces per 1,000 RSF. Tenant’s rights granted herein under a parking ratio of 6.0 spaces per 1,000 RSF are in excess of the Project physical parking ratio of 4.56 spaces per 1000 RSF. Landlord reserves the right to provide all unreserved parking spaces to Tenant and third party tenants through a contractual oversell of the physical spaces at the Project, which shall not exceed 125% of the unreserved parking at the Project. Tenant specifically acknowledges, understands and agrees that Landlord does not have a sufficient number of parking spaces to accommodate the parking requirements of all tenant users if the Project were fully occupied and all employees of all tenants were present in vehicles at the same time. However, because of Project vacancy, tenant employee absenteeism, tenant usage staggered over extended business hours, and significant daily in-out-out traffic, Landlord will be able to provide Tenant with the parking required under this Lease. Therefore, any absence of physical parking spaces or any contractual parking oversell shall not, by itself, ever be a default under this Lease. However, such contractual oversell shall not diminish Tenant’s right to parking at the maximum quantities described herein. If at any time, Tenant is unable to locate one or more parking spaces in accordance with its rights hereunder, and Tenant is not at that time attempting to utilize more than its parking allotment as provided in this section and Section 1.11, Tenant shall notify Landlord, and Landlord shall promptly attempt to provide available parking spaces. Unless Tenant is unable to locate one or more parking spaces in accordance with its rights hereunder, neither, neither Tenant nor its employees shall use spaces designated for visitor parking, and Landlord may impose and collect from Tenant reasonable fines for violation of this restriction. The location of Tenant’s covered reserved parking spaces initially shall be as shown on Exhibit E but shall be subject to reasonable relocation by Landlord upon not less than thirty days prior notice to Tenant. Tenant shall cooperate with such reasonable procedures and requirements for access to the parking facilities as Landlord may establish from time to time, including use of parking stickers, key cards, or other means. Tenant shall register with Landlord all vehicles parked in the Project by Tenant and its employees. Landlord shall have no responsibility or liability for damage to vehicles parked in the Parking Spaces, regardless of cause. Tenant shall pay to Landlord charges for the Parking Spaces, in advance on or before the first day of each month, in the amount of $45.00 per month per covered reserved space, plus applicable tax, $35.00 per month per covered unreserved space, plus applicable tax and no charge per uncovered space, provided, however, beginning on November 1, 2021, the amount of the parking charges shall be increased by $10.00 per month per covered space for each and every month through the expiration of the Lease Term.
5.    INTENTIONALLY OMITTED
6.    RENT
6.1    Base Rent. Tenant shall pay to Landlord, in advance, on the first day of each calendar month, beginning on the Commencement Date, Base Rent in the amount set forth in Section 1.5.
6.2    Intentionally Omitted.
6.3    Late Charges and Interest. If Base Rent or any other amount payable under this Lease is not paid within ten (10) days after the date it is due, Tenant shall pay to Landlord, as liquidated damages to compensate Landlord for costs and inconveniences of special handling and disruption of cash flow, a late charge in the amount of 5% of the amount past due. The assessment or collection of a late charge shall not constitute the waiver of a default and shall not bar the exercise of other remedies for nonpayment. In addition to the late charge, all amounts not paid within ten days after the date due shall bear interest from the date due (i) until the happening of an Event of Default, at the rate of 10% per annum and (ii) thereafter, at the rate set forth in Section 19.2.
6.4    Obligations Are Rent. All amounts payable by Tenant to Landlord under this Lease, including without limitation Base Rent and Operating Costs, payable under Section 7.1, constitute rent and shall be payable without notice, demand, deduction or offset to such person and at such place as Landlord may from time to time designate by written notice to Tenant, provided, however, Tenant shall be entitled to offset against Base Rent and Operating Costs payable under Section 7.1 any amount to which Tenant is entitled solely under Section 1 of Exhibit C, “Work Letter – TI Allowance”, which Landlord fails to pay within twenty (20) days after notice of a default in any payment obligation for a portion of the Tenant Improvement Allowance under that section.
6.5    Proration. Base Rent payable with respect to a period consisting of less than a full calendar month, if any, shall be prorated.
7.    OPERATING COSTS
7.1    Tenant’s Share. During the Term of this Lease, Tenant shall pay to Landlord Tenant’s Proportionate Share of Operating Costs for each calendar year in excess of the Operating Costs for the Base Year as set forth in Section 1.7.
7.2    Estimates. From time to time Landlord shall by written notice specify Landlord’s estimate of Tenant’s obligation under Section 7.1. Tenant shall pay one-twelfth of the estimated annual obligation on the first day of each calendar month. Tenant acknowledges that any amount of Operating Costs calculated by Landlord is only a good faith estimate of the Operating Costs for the Base Year, and that actual Operating Costs may be more or less than the estimate.
7.3    Annual Reconciliation. Within 120 days after the end of each calendar year, Landlord shall provide to Tenant a written summary of the Operating Costs for the calendar year, determined on an accrual basis and broken down by principal categories of expense. The statement also shall set forth Tenant’s Proportionate Share of Operating Costs and shall show the amounts paid by Tenant on account. Any difference between Tenant’s obligation and the amounts paid by

Tenant on account shall be paid or refunded, as the case may be, within fifteen days after the statement is provided. Late delivery of the annual statement of Operating Costs shall not relieve Tenant of any obligation with respect to payment of Tenant’s Proportionate Share of the Operating Costs as long as the annual statement is delivered on or before December 31 of the year after the year to which the annual statement pertains (and, in the event of any such failure, Tenant shall no longer be obligated to pay any additional Operating Costs with respect to such year). For at least two years after the end of each calendar year, Landlord shall maintain complete and accurate books and records regarding the Operating Costs for the previous calendar year. Such books and records shall be kept at a location in the continental United States known to Tenant, and Tenant or its auditors shall have the right, upon ten days prior written notice, to inspect, copy at Tenant’s expense, and audit such books and records at any time during normal business hours and in a manner that does not unreasonably disturb Landlord’s operations. Any overpayment or underpayment discovered in such audit shall be paid by the applicable party within thirty days after delivery of the written report of the auditor to Landlord. In each event, the audit must be performed by a CPA, or if not by a CPA, by another accounting professional with at least five years experience performing similar audits and such accounting professional shall not be paid upon a contingent fee basis or other method that compensates such accounting professional based upon the amount of discrepancies discovered.
7.4    Partial Year Proration; Variable Cost Adjustment. During the last years of the Term, Tenant’s responsibility for Operating Costs shall be adjusted in the proportion that the number of days of that calendar year during which the Lease is in effect bears to 365. Tenant’s and Landlord’s obligations under this Article 7 for the payment of any deficiency or reimbursement for any overpayment following receipt of the annual statement under Section 7.3, shall survive the expiration or termination of this Lease. If the mean level of occupancy of the Project during a calendar year is less than 95% of the Rentable Area, the Operating Costs shall be adjusted to reflect the fact that some costs, such as air conditioning and janitorial services, vary with level of occupancy while other costs, such as real estate taxes, may not. In order to allocate those variable costs to occupied space while allocating non-variable costs to occupied and unoccupied space alike, Landlord shall determine what the total Operating Costs would have been had the Project been at least 95% occupied during the entire calendar year on the average, and that adjusted total shall be the figure employed in the statement and calculations described in Sections 7.1 and 7.3. If the mean level of occupancy exceeds 95%, no adjustment shall be made.

7.5    “Operating Costs”. Subject to Section 7.6, Operating Costs shall consist of all costs of operating, maintaining and repairing the Project, including, without limitation, the following:
(a)    Real Estate Taxes and expenses incurred in efforts to reduce Real Estate Taxes, and any and all charges, taxes, impositions, excise taxes or other governmental impositions of any kind or nature relating to or arising from the occupancy or possession of the Project or Premises by Landlord or Tenant, including any government property lease excise tax “GPLET” or similar tax or charge, whether now existing or arising in the future, based upon the occupancy or possession of real property which is owned by a governmental entity;
(b)    Premiums for property, casualty, liability, rent interruption or other insurance;
(c)    Salaries, wages and other amounts paid or payable for personnel including the Project manager, superintendent, operation and maintenance staff, and other employees of Landlord involved in the maintenance and operation of the Project, including contributions and premiums towards fringe benefits, unemployment and worker’s compensation insurance, pension plan contributions and similar premiums and contributions and the total charges of any independent contractors or managers engaged in the repair, care, maintenance and cleaning of any portion of the Project;
(d)    Costs for cleaning, including sweeping of parking areas;
(e)    Costs for policing and security;
(f)    Costs for landscaping, including irrigating, trimming, mowing, fertilizing, seeding, and replacing plants;
(g)    Costs for utilities, including fuel, gas, electricity, water, sewer, telephone, and other services;
(h)    The cost of the rental of any equipment and the cost of supplies used in the maintenance and operation of the Project;
(i)    Costs for maintaining, operating, repairing and replacing equipment;

(j)    Other items of repair, maintenance or replacement for which Landlord is responsible under Article 12;
(k)    Costs of alterations or modifications to the Project necessary to comply with requirements of applicable law, which become effective as to the Project after the Commencement Date;
(l)    Intentionally Deleted;
(m)    A fee for the administration and management of the Project appropriate to the nature of the Project as reasonably determined by the Landlord from time to time; and
(n)    The cost of maintaining, repairing and replacing any kitchen, laundry and fitness equipment owned by the Landlord within any fitness, café and child care facilities at the Project, regardless of whether such facilities are operated by third party tenants, licensees or vendors.
If the level of services provided by Landlord (including, without limitation, those services described in Subsections (b) through (j) above) increases above the level of services actually provided by Landlord in the Base Year, then the Operating Costs for the Base Year shall retroactively increase by the actual cost of the increased level of services. Operating Costs shall be determined on a consistent basis, including, without limitation, the scaling of Operating Costs as noted above with respect to the scope of services provided by Landlord. Costs of capital expenditures incurred for the purpose of reducing Operating Costs, and costs of improvements, repairs, or replacements which otherwise constitute Operating Costs under this Article but which are properly charged to capital accounts, shall be included in Operating Costs as amortized over their estimated useful lives, as determined by the Landlord in accordance with generally accepted accounting principles, and only the annual amortization amount shall be included in Operating Costs. However, the cost of capital expenditures included in Operating Costs in 2017, shall not increase by more than five percent (5%) over those capital expenditures included in the 2016 Base Year. And thereafter in subsequent years, the cost of capital expenditures included in Operating Costs shall not increase by more than five percent (5%) over any immediately preceding year of the Term, computed cumulatively over the entire Lease Term.

7.6    Exclusions. Notwithstanding anything to the contrary in Section 7.5, “Operating Costs” shall not include:
(a)    Amounts reimbursed by other sources, such as insurance proceeds, equipment warranties, judgments or settlements and amounts actually reimbursed hereunder.
(b)    Ground rents;
(c)    Payments on any mortgage, other encumbrance or other financing of the project;
(d)    Construction of tenant improvements for any tenant, including Tenant;
(e)    Replacements (but not repairs) of structural elements;
(f)    Costs of correcting defects in the design, construction or equipment of, or latent defects in, the Building or the Project;
(g)    Costs of negotiating or enforcing leases of tenants or occupants of the Building or the Project, including attorneys’ fees, accounting fees and other expenditures incurred in connection therewith;
(h)    Leasing commissions, marketing expenses and other similar expenses incurred in connection with leases and prospective leases;
(i)    General overhead and administrative expenses of Landlord not directly related to the operation of the Project;
(j)    Taxes on Landlord’s business (such as income, excess profits, franchise, capital stock, estate, inheritance, etc.);
(k)    Charitable or political contributions;
(l)    Any liabilities, costs or expenses associated with or incurred in connection with the removal, enclosure, encapsulation or other handling of hazardous or toxic materials or substances not caused by Tenant; and
(m)    Charges for water or other utilities and applicable taxes for which Landlord is reimbursed by any other tenant;

(n)    Costs of alterations or modifications to the Project, including fines or penalties imposed by governmental entities as a result of such violation, which alterations or modifications are necessary to comply with violation of applicable law(s) which were effective as to the Project prior to the Commencement Date.
(o)    Audit fees and the costs of accounting services incurred in the preparation of statements referred to in this Lease.
7.7    Cap on Controllable Operating Costs. In calculating Tenant’s Proportionate Share of Operating Costs in excess of the Operating Cost for the Base Year, commencing upon January 1, 2017, Tenant’s Proportionate Share of Operating Costs which are controllable by Landlord (specifically excluding without limitation, insurance premiums, taxes, Owners Association dues, and the cost of utilities) shall be limited by a Controllable Cost Cap. The “Controllable Cost Cap” in 2017 is 105% of the actual controllable Operating Costs for calendar year 2016, and the “Controllable Cost Cap” for each subsequent year shall be 105% of the Controllable Cost Cap for the previous year.
8.    TAXES
8.1    Real Property Taxes and Assessments. Landlord shall pay before delinquent all general and special real property taxes and assessments that are levied on, or allocable to, the Project (collectively, “Real Estate Taxes”).
8.2    Taxes on Tenant. Tenant shall pay before delinquent all taxes levied or assessed upon, measured by, or arising from: (a) the conduct of Tenant’s business; (b) Tenant’s leasehold estate; or (c) Tenant’s property.
8.3    Excise Taxes. Tenant shall pay to Landlord all sales, use, transaction privilege, or other excise tax that may at any time be levied or imposed upon, or measured by, any amount payable by Tenant under this Lease.
9.    INSURANCE AND INDEMNITY
9.1    Indemnification and Waiver. Tenant hereby assumes all risk of damage to property and injury to persons in, on or about the Project from any cause whatsoever, except resulting from the negligence or willful misconduct of Landlord or the Landlord Parties (as defined below), and agrees that, to the extent not prohibited by law, Landlord, its partners and subpartners, and their respective officers, directors, shareholders, agents, property managers, employees and independent contractors (collectively, the "Landlord Parties") shall not be liable for, and are hereby released from any responsibility for, any damage either to person or property or resulting from the loss of use thereof, which damage is sustained by Tenant or by other persons claiming through Tenant, except resulting from the negligence or willful misconduct of Landlord or the Landlord Parties. Tenant shall indemnify, defend, protect and hold harmless the Landlord Parties from and against any and all loss, cost, damage, expense, cause of action, claims and liability, including without limitation court costs and reasonable attorneys' fees (collectively "Claims") incurred in connection with or arising from any cause in, on or about the Premises or Project, and/or any acts, omissions or negligence of Tenant or of any person claiming by, through or under Tenant, or of the contractors, agents, employees, licensees or invitees of Tenant or any such person in, on or about the Project, provided that the terms of the foregoing indemnity shall not apply to any Claims to the extent resulting from the negligence or willful misconduct of Landlord or the Landlord Parties and not insured (or required to be insured) by Tenant under this Lease. Tenant's agreement to indemnify Landlord pursuant to this Section 9.1 is not intended and shall not relieve any insurance carrier of its obligations under policies required to be carried by Tenant or Landlord pursuant to the provision of this Lease. The provisions of this Section 9.1 shall survive the expiration or sooner termination of this Lease with respect to any Claims occurring prior to such expiration or termination.
9.2    Tenant’s Compliance with Landlord's Fire and Casualty Insurance. Tenant shall, at Tenant’s expense, comply with all insurance company requirements, of which Tenant is aware, pertaining to the use of the Premises. If Tenant's conduct or use of the Premises causes any increase in the premium for any insurance policies carried by Landlord, then Tenant shall reimburse Landlord for any such increase. Tenant and Landlord shall each, at their own expense, comply with all rules, orders, regulations or requirements of the American Insurance Association (formerly the National Board of Fire Underwriters) and with any similar body.
9.3     Tenant's Insurance. Tenant shall, during the Lease Term, procure at its expense and keep in force the following insurance:
(a)    Commercial general liability insurance naming the Landlord as an additional insured against any and all claims for bodily injury and property damage occurring in, or about the Premises arising out of Tenant's use and occupancy of the Premises. Such insurance shall have a combined single limit of not less than One Million Dollars ($1,000,000) per occurrence with a Two Million Dollar ($2,000,000) aggregate limit and excess umbrella liability insurance in the amount of Five Million Dollars ($5,000,000). Such liability insurance shall be primary and not contributing to any insurance available to Landlord and Landlord's insurance shall be in excess thereto. In no event shall the limits of such insurance be considered as limiting the liability of Tenant under this lease.
(b)    Personal property insurance insuring all equipment, trade fixtures, inventory, fixtures, and personal property located on or in the Premises for perils covered by the causes of loss - special form (all risk) and in addition, coverage for flood, wind, earthquake, terrorism and boiler and machinery (if applicable). Such insurance shall be written on a replacement cost basis in an amount equal to one hundred percent (100%) of the full replacement value of the aggregate of the foregoing.
(c)    Business interruption and extra expense insurance in such amounts to reimburse Tenant for direct or indirect loss attributable to all perils commonly insured against by prudent tenants or attributable to prevention of access to the Premises or the Building as result of such perils.
(d)    Workers' compensation insurance in accordance with statutory law and employers' liability insurance with a limit of not less than $1,000,000 per accident, $1,000,000 disease, policy limit and $1,000,000 disease limit each employee.
The policies required to be maintained by Tenant shall be with companies rated A-VIII or better by A.M. Best. Insurers shall be licensed to do business in the state in which the Premises are located and domiciled in the USA. Any deductible amounts under any insurance policies required hereunder shall not exceed $100,000.00. Certificates of insurance (certified copies of the policies may be required) shall be delivered to Landlord prior to the commencement date and annually thereafter upon request from Landlord. Tenant shall have the right to provide insurance coverage which it is obligated to carry pursuant to the terms hereof in a blanket policy, provided such blanket policy expressly affords coverage to the Premises and to Landlord as required by this Lease. Each policy of insurance shall provide notification to Landlord at least thirty (30) days prior to any cancellation or modification to reduce the insurance coverage.

In the event Tenant does not purchase the insurance required by this lease or keep the same in full force and effect, Landlord may, but shall not be obligated to purchase the necessary insurance and pay the premium. The Tenant shall repay to Landlord, as additional rent, the amount so paid promptly upon demand. In addition, Landlord may recover from Tenant and Tenant agrees to pay, as additional rent, any and all reasonable expenses (including attorneys' fees) and damages which Landlord may sustain by reason of the failure to Tenant to obtain and maintain such insurance.
9.4    Subrogation.     Landlord and Tenant hereby mutually waive their respective rights of recovery against each other for any loss of, or damage to, either parties' property, to the extent that such loss or damage is insured by an insurance policy (or in the event either party elects to self insure any property coverage required) required to be in effect at the time of such loss or damage. Each party shall obtain any special endorsements, if required by its insurer whereby the insurer waives its rights of subrogation against the other party. The provisions of this clause shall not apply in those instances in which waiver of subrogation would cause either party's insurance coverage to be voided or otherwise made uncollectible.
9.5    Landlord’s Insurance. During the Term, Landlord shall maintain property insurance covering the Premises (excluding the property which Tenant is obligated to insure pursuant to the terms hereof). Such policy shall provide protection against “all risk of physical loss”. Landlord shall also maintain commercial general liability and property damage insurance with respect to the operation of the Premises. Such insurance shall be in such amounts and with such deductibles as Landlord reasonably deems appropriate. Landlord may, but shall not be obligated to, obtain and carry any other form or forms of insurance as Landlord or Landlord’s mortgagees or deed of trust beneficiaries may determine prudent. Tenant shall be liable for the payment of all premiums, deductibles, and self-insurance funds created for the specific use of assuming risk. Notwithstanding any contribution by Tenant to the cost of insurance as provided in this Lease, Tenant acknowledges that it has no right to receive any proceeds from any insurance policies maintained by Landlord and will not be named as an additional insured thereunder.
9.6    Additional Insurance Obligations. Tenant shall carry and maintain during the entire Lease Term, at Tenant's sole cost and expense, increased amounts of the insurance required to be carried by Tenant pursuant to this Section 9, and such other reasonable types of insurance coverage and in such reasonable amounts covering the Premises and Tenant's operations therein, as may be reasonably requested by Landlord, but in no event shall such increased amounts of insurance or such other reasonable types of insurance be in excess of that required by landlords of comparable Class "A" buildings located in the Tempe area.
10.    FIRE AND CASUALTY
10.1    Termination Rights. If all or part of the Premises is rendered untenantable by damage from fire or other casualty which in Landlord’s opinion cannot be substantially repaired (employing normal construction methods without overtime or other premium) under applicable laws and governmental regulations within 150 days from the date of the fire or other casualty, then either Landlord or Tenant may elect to terminate this Lease as of the date of such casualty by written notice delivered to the other not later than ten days after notice of Landlord’s estimate of the time required for restoration is given by Landlord. Landlord shall provide such notice as soon as is practicable after the fire or other casualty occurs, but in no event later than 60 days after the fire or other casualty occurs.
10.2    Restoration. If in Landlord’s opinion the damage caused by the fire or other casualty can be substantially repaired (employing normal construction methods without overtime or other premium) under applicable laws and governmental regulations within 180 days from the date of the fire or other casualty, or if neither party exercises its right to terminate under Section 10.1, Landlord shall, but only to the extent that insurance proceeds are available therefor, repair such damage other than damage to furniture, chattels or trade fixtures which do not belong to the Landlord, which shall be repaired by Tenant at its own expense.
10.3    Abatement. During any period of restoration, the Base Rent payable by Tenant shall be proportionately reduced to the extent that the Premises are thereby rendered untenantable from the date of casualty until completion by Landlord of the repairs to the Premises (or the part thereof rendered untenantable) or until Tenant again uses the Premises (or the part thereof rendered untenantable) in its business, whichever first occurs.
10.4    Demolition of Building; Damage Late in Term. Notwithstanding anything to the contrary in Section 10.1, if all or a substantial part (whether or not including the Premises) of the Building is rendered untenantable by damage from fire or other casualty to such a material extent that in the opinion of Landlord the Building must be totally or partially demolished, whether or not to be reconstructed in whole or in part, or if a fire or casualty requiring substantial restoration or repair occurs during the last year of the Term, Landlord may elect to terminate this Lease as of the date of the casualty (or on the date of notice if the Premises are unaffected by such casualty) by written notice delivered to Tenant not more than sixty days after the date of the fire or casualty.
10.5    Agreed Remedies. Except as specifically provided in this Article, there shall be no reduction of rent and Landlord shall have no liability to Tenant by reason of any injury to or interference with Tenant’s business or property arising from fire or other casualty, howsoever caused, or from the making of any repairs resulting therefrom in or to any portion of the Building or the Premises. Tenant waives any statutory or other rights of termination by reason of fire or other casualty, it being the intention of the parties to provide specifically and exclusively in this Article for the rights of the parties with respect to termination of this Lease as a result of a casualty.
11.    CONDEMNATION
11.1    Automatic Termination. If during the Term all or any part of the Premises is permanently taken for any public or quasi-public use under any statute or by right of eminent domain, or purchased under threat of such taking, this Lease shall automatically terminate on the date on which the condemning authority takes possession of the Premises.
11.2    Optional Termination. If during the term any part of the Building is taken or purchased by right of eminent domain or in lieu of condemnation, whether or not the Premises are directly affected, then if in the reasonable opinion of Landlord substantial alteration or reconstruction of the Building is necessary or desirable as a result thereof, or the amount of parking available to the Building is materially and adversely affected, Landlord shall have the right to terminate this Lease by giving Tenant at least thirty days written notice of such termination.
11.3    Award. Landlord shall be entitled to receive and retain the entire award or consideration for the affected lands and improvements and Tenant shall not have or advance any claims     against Landlord for the value of its property or its leasehold estate or the unexpired term of this Lease, or for costs of removal or relocation or business interruption expenses or any other damages arising out of the taking or purchase. Nothing herein shall give Landlord any interest in or preclude Tenant from seeking and recovering on its own account from the condemning authority any award of compensation attributable to the taking or purchase of Tenant’s personal property or trade fixtures or attributable to Tenant’s relocation expenses. If any award made or compensation paid to Tenant specifically includes an award or amount for Landlord, Tenant shall promptly account therefor to Landlord, and if any award made or compensation paid to Landlord specifically includes an award or amount for Tenant, Landlord shall promptly account therefor to Tenant.
12.    MAINTENANCE AND OFFICE SERVICES
12.1    Maintenance by Tenant. Tenant shall maintain the interior of the Premises and the improvements therein (excluding services and maintenance for which Landlord is responsible pursuant to Sections 12.2 and 12.6) in good condition and repair.
12.2    Building Services. Landlord shall provide the following services to Tenant:
(a)    Janitorial services to the Premises and to Common Areas five nights per week, including. light bulb replacements for Building Standard lights and Common Area restroom supplies [with the time of the nighttime janitorial service to the Premises reasonably agreed to in advance by Landlord and Tenant, provided that any alteration to Landlord’s general service schedule that results in a cost increase for such service shall be paid by Tenant as provided in Section 12.5];
(b)    Monday – Friday daytime porter service and light maintenance for Tenant break rooms and restrooms;
(c)    elevator service by means of the Building’s elevators;
(d)    heating, ventilation, and air conditioning to the Premises appropriate to a first class office building;
(e)    utility service as provided below in Sections 12.3 and 12.4;
(f)    a minimum of one (1) security guard stationed on the first floor of the Building 24-hours per day, 7 days per week, 52 weeks per year; and
(g)    trash removal in conjunction with janitorial and day porter service described above in Section 12.2(a) and 12.2(b).
12.3    Utilities and After-Hours Charges. Landlord shall, without further charge to Tenant, supply to the Premises electrical power for lighting and for the operation of normal office equipment during the hours of 7:00 a.m. to 6:00 p.m., Monday through Friday, and 8:00 a.m. to 1:00 PM on Saturday, legal holidays excepted (“Extended Business Hours”). Landlord shall supply water and sewer services for any plumbing facilities in the Premises (including any restrooms contained within the Premises) and any public Common Area restrooms. If Tenant operates any facility, such as a computer room, that requires electrical power in excess of normal office demand or that requires cooling after normal business hours, Landlord may require such facilities to be separately metered or sub-metered to Tenant at Tenant’s expense. All utilities provided to the Premises other than those described above, including communications services, shall be arranged directly by Tenant with the utility supplier, including the posting of any required deposits, and paid directly to the utility supplier when due.
12.4    Electricity Beyond Extended Business Hours. As soon as reasonably practical following the execution of this Lease, but in no instance later than the earlier of thirty (30) days following (i) the Commencement Date, as defined in section 2.2 , or (ii) Lease execution and written approval of the installation and any resultant lease modification, without unreasonable condition, by the University of Phoenix (as Tenant under the U of P Lease defined in section 32), Landlord, at its expense, shall install four (4) pair of electric E-Mon/D-Mon sub-meters (“Sub-Meters”) within the Premises to record Tenant’s consumption of electricity within the Premises beyond Extended Business Hours. Tenant shall pay to Landlord (or directly to the utility company at Landlord’s written request) within thirty days after receipt of invoice for electricity, including but not limited to all electricity consumed within the Premises for lighting, heating, ventilation and air conditioning, provided to the Premises outside of Extended Business Hours based upon the monthly electricity consumption calculated by the Submeters at rates (inclusive all KwH energy charges, delivery charges, any incremental Kw demand charges, and all associated taxes thereon) then charged by Salt River Project or any successor electric utility. Simultaneous with execution of this Agreement, Landlord shall endeavor to modify Section 7.1 of the U of P Lease which shall allow Landlord to invoice the University of Phoenix for the actual cost of the Submeters in lieu of the current standard hourly rate of $2.00 per hour per heat pump (the “Hourly Charges”) described therein. Upon such modification of the U of P Lease, Tenant (as sub-tenant to University of Phoenix, Inc. under the U of P Lease), shall be bound by the terms of the U of P Lease as thereby modified.
12.5    Supplemental Services Beyond Extended Business Hours. Operating Costs described within this Lease are based upon use of the Premises by Tenant for office use during

Extended Business Hours. In the event Tenant operates within the Premises beyond Extended Business Hours, and such use by Tenant causes an increase to the Building Services provided by Landlord to operate and maintain the Project in a manner reasonably agreed to by Landlord and Tenant (including but not limited to additional janitorial, utilities, security labor, trash removal, and engineering maintenance, including any premiums for weekend or evening labor surcharges), Tenant’s occupancy of the Premises beyond Extended Business Hours shall be subject to Tenant’s written agreement to pay Landlord’s actual third party cost, competitively bid on an annual basis and shared “open-book” with Tenant (without mark-up by Landlord) for use outside Extended Business Hours.
12.6    Building and Common Area Maintenance. Landlord shall maintain the Building (including roof, structural elements, doors, plate glass, heating, air conditioning, ventilation, electrical and plumbing systems serving the Building, and exterior window washing), and all Common Areas in good condition and repair in accordance with standards then prevailing for comparable properties of like age and character.
12.7    Interruptions. Landlord shall not be liable or responsible for breakdowns or temporary interruptions in access, services, or utilities, nor for interference with Tenant’s business or Tenant’s access to the Premises during the course of repairs or remedial work. Landlord also shall not be liable or responsible for damage or inconvenience arising from interruption of utility services, regardless of cause, including without limitation quarterly interruptions in power supply to the Building related to testing of the Building’s uninterrupted power system (“UPS”) equipment. Tenant shall be provided advance notice of scheduled interruptions. Unless specifically otherwise provided in this Lease, Tenant shall not be connected to or be protected by the UPS.
12.8    Access. Landlord at all times shall have access to the Premises for purposes of inspection and performing Landlord’s repair, maintenance and janitorial obligations and exercising its rights under this Lease. Upon reasonable notice to Tenant, Landlord shall have access to the Premises for purposes of showing the Premises to current or prospective lenders, to prospective purchasers of the Building or Project, and, during the twelve-month period preceding the expiration of the term of this Lease, to prospective tenants.
12.9    Food Service; Day Care; Exercise Facility. Landlord agrees to use commercially reasonable efforts to maintain the services and facilities referred to in (a) through (c) below during the Term of this Lease, which services are currently provided by for-profit businesses by third party tenants, licensees and/or vendors. However, Landlord shall not be in breach or default of this Lease or subject to any penalty, claim, right of recovery or offset if any such service is temporarily suspended or discontinued, provided that Landlord is using reasonable efforts to find a reasonably suitable replacement for such services. So long as Landlord continues to keep the facilities in operation, Tenant shall have access, for the use by its employees on the Premises, to: (a) child day care services in the day care facility located in the Project (on a waiting list basis to the extent that demand exceeds available capacity) on the same basis as Landlord’s employees; and (b) the food service facility located in the 1500 Building; and (c) an exercise facility in the 1500 Building. Use of the exercise facility may be made subject to reasonable conditions, including attendance at a training class and receipt of written approval from the employee’s physician. The initial monthly charge for such usage by an employee shall be $25.00 per month. The amount of the monthly charge may be changed in the future so long as the same charge is applicable to all persons working in the Project who have access to the exercise facility.
12.10.    US Postal Service and Private Courier Parcel Delivery. Tenant acknowledges that the 1500 N. Priest Drive mailing address is for the exclusive use of mail deliveries through the delivery dock privately run by a private mail service licensee of the Landlord. The 1500 N. Priest Drive Building contains no individual tenant mailboxes for delivery of mail or private parcel deliveries directly to Tenant. Tenant may (i) separately contract for a mail and parcel handling agreement with the current mail/dock manager at the address listed below, or (ii) arrange for mail delivery through separate post office mail box located off site through the US Postal Service or other private mailing service, and in either case which fees for such service shall be the sole responsibility of Tenant. Tenant acknowledges that the private mail / dock operator licensee of the Building shall have no obligation to accept mail or private parcel packaging addressed to Tenant without a written handling agreement between the licensor and Tenant licensee and such operator shall refuse and return any such deliveries to the sending party/courier service.
13.    TENANT ALTERATIONS AND SIGNAGE
13.1    Alterations. Tenant may from time to time at its own expense make changes, additions and improvements in the Premises, provided that subject to the last sentence of this Section 13.1, any such change, addition or improvement shall:

(a)    comply with the requirements of any governmental or quasi-governmental authority having jurisdiction (including, without limitation, the requirements under the ADA), with the requirements of Landlord’s insurance carriers provided to Tenant, and with Landlord’s safety and access requirements provided to Tenant, including any restrictions on flammable materials and elevator usage;
(b)    not be commenced until Landlord has received satisfactory evidence that all required permits have been obtained;
(c)    be made only with the prior written consent of Landlord (which may be withheld in Landlord’s sole discretion, to the extent it relates in Landlord’s opinion to the structure or electrical, HVAC, plumbing or fire sprinkler systems of the Building, but which otherwise shall not be unreasonably withheld);
(d)    be constructed in good workmanlike manner and if a building permit is required under applicable law, conform to complete working drawings prepared by a licensed architect and submitted to and approved by Landlord; which approval shall not be unreasonably withheld or delayed;
(e)    be of a quality that equals or exceeds the then current Building Standard and comply with all building, fire and safety codes;
(f)    be carried out only during hours approved by Landlord by licensed contractors selected by Tenant and approved in writing by Landlord, which approval shall not be unreasonably withheld or delayed. Tenant shall give Landlord an opportunity to perform or to bid on the work. If Tenant selects another contractor, that contractor shall deliver to Landlord before commencement of the work performance and payment bonds as well as proof of workers’ compensation and general liability insurance coverage, including coverage for completed operations and contractual liability, with Landlord and its agents and designees named as additional insureds, in amounts, with companies, and in form reasonably satisfactory to Landlord, which shall remain in effect during the entire period in which the work shall be carried out. Notwithstanding the foregoing, only subcontractors specifically approved by Landlord, which approval shall not be unreasonably withheld or delayed, may be used to make connection with the Building’s main electrical, plumbing or HVAC systems; and
(g)    upon completion, be shown on accurate “as built” reproducible drawings delivered to Landlord.
Notwithstanding anything to the contrary, Landlord’s consent shall not be required for changes to the Premises that are cosmetic in nature (i.e. changes in carpet, paint), or that are related to installation of modifications to tenant furniture, fixtures and equipment. Any changes impacting the Building structure, relocation of walls, and/or any modifications that impact the Building electrical, mechanical, plumbing, security or fire/life safety systems shall expressly require prior written Landlord approval.
13.2    Tenant Installations. Tenant may install in the Premises its usual trade fixtures and personal property in a proper manner, provided that no installation shall interfere with or damage the mechanical or electrical systems or the structure of the Building. Landlord may require that any work that may affect structural elements or mechanical, electrical, heating, air conditioning, plumbing or other systems be performed by Landlord at Tenant’s cost or by a contractor designated by Landlord.
13.3    Signs. Tenant shall not place or permit to be placed any sign, picture, advertisement, notice, lettering or decoration on any part of the outside of the Premises or anywhere in the interior of the Premises which is visible from the outside of the Premises without Landlord’s prior written approval, which shall not be unreasonably withheld. Tenant shall be entitled, at Landlord’s expense, to an entry in the Building directory maintained by Landlord and to a Building Standard entry sign by the entry door to the Premises. Provided that Tenant continually occupies at least one (1) full floor in the Building, Landlord shall permit Tenant the right to use (A) one two-sided sign panel on the monument sign fronting Priest Drive, and (B) one sign band above the 2nd floor windows on the 1500 Priest Drive building facing Washington Street, subject to Landlord approval of such placement, which shall not be unreasonably withheld, Papago Park CC&R’s, and City of Tempe approvals. All signage shall be in conformance with Landlord’s comprehensive sign package. All rights of signage shall be personal to Tenant and shall not be assignable to any third party sub-tenants or assignees without the written consent of Landlord, which consent shall not be unreasonably withheld or conditioned.

13.4    Mechanics Liens. Tenant shall pay before delinquent all costs for work done or caused to be done by Tenant in the Premises which could result in any lien or encumbrance on Landlord’s interest in the Building, the Project or any part thereof, shall keep the title to the Building or the Project and every part thereof free and clear of any lien or encumbrance in respect of such work, and shall indemnify and hold harmless Landlord and Landlord’s agents and employees against any claim, loss, cost, demand or legal or other expense, whether in respect of any lien or otherwise, arising out of the supply of material, services or labor for such work. Tenant immediately shall notify Landlord of any such lien, claim of lien or other action of which it has or reasonably should have knowledge and that affects the title to the Building, the Project or any part thereof and shall cause it to be removed by bonding or otherwise within ten days, failing which Landlord may take such action as Landlord deems necessary to remove it and the entire cost thereof shall be immediately due and payable by Tenant to Landlord.
14.    ASSIGNMENT AND SUBLETTING
14.1    Consent Required. Tenant shall not assign its interest under this Lease nor sublet all or any part of the Premises, other than to a Permitted Transferee (as defined below), without Landlord’s prior written consent, which shall not be unreasonably withheld. Tenant shall not at any time pledge, hypothecate, mortgage or otherwise encumber its interest under this Lease as security for the payment of a debt or the performance of a contract. Tenant shall not permit its interest under this Lease to be transferred by operation of law. A “Permitted Transferee” shall mean (a) a successor to all or substantially all of Tenant’s assets, (b) a parent of Tenant or (c) a successor to Tenant by merger, consolidation or reorganization, provided that in any and all events the Permitted Transferee shall have a tangible financial net worth equal to or greater than that of Tenant at the time of such transfer. As used herein “tangible financial net worth” shall mean the stockholders equity in Tenant, specifically excluding any intangible assets such as goodwill, as such term or like term may be described according to generally accepted accounting principles. Any purported assignment or sublease shall not be effective, however, until Tenant has provided Landlord with written notice of such Permitted Transfer along with supporting written evidence that such Tenant has satisfied the tangible financial net worth condition described above. Any purported assignment or sublease made without Landlord’s consent or without meeting the conditions described above shall be void. No consent shall constitute consent to any further assignment or subletting.

14.2    Indirect Transfers. Any change in the identities of the individuals owning or controlling Tenant (by transfers of interests or admission of new members or partners) [other than the normal and ongoing exchange of the existing float of publicly traded shares of common equity stock open for purchase and sale on a public exchange such as the NASDAQ or NYSE], such that less than fifty percent of such aggregate ownership and control is at any time held by the individuals who owned and controlled Tenant as of the date of this Lease, shall constitute an assignment subject to Landlord’s prior consent for purposes of Section 14.1.
14.3    Requests for Approval. Landlord shall be under no obligation to decide whether consent will be given or withheld unless Tenant has first provided to Landlord: (a) the name and legal composition of the proposed assignee or subtenant and the nature of its business; (b) the use to which the proposed assignee or subtenant intends to put the Premises; (c) the terms and conditions of the proposed assignment or sublease and of any related transaction between Tenant and the proposed assignee or subtenant; (d) information related to the experience and financial resources of the proposed assignee or subtenant; (e) such information as Landlord may request to supplement, explain or provide details of the matters submitted by Tenant pursuant to subparagraphs (a) through (d); and (f) reimbursement for all reasonable costs incurred by Landlord, including attorneys’ fees, in connection with evaluating the request and preparing any related documentation.
14.4    Continued Responsibility. Tenant shall remain fully liable for performance of this Lease, notwithstanding any assignment or sublease, for the entire Lease Term.
14.5    Excess Proceeds. If consent to an assignment or sublease is required and given, Tenant shall pay to Landlord, as additional rent, one half of all amounts received from the assignee or subtenant in excess of the amounts otherwise payable by Tenant to Landlord with respect to the space involved, measured on a per square foot basis, provided, however, in the event the assignment or sublease is in connection with a sale of all or substantially all of Tenant’s business, no consideration shall be payable to Landlord.
14.6    Limitations. Without limiting appropriate grounds for withholding consent, it shall not be unreasonable for Landlord to withhold consent: (i) if the proposed assignee or subtenant is a then current tenant of Landlord at the Project, (ii) if the proposed assignee or subtenant is a governmental agency, (iii) if the proposed assignee or subtenant is a direct competitor of Landlord or an affiliate of Landlord; (iv) if the use by the proposed assignee or subtenant would contravene this Lease, applicable deed restriction, any underlying lease, any restrictive use covenant or exclusive rights granted by Landlord; (v) if the proposed assignee or subtenant does not intend to occupy the Premises for its own use or (vi) if the nature of the proposed assignee or subtenant is not compatible with the character of the Project.
14.7    Transfer by Landlord. Upon a sale or other transfer of the Building by Landlord, Landlord’s interest in this Lease shall automatically be transferred to the transferee, the transferee shall automatically assume all of Landlord’s obligations under this Lease accruing from and after the date of transfer, and, if the transferee confirms in writing to Tenant that the transferee has assumed all of Landlord’s obligations under this Lease. the transferor shall be released of all obligations under this Lease arising after the transfer. Tenant shall upon request attorn in writing to the transferee.
15.    SUBORDINATION AND ATTORNMENT
15.1    Subordination. This Lease is and shall be subject and subordinate in all respects to all existing and future mortgages or deeds of trust now or hereafter encumbering the Building or any part hereof. The holder of any mortgage or deed of trust may elect to be subordinate to this Lease. This Lease is subject and subordinate to the Ground Lease dated as of July 31, 1997 between Salt River Project Agricultural Improvement and Power District, as ground lessor, and Landlord, as successor in interest to Tosco Corporation, as ground lessee (the “Salt River Ground Lease”).
15.2    Attornment to SRP. The following provision, required to be contained in this Lease by the terms of the Salt River Ground Lease, is binding on Tenant:
If the Ground Lease is terminated before the expiration of its Term, then, at the option of the Ground Lessor, either Tenant shall attorn to the Ground Lessor or this Lease shall automatically terminate.
15.3    Lender Protection. Upon a transfer in connection with foreclosure or trustee’s sale proceedings or in connection with a default under an encumbrance, whether by deed to the holder of the encumbrance in lieu of foreclosure or otherwise, Tenant, if requested, shall in writing attorn to the transferee, but the transferee shall not be:
(a)    subject to any offsets or defenses which Tenant might have against Landlord;

(b)    bound by any prepayment by Tenant of more than one month’s installment of rent;
(c)    obligated to perform any construction obligations; or
(d)    subject to any liability or obligation of Landlord except those arising after the transfer.
15.4    Documentation. The subordination provisions of this Article shall be self-operating and no further instrument shall be necessary. Nevertheless Tenant, within ten (10) days after request from Landlord, shall execute and deliver any and all instruments further evidencing such subordination.
15.5    Other Transactions. Landlord may at any time and from time to time grant, receive, dedicate, relocate, modify, surrender or otherwise deal with easements, rights of way, restrictions, covenants, equitable servitudes or other matters affecting the Building or Project without notice to or consent by Tenant.
15.6    Non Disturbance. Landlord shall undertake commercially reasonable efforts to request from Salt River Project Agricultural Improvement and Power District (the “Ground Lessor”) a written subordination, non-disturbance and attornment agreement (“SNDA”). Tenant acknowledges that per the Ground Lease, the Ground Lessor is not obligated to provide Tenant any rights of non-disturbance and that if such non-disturbance is granted in writing, such non-disturbance may be conditioned by the Ground Lessor. Landlord shall make written request to the Ground Lessor for such SNDA within thirty (30) days of the execution of this Agreement. However, it shall in no event be a breach, failure to preform or default under this Lease, and Landlord shall have no liability to Tenant, for any failure of the Ground Lessor to provide an SNDA, or for any conditions that the Ground Lessor may impose upon Tenant for the granting of a right of non-disturbance.
16.    ESTOPPEL CERTIFICATES AND FINANCIAL STATEMENTS
16.1    Tenant Estoppel; Financial Statements. Tenant shall at any time within ten days after written request from Landlord execute, acknowledge and deliver to Landlord a statement in writing: (a) certifying that this Lease is unmodified and in full force and effect (or, if modified, stating the nature of such modification and certifying that this Lease, as so modified, is in full force and effect), or if this Lease is not in full force and effect, stating that this Lease is not and the extent to which it is not) and the date to which the rent and other charges are paid in advance, if any; (b) confirming the commencement and expiration dates of the term; (c) confirming the amount of the LOC (as defined below) held by Landlord; (d) acknowledging that there are not, to Tenant’s knowledge, any uncured defaults on the part of Landlord hereunder, or specifying such defaults if any are claimed; and (e) confirming such other matters as to which Landlord may reasonably request confirmation. Any such statement may be conclusively relied upon by a prospective purchaser or lender with respect to the Building. If Landlord desires to finance or refinance the Building, within ten (10) day after request from Landlord, Tenant hereby agrees to deliver to any lender designated by Landlord such financial statements, provided however, that Tenant shall not be required to deliver to any lender such financial statements, provided such complete financial statements of Tenant are available to the general public through a current filing of such financial statements with and in full timely compliance with regulations imposed by the United States Securities and Exchange Commission.
16.2    Landlord Estoppel. Not more frequently than one time per year, and within ten days after written request from Tenant, Landlord shall execute, acknowledge and deliver to Tenant a statement in writing: (a) certifying that this Lease is unmodified and in full force and effect (or, if modified, stating the nature of such modification and certifying that this Lease, as so modified, is in full force and effect, or if this Lease is not in full force and effect, stating that this Lease is not and the extent to which it is not) and the date to which the rent and other charges are paid in advance, if any; (b) confirming the commencement and expiration dates of the term; (c) confirming the amount of the LOC held by Landlord; (d) acknowledging that there are not, to Landlord’s knowledge, any uncured defaults on the part of Tenant hereunder, or specifying such defaults if any are claimed; and (e) confirming such other matters as to which Tenant may reasonably request confirmation.
17.    QUIET ENJOYMENT
If Tenant pays the rent and observes and performs the terms, covenants and conditions contained in this Lease, Tenant shall peaceably and quietly hold and enjoy the Premises for the Term without hindrance or interruption by Landlord, or any other person lawfully claiming by, through or under Landlord unless otherwise permitted by the terms of this Lease.
18.    SURRENDER AND HOLDOVER

18.1    Surrender. Upon the expiration or termination of this Lease or of Tenant’s right to possession, Tenant shall surrender the Premises in a clean undamaged condition, reasonable wear and tear and damage by casualty excepted (Landlord hereby acknowledging and agreeing that it is aware that Tenant shall have the right to occupy the Premises twenty-four hours per day, seven days per week, and that reasonable wear and tear shall be determined on the assumption that the Premises are occupied twenty-four hours per day, seven days per week.) and shall remove all of Tenant’s equipment, fixtures and property, including without limitation all voice and data wiring and cabling installed by Tenant, and repair all damage caused by the removal. Tenant shall not remove permanent improvements that were provided by Landlord at the commencement of this Lease and shall not remove permanent improvements later installed by Tenant unless Tenant is directed to do so by Landlord, at the time that Landlord’s written consent to such improvements was given. Additionally, Tenant shall remove any structural improvements to the Premises made by Tenant that Landlord, at the time Landlord approved same in accordance with Section 13.1 or Exhibit C, designated to Tenant as being alterations required to be removed at the end of the Term of this Lease.
18.2    Holdover. If Tenant holds over without Landlord’s consent, Tenant shall, at Landlord’s election, be a tenant at will or a tenant from month-to-month. In either case rent shall be payable monthly in advance at a rate equal to (A) during the first ninety (90) days of holdover, at a rental rate equal to 125% of the Basic Rent plus any Base Year Recoveries, Parking Charges, and Rent Tax in effect immediately before the holdover began, and/or (B) after the first ninety (90) days of holdover, at a rental rate equal to 150% of the Basic Rent plus any Base Year Recoveries, Parking Charges, and Rent Tax in effect immediately before the holdover began. After the initial 90 day holdover period, Tenant shall also be liable to Landlord for any and all damages incurred by Landlord as a result of Tenant’s failure to vacate the Premises ninety (90) days after conclusion of the Lease Term or earlier contractual date of early termination. A holdover month-to-month tenancy may be terminated by either party as of the first day of a calendar month upon at least ten days’ prior notice. A holdover tenancy at will is terminable at any time by either party without notice, regardless of whether rent has been paid in advance. Upon a termination under this Section, unearned rent shall be refunded following the surrender of possession provided Tenant is not otherwise in breach of this Lease.
19.    BREACH, DEFAULT, AND REMEDIES

19.1    Default. The following shall constitute “Events of Default”:
(a)    Tenant fails to pay rent or any other amount due under this Lease within five days after notice from Landlord of nonpayment; or
(b)    Tenant fails to execute, acknowledge and return a subordination agreement, estoppel certificate or financial statements within the timeframes provided herein, as applicable, and such failure continues for ten (10) days following a second request from Landlord; or
(c)    Tenant breaches any other obligation under this Lease or breaches any provision of the Salt River Ground Lease and fails to cure the breach within fifteen days after notice of nonperformance; provided, however, that if the breach is of such a nature that it cannot be cured within fifteen days, no Event of Default shall be deemed to have occurred by reason of the breach if cure is commenced promptly and diligently pursued to completion within a period not longer than ninety days; and provided further, that in the event of a breach involving an imminent threat to health or safety, Landlord may in its notice of breach reduce the period for cure to such shorter period as may be reasonable under the circumstances.
(d)     Tenant breaches or defaults under any term or condition of the Sublease between Tenant and the University of Phoenix, as sublessor, dates as of February 24, 2012.
(e)    The LOC as required in section 30 is not timely delivered to Landlord, not renewed by the issuer, or for any reason expires or becomes unenforceable.
19.2    Remedies. Upon the occurrence of an Event of Default, Landlord, at any time thereafter without further notice or demand may exercise any one or more of the following remedies concurrently or in succession:
(a)    Terminate Tenant’s right to possession of the Premises by legal process or otherwise, with or without terminating this Lease, and retake exclusive possession of the Premises.
(b)    From time to time relet all or portions of the Premises, using reasonable efforts to mitigate Landlord’s damages. In connection with any reletting, Landlord may relet for a period extending beyond the term of this Lease and may make alterations or improvements to the Premises without releasing Tenant of any liability. Upon a reletting of all or substantially all of the Premises, Landlord shall be entitled to recover all of its then prospective damages for the balance of the Lease Term measured by the difference between amounts payable under this Lease and the anticipated net proceeds of reletting.
(c)    From time to time recover accrued and unpaid rent and damages arising from Tenant’s breach of the Lease, regardless of whether the Lease has been terminated, together with applicable late charges and interest at the rate of 12% per annum or the highest lawful rate, whichever is less.
(d)    Recover all costs, expenses and attorneys’ fees incurred by Landlord in connection with enforcing this Lease, recovering possession, reletting the Premises or collecting amounts owed, including, without limitation, costs of alterations, brokerage commissions, and other costs incurred in connection with any reletting.
(e)    Perform the obligation giving rise to the Event of Default on Tenant’s behalf and recover from Tenant, upon demand, the entire amount expended by Landlord plus 20% for special handling, supervision, and overhead.
(f)    Pursue other remedies available at law or in equity.
20.    LANDLORD LIABILITY
Notwithstanding anything to the contrary in this Lease, neither Landlord nor Landlord’s directors, officers, shareholders, employees, agents, constituent partners, beneficiaries, trustees, representatives, successors or assigns (collectively, “Landlord’s Affiliates”) shall be personally responsible or liable for any representation, warranty, covenant, undertaking or agreement contained in the Lease, and the sole right and remedy of the Tenant or any subsequent sublessee or assignee shall be against Landlord’s interest in the Building. Neither Tenant nor any subsequent sublessor or assignee shall seek to obtain any judgment imposing personal liability against Landlord, Landlord’s Affiliates, or their successors or assigns nor execute upon any judgment or place any lien against any property other than Landlord’s interest in the Building.
21.    NOTICES

Any notice from one party to the other shall be in writing and shall be deemed duly delivered, whether or not actually received, (a) three (3) business days after being deposited in the United States mail, postage prepaid, certified mail addressed to Tenant at the address set forth in Section 1.13, or to Landlord at the address set forth in Section 1.14, (b) when hand-delivered to the applicable party hereto at its respective address set forth above, or (c) one (1) business day after being deposited with a nationally recognized courier for next business day delivery to the applicable party hereto at its respective address set forth above. With respect to any notice, request, consent or approval required to be given pursuant to the terms of this Lease, notice, request, consent or approval must be given in writing. Either party may change its notice address by written notice to the other.
22.    BROKERAGE
Landlord and Tenant each warrant to the other that it has not dealt with any broker or agent in connection with this Lease as set forth in Sections 1.15 and 1.16. Tenant and Landlord shall each indemnify the other against all costs, attorneys’ fees, and other liabilities for commissions or other compensation claimed by any broker or agent (other than the Designated Brokers set forth in sections 1.15 and 1.16) claiming the same by, through, or under the indemnifying party.
23.    GENERAL
23.1    Severability. If any term, covenant or condition of this Lease, or the application thereof, is to any extent held or rendered invalid, it shall be and is hereby deemed to be independent of the remainder of the Lease and to be severable and divisible therefrom, and its invalidity, unenforceability or illegality shall not affect, impair or invalidate the remainder of the Lease or any part thereof.
23.2    No Waiver. The waiver by Landlord of any breach of any term, covenant or condition contained in this Lease shall not be deemed to be a subsequent waiver of such term, covenant or condition or of any subsequent breach of the same or of any other term, covenant or condition contained in this Lease. The subsequent acceptance of rent by Landlord shall not be deemed to be a waiver of any preceding breach by Tenant of any term, covenant or condition of this Lease, regardless of Landlord’s knowledge of such preceding breach at the time of acceptance of rent. No term, covenant or condition of this Lease shall be deemed to have been waived unless such waiver is in writing.

23.3    Effect of Payment. No payment by Tenant or receipt by Landlord of a lesser amount than the monthly payment of rent herein stipulated is deemed to be other than on account of the earliest stipulated rent, nor is any endorsement or statement on any check or any letter accompanying any check or payment of rent deemed an acknowledgment of full payment or accord and satisfaction, and Landlord may accept and cash any check or payment without prejudice to Landlord’s right to recover the balance of the rent due and pursue any other remedy provided in this Lease.
23.4    Delay. If either party is delayed or hindered in or prevented from the performance of any term, covenant or act required hereunder by reasons of strikes, labor troubles, inability to procure materials or services, power failure, restrictive governmental laws or regulations, riots, insurrection, sabotage, rebellion, war, terrorism or threatened acts of terrorism, act of God, acts or omissions of the other party, or other reason whether of a like nature or not that is beyond the control of the party affected, financial inability excepted, then the performance of that term, covenant or act is excused for the period of the delay and the party delayed shall be entitled to perform such term, covenant or act within the appropriate time period after the expiration of the period of such delay. Nothing in this Section, however, shall excuse Tenant from the prompt payment of any amount payable under this Lease.
23.5    Lender Notice. In the event of a material default by Landlord of a sufficiently serious nature that Tenant considers the utility of the Premises to Tenant to be significantly impaired, Tenant shall give written notice of the default to Landlord and shall simultaneously send a copy of the notice to the holder of any encumbrance, the name and address of whom has previously been furnished in writing to Tenant. If Landlord fails to cure the default within a reasonable time, Tenant shall send a second notice to that effect to the holder of the encumbrance, with a copy to Landlord, and the holder of the encumbrance then shall have a reasonable time, not less than thirty days, to cause the default to be remedied.
23.6    No Offer. The submission of this Lease for examination does not constitute a reservation of an option to lease the Premises, and this Lease becomes effective as a lease only upon its execution and delivery by Landlord and Tenant.
23.7    Successors. All rights and liabilities under this Lease extend to and bind the successors and assigns of Landlord and permitted successors and assigns of Tenant. No rights, however, shall inure to the benefit of any transferee of the Tenant, if Landlord’s consent to the transfer is required, unless the transfer has been consented to by the Landlord in writing as provided in Section 14.1.
23.8    Integration. This Lease and the Exhibits hereto attached, set forth all the covenants, promises, agreements, conditions and understandings between Landlord and Tenant concerning the Premises and there are no other covenants, promises, agreements, conditions or understandings, either oral or written, between them. No alteration, amendment or addition to this Lease shall be binding upon Landlord or Tenant unless in writing and signed by Tenant and Landlord.
23.9    Governing Law. This Lease shall be construed in accordance with and governed by the laws of the State of Arizona.
23.10    Deadlines Enforceable. Time is of the essence of this Lease and of every part hereof.
23.11    Counterparts. This Lease may be executed in counterparts, which together shall constitute a single instrument.
24.    INDOOR AIR QUALITY
Landlord shall operate and maintain the heating, cooling and ventilation (HVAC) system for the Premises in a manner sufficient to maintain an indoor air quality within the limits required by the American Society of Heating, Air Conditioning and Refrigeration Engineers (ASHRAE) standard 62-2007. Tenant shall notify Landlord and its Manager within five (5) days after Tenant first has knowledge of any of the following conditions at, in, on or within the Premises: standing water, water leaks, water stains, humidity, mold growth, or any unusual odors (including, but not limited, musty, moldy or mildewy odors). In the event Tenant fails to notify Landlord and its Manager of any of the foregoing conditions within the time period provided herein, Tenant agrees to indemnify, defend, hold and save Landlord and its Manager free and harmless from and against any all claims, demands, costs and expenses (including but not limited to defense costs and reasonable attorney's fees), damages, losses, actions, judgments or conditions legal proceedings arising, in whole or in part, from death, bodily injury, or property damage to Tenant's employees which may directly or indirectly relate to or arise from the existence of any of the foregoing.
25. OFAC COMPLIANCE

25.1    Tenant Representations. Tenant represents and warrants that (a) Tenant and each person or entity owning an interest in Tenant is (i) not currently identified on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Assets Control, Department of the Treasury (“OFAC”) and/or on any other similar list maintained by OFAC pursuant to any authorizing statute, executive order or regulation (collectively, the “List”), and (ii) not a person or entity with whom a citizen of the United States is prohibited to engage in transactions by any trade embargo, economic sanction, or other prohibition of United States law, regulation, or Executive Order of the President of the United States, (b) none of the funds or other assets of Tenant constitute property of, or are beneficially owned, directly or indirectly, by any Embargoed Person (as hereinafter defined), (c) no Embargoed Person has any interest of any nature whatsoever in Tenant (whether directly or indirectly), (d) none of the funds of Tenant have been derived from any unlawful activity with the result that the investment in Tenant is prohibited by law or that the Lease is in violation of law, and (e) Tenant has implemented procedures, and will consistently apply those procedures, to ensure the foregoing representations and warranties remain true and correct at all times. The term “Embargoed Person” means any person, entity or government subject to trade restrictions under U.S. law, including but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder with the result that the investment in Tenant is prohibited by law or Tenant is in violation of law.
25.2. Tenant Covenants. Tenant covenants and agrees (a) to comply with all requirements of law relating to money laundering, anti-terrorism, trade embargos and economic sanctions, now or hereafter in effect, (b) to immediately notify Landlord in writing if any of the representations, warranties or covenants set forth in this paragraph or the preceding paragraph are no longer true or have been breached or if Tenant has a reasonable basis to believe that they may no longer be true or have been breached, (c) not to use funds from any “Prohibited Person” (as such term is defined in the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism) to make any payment due to Landlord under the Lease and (d) at the request of Landlord, to provide such information as may be requested by Landlord to determine Tenant’s compliance with the terms hereof.
25.3. Tenant Default. Tenant hereby acknowledges and agrees that Tenant’s inclusion on the List at any time during the Lease Term shall be a material default of the Lease. Notwithstanding anything herein to the contrary, Tenant shall not permit the Premises or any portion thereof to be used or occupied by any person or entity on the List or by any Embargoed Person (on a permanent, temporary or transient basis), and any such use or occupancy of the Premises by any such person or entity shall be a material default of the Lease.

26.	RIGHT TO AUDIT TENANT
Tenant shall deliver to Landlord, within ten (10) days of Landlord’s written request, detailed financial information regarding Tenant and Tenant’s operation upon the Leased Premises. Such information shall include income statements, balance sheets and other supporting statements or schedules as may be customarily prepared by Tenant in the operation of its business. Tenant’s financial information shall include footnotes related to revenue mix and trends, accounts receivable, financing activity, and any additional financial matters as reasonably requested by landlord. Provided however, that Tenant shall not be required to deliver to any such financial statements to Landlord, provided such complete financial statements of Tenant are available to the general public through a current filing of such financial statements with and in full timely compliance with regulations imposed by the United States Securities and Exchange Commission. Landlord agrees that so long as Tenant is not in default under the Lease, said financial information shall be requested no more frequently than one (1) time in any twelve (12) month period. Tenant's failure to deliver its financial information in accordance with this paragraph shall constitute a default under the Lease after the notice period provided in Section 19.1(6).
27.    RENEWAL OPTION. So long as Tenant is not then and has not ever been in default under this Lease, Tenant shall have one (1) option to extend the Term of this Lease for a period five (5) years (the “Extension Option”). Tenant shall give notice of its intention to exercise an Extension Option by giving written notice to Landlord no later than twelve (12) months before the expiration of the original Term. Tenant’s use and occupancy of the Premises during the extended Term shall be subject to all the terms and conditions of this Lease, except that Base Rent shall be at 95% of the then current Market Rate. For purposes of this Section, “Market Rate” means Base Rent (including provision for periodic increase in Base Rent during the Extension Option term in accordance with then- prevailing market practices) then being offered for new leases for comparable space in the Building, as reasonably determined by Landlord. Within thirty days after written request, Landlord shall designate the Market Rate for the next Extension Option term, provided, however, under no circumstances shall Landlord be obligated to respond earlier than nine (9) months before the date that applicable Extension Option term would commence. Tenant shall then have ten (10) days to determine whether it accepts the Market Rent proposed by Landlord and notify Landlord of its decision in writing. If Tenant does not so notify Landlord, then this Lease shall expire according to its terms. If tenant accepts the Market Rate by written notice to Landlord during that period, then the parties shall execute a Lease Amendment within ninety (90) days of such notice by Tenant to confirm the terms of the extension of the Term. All rights of renewal shall be personal to Tenant and shall not be assignable to any third party sub-tenants or assignees without the written consent of Landlord, which consent shall not be unreasonably withheld or conditioned.
28.    RIGHT OF FIRST REFUSAL. Provided that at the time of exercise of this right and at the time of execution of the Amendment to Lease referred to below, Tenant is not and has until that time not been in breach or default under any term or provision of this Lease, and expressly subject to any right to renew, right of refusal, option, or other right of any other tenant in the Building or Project existing at the time of execution of this Lease as to the same space, then, during the original term of this Lease only, Tenant shall have the right of first refusal to lease those certain additional spaces as outlined on the floor plan attached hereto as “Exhibit G” (each together or separately a “ROFR Space”). In the event that Landlord shall receive a bona fide offer, as hereinafter defined, from a third-party entity to lease all or a portion of any ROFR Space at any time during the original term of the Lease, which offer Landlord desires to accept, Landlord shall promptly give Tenant written notice of such offer, together with a description of the portion of the vacant ROFR Space(s) and quantity and type of parking which Landlord intends to rent, the rent payable for the ROFR Space(s) and parking, the term of the Lease, the provision for the payment of Operating Costs and such other relevant economic information, including but not limited to any tenant improvement allowance or modifications to the Premises, lease commission payments, or rent abatements provided by Landlord, as is reasonably necessary to allow Tenant to be reasonably advised of the terms of the offer. Within (5) business days of the date of mailing of that notice, Tenant shall give Landlord written notice of its election to lease that same portion of the ROFR Space(s) referred to in the offer, at the same lease term, parking quantity, tenant improvement allowance, rental rate, operating expense stop/base year and upon all other economic terms and conditions contained in the offer, but subject to all other terms and conditions in the Lease, as applicable. If the offer is for space in the Project greater than the ROFR Space, but encompassing the ROFR Space, then, in exercising this right, Tenant must lease the entire space subject to the offer, not only the ROFR Space.
If Landlord receives notice from Tenant that it declines to lease the ROFR Space, or fails to receive written notice of Tenant’s election to lease the ROFR Space as set forth in the offer within such 5-business day period, then Landlord may proceed to lease to the third party the ROFR Space as set forth in the offer without regard to Tenant’s right of refusal, and provided that Landlord and the third party offeror enter into a lease for that ROFR Space on those terms within a period of sixty (60) days thereafter, Tenant’s rights as to that portion of the ROFR Space that was subject to the offer, but not to any other then- still existing ROFR space, shall expire and be of no further force and effect throughout the Lease term. If Landlord and the third party offeror do not enter into a lease within that sixty day period, then the rights of Tenant to that ROFR Space shall continue.
If Landlord receives written notice of Tenant’s agreement to Lease the space referred to in the offer within that five (5) business day period, then Landlord and Tenant shall enter into an Amendment to Lease evidencing the lease of that space to Tenant upon the terms and conditions of the offer and this section, and subject to all other provisions of the Lease, as applicable, and that space referred to in the offer shall be included in the Premises leased to Tenant.
For purposes of this Section, the term “bona fide offer” shall mean an offer in writing from an entity [signed by the entity or its authorized broker], setting forth the basic provisions of the offered Lease.
The acceptance of the exercise of this right of first refusal by Tenant is made expressly contingent upon Landlord’s review and approval of Tenant’s financial condition at the time of exercise of the right of refusal. If Tenant desires to exercise its right of first refusal to lease a ROFR Space(s), then with such notice of the exercise of the right, Tenant shall provide Landlord with then-current financial information, including balance sheet, profit and loss statements, current tax returns and such other financial information as may be required by Landlord. Landlord shall have the right to review and, in its sole discretion, either accept or reject the financial condition of Tenant at the time of exercise. If Landlord accepts Tenant’s financial condition at the time of exercise, Landlord shall so notify Tenant in writing and the parties shall proceed with the lease amendment set forth in this Section. If Landlord rejects Tenant’s financial condition, then Landlord shall so notify Tenant, and within five (5) days of the date of that notice, Tenant shall have the right to nonetheless lease the ROFR Space, but only upon providing Landlord with a Letter of Credit in the amount of the sum of (i) all lease commissions, (ii) tenant improvement costs, and (iii) rental abatement, in a form and from an institution acceptable to Landlord. The sum of the Letter of Credit shall decline in equal installments over the term of the lease for the ROFR Space(s) beginning upon the first anniversary of the lease commencement for such ROFR Space(s) until expiration of the term. Such Letter of Credit shall be held by Landlord not as a security deposit, but as an independent obligation of the issuer of such Letter of Credit, consistent with the terms of this Lease, and may be applied by Landlord to any default by Tenant under the terms of the Lease for the initial or the ROFR Space.
29.    TERMINATION OPTION. Tenant shall have a one-time only right to terminate the Lease (the “Termination Option”) only on November 1, 2021 (i.e. the first day of sixty-sixth- (66) month of the Lease Term) (the “Termination Date”), by providing Landlord with written notice received by Landlord at least nine (9) months prior to the Termination Date (the “Termination Notice”), accompanied by, in immediately payable certified funds, the Termination Penalty, as defined below. Tenant’s failure to timely remit both the Termination Notice and Termination Penalty on or before the Termination Date, shall make the Termination Option null and void, and without further effect, and the Lease shall continue until the expiration of the Term. Tenant shall pay to Landlord, as penalty of termination (the “Termination Penalty”), equal to the sum of (i) the unamortized transaction costs (Tenant Improvement Allowance, Brokerage Commissions, Rental Abatement) at the effective Termination Date, calculated at an annual interest rate, compounded monthly, of six per cent (6.0%), as documented in the Termination Option Amortization Schedule attached as Exhibit F-1 of $1,438,221.01; (ii) $154,171.88, plus (iii) all applicable transaction privilege tax payable to State of Arizona, Maricopa County, and City of Tempe in place at the time of delivery of such Termination Penalty (currently 2.3%). If Tenant completes work entitling it to receive the all or any portion of first installment of the Tenant Improvements of $470,925.00 after the Commencement Date, then Tenant may invoice Landlord for that amount of the first installment of the Tenant Improvement Allowance by June 15, 2017, together with all written expenditure documentation as required in this Work Letter or otherwise, and Landlord shall be obligated to reimburse Tenant for such portion of the first installment by June 30, 2017. If Landlord has not made payment to Tenant of any portion of the first installment of the Tenant Improvement Allowance before June 30, 2017, then the Amortization Schedule attached as Exhibit F-1 will be of no further effect, and Exhibit F-2 will be substituted in its place, and the Termination Penalty will instead include unamortized transaction costs of $1,413,970.49, in place of the sum $1,438,221.01 set forth in subsection (i) above. However, if Tenant invoices Landlord, and Landlord pays any portion of the first installment of Tenant Improvements by June 30, 2017, then the parties agree that the Termination Penalty in Exhibit F-1 shall remain in effect, without modification, and Exhibit F-2 shall be of no force and affect. However, in the event that Tenant has requested a draw of less than the entire amount of the first installment of the Tenant Improvement Allowance by June 15, 2017, and provided specifically that Tenant has timely and properly tendered both the Termination Notice and Termination Penalty as provided in Exhibit F-1, then, within thirty (30) days after receipt of the Termination Notice and Termination Penalty, Landlord shall recalculate the Termination Penalty based upon that portion of the first installment of Tenant Improvements actually funded by Landlord as of June 30, 2017, and Landlord shall then issue a credit against Base Rent for the amount of difference between the Termination Penalty as provided in Exhibit F-1 and paid by Tenant, and the Termination Penalty recalculated by Landlord based upon the portion of the first installment of Tenant Improvements actually funded by Landlord as of June 30, 2013. Tenant may invoice Landlord for less than the entire amount of the first installment of the Tenant Improvement Allowance, and, if appropriate, Landlord shall still be obligated to pay such a partial draw, but the parties specifically agree that only in the event that there is no funding of any portion of the first installment shall there be a substitution of the new amortization schedule contemplated in Exhibit F-2.
30.     IRREVOCABLE STANDBY LETTER OF CREDIT. As specific and integral consideration for Landlord’s execution of this Lease, and without which Landlord would not enter into or execute this Lease, Tenant has agreed to deliver to Landlord an irrevocable standby Letter of Credit (the “LOC”), consistent with the terms described below in this Section 30.
30.1    Draft LOC. Prior to issuance of the final executed LOC, Tenant shall deliver to Landlord a draft LOC (the “Draft LOC”), consistent with the terms of this section and the LOC further described below, for review and approval by Landlord. The LOC, upon issuance by the Issuer (defined below), shall exactly reflect the exact amounts, dates, and all other terms, conditions and provisions described in this Section 30 and approved by Landlord in the Draft LOC. Tenant represents and warrants to Landlord that prior to execution of this Lease by Tenant, that Tenant has provided the Issuer a full and complete copy of this Section 30.
30.2    Delivery of the LOC. Prior to Landlord’s execution of the Lease, and in no instance after 5:00 PM CST on Friday, January 16, 2015, Tenant shall deliver the final, executed and binding

LOC to Landlord. Landlord and Tenant hereby acknowledge that the LOC is not a security deposit, not property of the Tenant, and is an independent and freestanding obligation of the Issuer. If the LOC is not timely delivered to the Landlord, Tenant shall be in default hereunder, without notice or opportunity to cure, and Landlord may then pursue all rights and remedies available to it under this Lease, including specifically sections 2.6, 2.7 and 19.2, or at law.
30.3    The Issuer. The LOC shall be issued by a financial institution pre-approved by and reasonably acceptable to Landlord, but in all respects meeting the qualifications set forth below. Without limitation as to the generality of the foregoing, the issuer of the LOC shall at all times maintain a credit rating of BBB+ by Standard & Poor’s or Aa2 by Moody’s. The LOC shall be issued in a form and by a National Banking Association (located within the continental United States of America with an office located in Phoenix, Arizona (hereinafter the “Issuer”), in all respects acceptable to Landlord. In the event that the Issuer at any time falls below such credit rating, Landlord may elect to have the LOC reissued within thirty (30) days following delivery of a written demand to Tenant for re-issuance by another financial institution pre-approved and reasonably acceptable to Landlord. All charges for and under the LOC shall be paid by Tenant.
30.4    Term and Amount of the LOC. The LOC shall have a term commencing upon the issuance date of the LOC and terminating on May 31, 2021 (the “LOC Expiration Date”), and the LOC Balance shall remain in place at the amounts listed below during the Lease Term through the aforementioned LOC Expiration Date of May 31, 2021 as provided below. If the final and binding LOC delivered by Tenant does not reflect the changing LOC Balances as specifically provided in this section 30.4, then, at least ninety (90) days prior to each End Date through May 31, 2020 as provided below, Tenant must deliver to Landlord an amendment to the LOC, in a form acceptable to Landlord, establishing the new LOC balance for each following one year period. If an acceptable amendment is not delivered to Landlord prior to that ninety day period, than Landlord may draw upon the existing LOC in full, and such failure shall be deemed a material and incurable default under this Lease.

Start Date	End Date	LOC Balance
January 16, 2015	March 31, 2016	$153,395.01
April 1, 2016	May 31, 2017	$500,000.00
June 1, 2017	May 31, 2018	$400,000.00
June 1, 2018	May 31, 2019	$300,000.00
June 1, 2019	May 31, 2020	$200,000.00
June 1, 2020	May 31, 2021	$100,000.00

30.5    Default; Draws upon the LOC. The LOC may be drawn and used upon each occurrence of an Event of Default (as defined in Section 19 of the Lease), or Tenant’s failure to perform any covenant, condition or obligation required under the Lease, or under the Sublease dated on or about February 24, 2012, between Tenant and The University of Phoenix, Inc., an Arizona corporation, or the insolvency or filing of a petition in bankruptcy by Tenant, or any significant adverse change in the financial condition of Tenant, or Tenant’s anticipatory breach of the Lease. In any and all of those events, Landlord may use all or part of the LOC to pay past due Rent or other payments due Landlord under the Lease, and the cost of any other damage, injury, expense or liability caused by such event of default without prejudice to any other remedy provided herein or provided by law. With respect to any default, Landlord shall have the right to proceed against the total LOC at the sole discretion of Landlord regarding items and the amounts to be drawn upon relating to any default by Tenant.
30.6    Required Terms of the LOC. Such LOC shall contain the following terms and conditions:
(a)    The LOC shall be deemed to be automatically extended without amendment from year to year, with renewal occurring annually, from the date of its issuance or any future expiration date unless at least thirty (30) days prior to any future expiration date the Issuer notifies Landlord, in writing, by a nationally recognized overnight courier service that provides proof of delivery as well as certified mail, return receipt requested, that the Issuer intends not to renew the LOC for an additional year.
(b)    In the event the LOC will not be extended and has or will expire by its terms and the Lease, by and between Tenant and Landlord, including any and all extensions or renewals, has not expired, then Landlord shall be allowed to draft upon Issuer for the full amount of the LOC.
(c)    The LOC shall be subject to the Uniform Customs and Practices for Documentary Credits (1993 Revision, as amended) fixed by the International Chamber of Commerce Publication No. 500 when not in conflict with the express terms of the LOC or with the provisions of Title 47, Chapter 5 of the Arizona Revised Statutes.

(d)    The amount of the LOC shall be payable at sight to Landlord within three (3) days of presentation of the sight draft, in whole or partial drawings, upon presentation to the Issuer of only the following documents:
(i)    Landlord’s written demand for payment making reference to the date and number of the LOC;
(ii)    Landlord’s signed certificate that the amount drawn is to meet any default of the terms and conditions of the Lease Agreement by and between Tenant and Landlord; and
(iii)    The original LOC for endorsement of the amount paid, and, if the draft is for the full amount, the LOC is to be surrendered to the Issuer. Amounts drawn upon the LOC are to be endorsed on the reverse side of the LOC by the Issuer.
(e)    Issuer shall be entitled and required to rely upon the statements contained in the Landlord’s written demand and Landlord’s signed certificate described in subparagraph 30.6(d) herein, and Issuer will have no obligation to verify the truth of any statements set forth therein.
(f)    Intentionally Deleted.
(g)    Issuer hereby agrees with Landlord and all drawers, endorsers, and bona fide holders of the LOC, that all drafts drawn by reason of the LOC and in accordance with subparagraph 30.6(d) herein will meet with due honor when presented at the Issuer’s office in Phoenix, Arizona.
(h)    Issuer shall not modify the LOC without the prior written consent of Landlord.
(i)    Landlord or its transferee shall, at no expense to Landlord or its transferee, shall have the right to assign and transfer, more than once, its right and interests in the LOC to any other beneficiary/party acceptable to Landlord.
(j)    The obligations of Issuer shall not be subject to any claim or defense by reason of the invalidity, illegality, inability to enforce any of the provisions set forth in the Lease by and between Tenant and Landlord.
(k)    Tenant shall pay all expenses, points, and/or fees incurred by Landlord, its transferee or Tenant relating to the LOC.

31.    PROPERTY / LIFE SAFETY THREATS. During the entire Term of this Lease and any extension of the Term, if Tenant receives any threat of physical violence to person or property of Tenant or Landlord, or any of their employees, and if Tenant, after reasonable review and evaluation, reasonably determines that the threat is credible, then Tenant shall immediately notify Landlord by telephone through its local management agents Marty Brook, Audra De Leon or Tony Hepner, or such other individuals as provided in writing by the Landlord from time to time. Only if none of those individuals are then available may a message be left with the receptionist. Within one hour of the telephonic notice, Tenant shall confirm to Landlord in writing the substance of the threat. For purposes of this section “credible” shall mean that there is a reasonable possibility that the threat may be carried out.
32.    CONDITIONS PRECEDENT TO COMMENCEMENT OF TERM. The parties specifically acknowledge and agree that between the date of execution of this Lease and the Scheduled Commencement Date, there will be a period of approximately twenty-two months, during which time events may occur which would make it unreasonable to require Landlord to allow Tenant to have possession of the Premises under this Lease [“possession” specifically defined herein to exclude prior occupancy at the Project as a sublessee during the term of the U of P Lease (defined below)]. Therefore, upon the occurrence of an Event of Default ,as defined in Section 19 of the Lease, or Tenant’s failure to perform any covenant, condition or obligation required under the Lease, or under the Sublease dated on or about February 24, 2012, between Tenant and The University of Phoenix, Inc., an Arizona corporation (the “U of P Lease”), or the insolvency or filing of a petition in bankruptcy by Tenant, or any significant adverse change in the financial condition of Tenant, or Tenant’s anticipatory breach of the Lease, or the failure to timely deliver the LOC, or a failure of renewal or expiration of the LOC as required in section 30 for any reason, then Landlord shall not be required to allow, and Tenant shall not be entitled to continued possession of the Premises, there shall be no commencement of the Lease Term, no Commencement Date, and Landlord shall be allowed to pursue any or all of its remedies under this Lease as provided in sections 2.6, 2.7 and 19.2.
33.    APPROVAL OF CURRENT TENANT TO MODIFICATIONS.    The parties acknowledge and agree that any modification of the Premises prior to the commencement of the Lease Term on June 1, 2016, including the installation of electrical submeters under section 12.4, requires the consent of the University of Phoenix, Inc., as Tenant under the U of P Lease, and that Landlord shall not be obligated to make any of those improvements without that consent.
34.    SERVER RACKS.    Subject to availability as exists at any time, and to existing leases with other tenants, and specifically provided that Tenant’s equipment does require more cooling capacity that currently exists in Data Center for the Building , then Landlord hereby agrees that Tenant may, by separate agreement with Landlord, lease from Landlord: (a) one or more server racks, up to the maximum forty (40) existing server racks within the Data Center, on an individual basis at a rental rate of $[**] per server rack per month, which rental rate shall be inclusive of HVAC and electricity costs; and/or (b) on a per square foot basis, a portion of the data center floor area (inclusive or racks, corridors, and common data center space), in each instance for the then-remaining Term of the Lease at market rental rates, plus the costs of HVAC and electricity. In the event Tenant’s equipment to be installed in the Data Center does require more cooling capacity that currently exists in Data Center for the Building, then Tenant shall refrain from installing such equipment until Tenant has paid for the installation of additional Liebert AC cooling units, along with all required electrical and mechanical installations, required to provide supplemental cooling to the Data Center per calculations determined by a licensed mechanical engineer selected by Landlord. Tenant shall, following request by Landlord, provide Landlord with all necessary technical information regarding Tenant’s equipment, to allow Landlord’s engineer to determine the heat generation of Tenant’s equipment in British Thermal Units (BTU) to allow for such engineering calculations.
35.    BACKUP GENERATORS. The Building currently has two 400 kilowatt back-up generators serviced by one 1,200 gallon diesel fuel tank per generator. Tenant acknowledges and agrees that there is no additional capacity available for Tenant’s specific use on the backup generators, beyond what may already exist. In the event that Tenant elects to install additional generator(s) to serve the Premises, Landlord agrees to cooperate and work with Tenant to identify a suitable location for such additional generator(s) in the Project. However, if installation of the generators requires use of any existing parking spaces serving the Project, then any loss of parking capacity shall be deducted from the Parking Spaces provided to Tenant under sections 1.11 and 4.3. The location, design and construction of the backup generators and any facilities associated therewith shall be at the sole direction of Landlord. All costs and expenses associated with the installation of the additional generator(s), all associated buildings and facilities, and its connection to the Premises and/or the Building, shall be the sole responsibility of Tenant.

WHEREFORE; this Lease is made and entered into on the date and year first above written.

TENANT:	LANDLORD:
ENDURANCE INTERNATIONAL GROUP, INC., a Delaware corporation By /s/ Hari Ravichandran Its CEO
PAPAGO BUTTES CORPORATE, L.L.C., a Delaware limited liability company
By: Principal Real Estate Investors, LLC,
a Delaware limited liability company,
its authorized signatory
By: /s/ Kevin Andergg
Name: Kevin Anderegg
Title: Assistant Managing Director
By: /s/ Todd R. O’Brien
Name: Todd R. O’Brien
Title: Dir. Architecture & Engineering

EXHIBIT A
THE PREMISES
Floor 2 BOMA Square Foot Calculations:

Floor Usable Service Areas
Restrooms – SW:     667 USF
Restrooms – NW:     794 USF
Janitorial:     270 USF
Electrical:     436 USF
Telephone:     283 USF
Freight Elevator Vestibule:     137 USF
Elevator Lobby:     2,202 USF
Lobby Extension – South     764 USF
Lobby Extension - North     674 USF
Usable Service Areas:     6,227 USF

Usable Service Areas:     6,227 USF
Usable Office Areas:    57,686 USF
Total Floor Usable Area:    63,913 USF

Building Common Areas:
Lobby:     3,774 USF
Café Seating:     3,235 USF
Café Alcove:     566 USF
Vending Area:     134 USF
Janitor Break Room:     219 USF
Security Closet:     154 USF
Fire Corridor:     1,423 USF
Mechanical Rooms:     1,079 USF
Fire Riser Room:     39 USF
FM 200 Room:     84 USF
Battery UPS Room:     943 USF
SES Electrical Room:     599 USF
MPOP:     1,174 USF
Total Building Common:    13,423 USF

Usable Areas – Floor 1:    54,162 USF
Usable Areas – Floor 2:    63,913 USF
Usable Areas – Floor 3:    68,039 USF
Usable Areas – Floor 4:    69,081 USF
Total Usable Area    255,193 USF

Common Area Load Factor:    5.26%

Floor 2 Rentable Square Feet:    67,275 RSF

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EXHIBIT B
THE BUILDING

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EXHIBIT C
WORK LETTER - TI ALLOWANCE

1.	TENANT IMPROVEMENTS
(a)    Reference herein to “Tenant Improvements” shall include any or all of the following work to be done in the Premises pursuant to the Tenant Improvement Plans (defined in Work Letter Section 2 below):
(i)    Installation within the Premises of all partitioning, doors, floor coverings, ceiling, painting, millwork, ceiling grid, acoustical ceiling tile, and similar items;
(ii)    All electrical wiring, lighting fixtures, outlets and switches, and other electrical work to be installed within the Premises, and additional panels or transformers to accommodate Tenant’s requirements;
(iii)    The furnishing and installation of all duct work, terminal boxes, diffusers and accessories required for the completion of the heating, ventilation and air conditioning systems within the Premises, including any modifications to the controls, software and graphic support of the Project energy management system;
(iv)    All fire and life safety control systems, such as fire walls, sprinklers, halon, fire alarms, including piping, wiring and accessories, installed within the Premises;
(v)    All plumbing, fixtures, pipes and accessories to be installed within the Premises;
(vi)    Testing and inspection costs;
(vii)    Architectural and engineering design fees for production of the Tenant Improvement Plans, as well as related plan-check, permit costs, and site inspections fees paid to the City of Tempe and the Tempe Fire Department.
(viii)    Contractor’s fees, including but not limited to any fees based on general conditions; and
(ix)    Project management fees paid to Landlord’s representative in the amount of 4.0% of hard and soft costs for the supervision of the tenant improvement installation, but in no event shall such fee exceed a maximum sum of $25,000.00 unless otherwise agreed to in writing by Tenant.

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In no event, however, shall the Tenant Improvements include trade fixtures, furniture or equipment of the Tenant.
(b)    Landlord hereby grants to Tenant a Tenant Improvement Allowance (“TI Allowance”) as referenced in Section 1.12 of the Lease, and available for use by Tenant per the dates described below in Work Letter Section 1(f) and 1(g). Landlord’s maximum contribution towards the Tenant Improvements shall be limited to the TI Allowance. The TI Allowance shall only be used for:
(i)    Payment of the cost of preparing the Space Plan and the Tenant Improvement Plans, including mechanical, electrical, plumbing and structural drawings and of all other aspects necessary to complete the Tenant Improvement Plans. The TI Allowance will not be used for the payment of extraordinary design work or extraordinary or over- standard improvements not included within the scope of Landlord’s Building Standards (defined in Work Letter Section 3) or for payments to any other consultants, designers or architects other than Landlord’s architect and/or space planner.
(ii)    The payment of plan check, permit and license fees relating to construction of the Tenant Improvements, and for inspection fees for any city of department, including but not inspections by the Fire Marshall.
(iii)    Construction of the Tenant Improvements; provided, however, that the TI Allowance will not be used for Non-Standard Improvements, if any, unless Landlord, in its sole discretion, agrees in writing to payment of some or all of the Non-Standard Improvements out of the TI Allowance.
(iv)    All other costs expended by Landlord in the construction of the Tenant Improvements, not including tenant’s trade fixtures, furniture or equipment, but including those costs incurred by Landlord for construction of elements of the Tenant Improvements in the Premises, which construction was performed by Landlord prior to execution of this Lease by Landlord or Tenant, which construction is for the benefit of tenants generally and is customarily performed by Landlord prior to execution of leases for space in the Project for reasons of economics (examples of such construction would include, but not be limited to, the extension of mechanical [including heating, ventilating and air condition systems] and electrical distribution

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systems outside of the core of the Building, wall construction, column enclosures and painting outside of the core of the Building, ceiling hanger wires and window treatment).
(c)    The costs of each item referenced in Work Letter Section 1(b) above shall be charged against the TI Allowance. In the event that the cost of installing the Tenant Improvements, as established by Landlord’s final pricing schedule, shall exceed the TI Allowance, or if any of the Tenant Improvements are not to be paid out of the TI Allowance as provided in Work Letter Section 1(b) above, one-half of the estimated excess shall be paid by Tenant to Landlord prior to the commencement of construction of the Tenant Improvements, and the entire remaining amount of the actual excess shall be paid promptly to Landlord as such sums become due following presentation of invoice or construction draw application from the general contractor or design professional providing such construction or design service. Landlord shall have no responsibility for advancing or financing any sums for the cost of the Tenant Improvements in excess of the TI Allowance. In the event Tenant requests that Landlord directly contract for the work within the Premises, Landlord shall directly pay the general contractor and/or materialmen, up to the relevant portion of the amount of the TI Allowance. In the event the work within the Premises exceeds the relevant portion of the TI Allowance, all excess sums shall be paid directly by Tenant to Landlord and/or the contractor/materialmen, prior to Landlord’s release of any of the TI Allowance.
(d)    In the event that, after the Tenant Improvement Plans have been prepared and a price therefore established by Landlord, Tenant shall require any changes or substitutions to the Tenant Improvement Plans, any additional costs related hereto shall be paid by Tenant to Landlord prior to the commencement of construction of the Tenant Improvements. Landlord shall have the right to decline Tenant’s request for a change to the Tenant Improvement Plans if such changes are inconsistent with the provisions of Work Letter Sections 2 and 3 below, or if the change would, in Landlord’s opinion, unreasonably delay construction of the Tenant Improvements.
(e)    Upon completion of the Tenant Improvements, in the event there remains any unused portion of the TI Allowance, such unused amount shall be forfeited by Tenant and shall not be made available to Tenant for trade fixtures, furniture or equipment or as a credit against

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Annual Basic Rent, Parking Charges or Additional Rent due from Tenant to Landlord under the Lease, except as otherwise may be provided in the Lease.
(f)    On or after June 1, 2017, Landlord shall make available a portion of the TI Allowance equal to $470,925.00 ($7.00 per RSF of Premises). Of such portion of the TI Allowance then made available, Tenant shall have the right to utilize up to $336,375.00 ($5.00 per RSF of Premises) for the direct third party expenses related to reconfiguration of Tenant furniture, the purchase of new furniture, fixtures and equipment, the relocation of out of state operations, cabling, and/or security installation.
(g)    On or after June 1, 2019, Landlord shall make available a portion of the TI Allowance equal to $336,375.00 ($5.00 per RSF of Premises). Of such portion of the TI Allowance then made available, Tenant shall have the right to utilize up to $336,375.00 ($5.00 per RSF of Premises) for the direct third party expenses related to reconfiguration of Tenant furniture, the purchase of new furniture, fixtures and equipment, the relocation of out of state operations, cabling, and/or security installation.
(h)    In the event Tenant completes the work and directly pays for the cost of the portions of the Tenant Improvements prior to the funding availability dates of June 1, 2017 or June 1, 2019 as set forth in Sections 1(f) and 1(g) above, then that portion of the TI Allowance made available by Landlord as set forth in Sections 1(f) and 1(g) may in whole or in part be utilized for the reimbursement of Tenant for the actual documented third party costs of the Tenant Improvements constructed and paid by Tenant after the Commencement Date, subject to the further limitations described in this Sections 1(f) and 1(g).
2.    TENANT IMPROVEMENT PLANS. Within reasonable time after execution of the Lease, but in no instance less than ninety (90) days prior to the desired commencement of the Tenant Improvements, Tenant agrees to meet with Landlord’s architect and/or space planner for the purpose of promptly delivering detailed information regarding work scope and other critical planning information required for the preparation of the Space Plan for the layout of the Premises, and for selection of colors, finishes and other material selections for the Premises. Based upon such final changes to the Space Plan, Landlord’s architect shall prepare final working drawings and specifications for the Tenant Improvements. Such final working drawings and specifications are referred to herein as the “Tenant Improvement Plans.” The Tenant Improvement Plans must be

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consistent with Landlord’s standard specifications for tenant improvements for the project (the “Building Standard”) (reflected in Exhibit “C-2”, as such may be changed by Landlord from time to time).
3.    NON STANDARD TENANT IMPROVEMENTS. Landlord shall permit Tenant to deviate from the Building Standards for the Tenant Improvements (the “Non Standard Improvements”), provided that (a) the deviations shall not be of a lesser quality than the Building Standards; (b) the total lighting for the Premises shall not exceed 1.65 watts per Rentable Square Foot of the Premises; (c) the deviations conform to applicable governmental regulations and necessary governmental permits and approvals have been secured; (d) the deviations do not require building service beyond the levels normally provided to other tenants in the Project; and (e) Landlord has determined in its sole discretion that the deviations are of a nature and quality that are consistent with the overall objectives of Landlord for the Project.
Any Non-Standard improvements made shall remain on and be surrendered with the Premises upon expiration of the Term, except that Landlord may provide, at the time of its approval of Tenant Improvement Plans, reasonable condition or stipulations related to the removal or restoration of any such improvements or fixtures. If Landlord does not condition or stipulate at the time its approval is solicited, Tenant shall have no obligation for removal or restoration. If Landlord so elects, at its own cost Tenant shall restore the Premises to the condition designated by Landlord in its election, before the last day of the term or within thirty (30) days after notice of its election is given, whichever is later.
4.    CONSTRUCTION. In connection with the original construction of the Premises, Tenant shall be bound by the elections, decisions, and approvals by its nominated construction representative (the “Construction Representative”) set forth below. Tenant may designate a substitute Construction Representative by giving written notice to the other party.

5.    PRELIMINARY PRICING. Prior to commencement of the Tenant Improvements, Landlord shall prepare an initial estimate of cost of the Tenant Improvements based only upon the Space Plan [or at Tenant’s request a more detailed plan setting forth more specific details of the

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Tenant Improvement work scope including but not limited to allowances or specifications for materials and finishes (i.e. the “Pricing Plan”)], which initial cost estimate (the “Estimated Cost of Construction”) shall be summarized according to the categories below. In addition, Landlord shall produce a timeline of the estimated milestones and milestone dates estimated for completion of the Tenant Improvements (i.e. the “Work Schedule”) based upon the work scope identified in the Space Plan and/or Pricing Plan. Prior to commencement of the Tenant Improvement Work, Tenant shall approve the Estimated Cost of Construction and Work Schedule and acknowledge that the actual cost of the Tenant Improvements based upon the Tenant Improvement Plans may differ from the Estimated Cost of Construction. Tenant hereby acknowledges that the Estimated Cost of Construction provided by Landlord shall be only a good faith estimate based only upon the Space Plan, and that such Estimated Cost of Construction is not intended to be a representation or warranty Landlord for the total cost of the Tenant Improvements.

	Gross Amount	Amount PSF
Architectural & Engineering	$	$
General Contractor Costs	$	$
Project Management Fees	$	$
City Permits / Inspections	$	$
Contingency	$	$
TOTAL	$	$

IN ADDITION, TENANT SHALL ACKNOWLEDGE THAT THE DATES DESCRIBED IN THE WORK SCHEDULE ARE PRELIMINARY IN NATURE AND ACHIEVEMENT OF SUBSTANTIAL COMPLETION IS DEPENDENT UPON TIMELY AND PROMPT APPROVAL BY TENANT OF THE TENANT IMPROVEMENT PLANS, AND NO SUBSEQUENT CHANGES TO THE PLANS.

	Work Schedule Event	Weeks	Completion Date
(a)	Tenant Space Plan and/or Pricing Plan approval;	+ 3 weeks
(b)	Architect preparation of Tenant Improvement Plans inclusive of Mechanical, Plumbing and Electrical plans;	+ 3 weeks
I	Tenant’s review and approval of the preliminary Tenant Improvement Plans;	+ 1 week
(d)	Architects revisions to Tenant Improvement Plans following comments by Tenant;	+ 1 week
(e)	Tenant’s final approval of the revised Tenant Improvement Plans; Architects submittal to City of Scottsdale for plan review and building permit;	+ 1 week
(f)	Tenant Approval of Final Pricing; Receipt of Building Permit; Commencement of Construction	+ 3 weeks
(g)	Substantial Completion of Construction	+ 8 weeks

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6.    SUBMITTAL OF TENANT IMPROVEMENT PLANS. After the preparation of the preliminary tenant improvement plan and after Tenant’s written approval thereof, in accordance with the Work Schedule, Landlord shall cause its architect to prepare and submit to Tenant the Tenant Improvement Plans. The Tenant Improvement Plans shall be approved by Landlord and Tenant in accordance with the Work Schedule and shall thereafter be submitted to the appropriate governmental body by Landlord’s architect for plan checking and the issuance of a building permit. Landlord, with Tenant’s cooperation, shall cause to be made to the Tenant Improvement Plans any changes necessary to obtain the building permit. After final approval of the Tenant Improvement Plans by Tenant, no further changes may be made thereto without the prior written approval from both Landlord and Tenant, and then only after agreement by Tenant to pay any excess costs resulting from the design and/or construction of such changes.
7.    FINAL PRICING. Concurrent with the plan-check provided by the appropriate governmental body, Landlord shall cause a complete set of the Tenant Improvement Plans to be made available to at least one general contractor selected by Landlord, as well as a second general contractor selected by Tenant. All general contractor selections made by Tenant and Landlord must be commercial general contractors licensed to do business in the State of Arizona, which general contractors utilize reputable and qualified subcontractors for all mechanical, electrical and plumbing trades, as reasonably approved by Landlord. General contractors pre-approved by Landlord and Tenant to perform work within the Premises include the following firms, which pre-approved list Landlord reserves the right to amend or modify in its sole discretion:

(a)	TSG Constructors

(b)	Jokake Construction

(c)	Nitti-Graycor Construction

(d)	Wespac Construction

(e)	Wilmeng Construction
Landlord shall solicit general contractor pricing from the above referenced contractors, taking into account any modifications which may be required to reflect changes in the Tenant Improvement Plans required by the City or County in which the Premises are located, and shall provide Tenant with a complete copy of such final pricing for Tenant’s review, along with a total

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project budget specifically identifying the following construction cost line items (collectively, the “Contractor Project Budget Summary”):
(i)    Architectural & Engineering design costs
(ii)    General contractor sum
(iii)    Plan review, permit and inspection fees
(iv)    Project contingency
(v)    4.0% Project management fee to Landlord’s project manager
Following delivery of the Contractor Project Budget Summary, Tenant shall have five (5) business days to approve the costs of the Tenant Improvements, and to remit any costs in excess of the TI Allowance as further provided in Work Letter Section 1(c), or to provide detailed instructions to the Landlord for proposed modifications to the Tenant Improvement Plan that Tenant will accept to reduce the work scope and costs of the Tenant Improvement Plans. Failure of Tenant to provide written approval within such five (5) day period shall be deemed an approval by Tenant of the Contract Project Budget Summary and Landlord shall be authorized to proceed with the construction of the Tenant Improvements.
As Landlord shall be the owner of any improvements to the Premises at the expiration of this Lease, and as Landlord has service responsibilities to Tenant under Section 12 of the Lease for maintenance of the mechanical, electrical and plumbing systems in the Building, Landlord shall reserve the right to reasonably require design engineering specified equipment, construction materials, and installation methods and practices, including approval of key subcontractors for mechanical, electrical, plumbing, and energy management system (EMS) trades. Tenant shall have the right of final selection of the general contractor, but Landlord reserves the right to choose, in its reasonable discretion, all electrical, mechanical and plumbing subcontractors within the Premises, so long as Landlord’s selected contractors are priced competitively with the market. In the event Tenant contracts directly for the work and/or materials within the Premises, Tenant shall provide Landlord with a complete copy of the construction contract and/or procurement invoice along with proof of payment by Tenant, prior to Landlord funding any portion of the TI Allowance. Tenant may perform, or cause to be performed, the Tenant Improvements that exceed the TI Allowance prior to the availability dates of the TI Allowance (i.e. June 1, 2017 and/or June 1, 2019); provided, however, Landlord shall not be obligated to reimburse Tenant from the TI Allowance for

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such Tenant Improvements or pay the general contractor and/or materialmen (as provided above) until June 1, 2017 or June 1, 2019 (as applicable).
8.    CONSTRUCTION OF TENANT IMPROVEMENTS. After the Tenant Improvement Plans have been prepared and approved, the pricing has been approved as described above, and a building permit for the Tenant Improvements has been issued, Landlord shall enter into a standard AIA construction contract with the general contractor for completion of the Tenant Improvements in conformance with the Plans and Work Schedule. Landlord shall supervise the completion of such work and shall use reasonable commercial efforts to secure Substantial Completion of the work in accordance with the Work Schedule. The cost of such work shall be paid as provided in Work Letter Section 1 above. Landlord shall not be liable for any damages, whether direct or consequential, as a result of delays in construction , including, but not limited to, war, civil unrest, strike, labor troubles, unusually inclement weather, governmental delays, inability to secure governmental approvals or permits, governmental restrictions, availability of materials or labor, acts of God, or Tenant Delays (defined below).
9.    SUBSTANTIAL COMPLETION. Landlord’s failure to reach Substantial Completion of the Tenant Improvements by the dates reflected in the Work Schedule shall not entitle Tenant the right to any Annual Basic Rent deferral or abatement on the Premises, or rights to terminate the Lease.    The Tenant Improvements shall be deemed to have reached “Substantial Completion” at the time a certificate of occupancy (or other document of final approval issued by the City of Tempe) is received, notwithstanding the fact that minor details of construction, mechanical adjustments or decorations, which do not materially interfere with Tenant’s use and enjoyment of the Premises, remain to be performed (items normally referred to as “Punch List” items).
10.    PUNCH LIST. Landlord and Tenant shall walk the Premises each week during the construction of the Tenant Improvements, and for purposes of minimizing the final Punch List, any defects in materials or workmanship noted during such weekly inspections shall be corrected by the next week to the extent feasible. Within thirty (30) days after Substantial Completion of the Tenant Improvements, Landlord and Tenant shall conduct a joint walk-through and inspection of the work, and Tenant shall deliver to Landlord a written punch list specifying all defects in materials or workmanship in the Tenant Improvements. Any defects not specified in the punch list are waived. Landlord shall promptly cause all matters appearing on the Punch List to be corrected.

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11.    CERTIFICATE OF OCCUPANCY. Upon completion of the Tenant Improvements and the issuances by the City or other relevant government agency of a Certificate of Occupancy or other comparable certificate authorizing occupancy of the Premises, Tenant will promptly provide Landlord with a copy of the Certificate of Occupancy or other such certificate.
12.    FORCE MAJURE. Landlord shall have no liability whatsoever to Tenant on account of the inability or delay of Landlord in fulfilling any of Landlord’s obligations under this Work Letter by reason of strike, other labor trouble, governmental controls in connection with a national or other public emergency, or shortages of fuel, supplies or labor resulting therefrom or any other cause, whether similar or dissimilar to the above, beyond Landlord’s control. If this Work Letter specifies a time period for performance of an obligation of Landlord, that time period shall be extended by the period of any delay in Landlord’s performance caused by any of the events of force majeure described above.
13.    PHONE AND DATA CABLING. Tenant shall separately contract, at Tenant’s sole cost and expense, with Landlord’s preferred phone and data vendor, or a qualified phone and data vendor of Tenant’s choice to install and manage any phone and data services tenant requires within the Premises.
14.    SERVERS, ROUTERS AND HEAT GENERATING EQUIPMENT. The mechanical system within the Premises was designed for a traditional office occupant load of approximately five (5) persons for each 1,000 square feet of net rentable area, and with only industry standard levels of cooling for heat-generating data equipment. The Premises does not contain any dedicated server or computer room heating or cooling equipment, other than building standard heat pumps programmed for operating during Business Hours. In the event Tenant requires supplemental cooling for servers, routers, or other heat generating equipment, Tenant shall install such cooling at its sole cost and expense.
15.    HEAVY LOAD FURNISHINGS, FIXTURES AND EQUIPMENT. The structural load strength of the floors within the Premises is designed for loads not in excess of 100 lbs. per square inch, which is customary for typical office furniture and equipment. In the event Tenant intends to place any special heavy furnishings, fixtures and equipment within the Premises, Tenant should notify the Landlord of the weight and dimensions of the furnishings, fixtures and equipment, and the intended location of such, and Landlord will engage the services of a licensed structural engineer

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to determine if the floor loads of the Building are sufficient to safely satisfy the intended load from Tenant’s furnishings, fixtures and equipment. Any costs and fees for analysis and/or design by a structural engineer and any required structural reinforcement of the floor shall be deducted from the Tenant Improvement Allowance, or paid for directly by Tenant.
16.    EARLY ENTRY. With the prior written consent of Landlord, Tenant may, at any time prior to the commencement of the Term, at its sole risk, enter upon and install such trade fixtures and equipment in the Premises as it may elect; provided, however, that (i) Tenant's early entry shall not interfere with Landlord's work of construction or cause labor difficulties; (ii) Tenant shall execute an indemnity agreement in favor of Landlord in form and substance satisfactory to Landlord; (iii) Tenant shall pay for and provide evidence of insurance satisfactory to Landlord; and (iv) Tenant shall pay utility charges reasonably allocated to Tenant by Landlord. Tenant shall not use the Premises for the storage of inventory or otherwise commence the operation of business prior to the commencement of the Term without the express prior written consent of Landlord.

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EXHIBIT C-1
SPACE PLAN
None. Except as otherwise expressly provided in this Lease, all Tenant Improvement Plans are subject to review and approval by Landlord as described in the Work Letter attached as Exhibit C, as well as Article 13 of the Lease.

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EXHIBIT C-2
BUILDING STANDARD SPECIFICATIONS
Building Standard Corridor Specifications

Item	Product Description
Corridor Partitioning
1 hour rated assembly: 5/8” gypsum wallboard attached to both sides of 3 5/8", 24 GA. metal studs at 24" o.c. to extend to underside of floor deck and be painted with smooth level 6 finish and semi-gloss paint. 4” wood base on corridor side.  Partition will include 2½ " sound insulation batts and caulking at floor one side. Provide pony wall above with gypsum board on both sides and with fire taped joints. Provide transfer ducts for ventilation as required.

Acoustical Ceiling
“Armstrong – Cirrus #584” suspended white 2' x 2' tegular lay-in tile ceiling tile with beveled edge in Armstrong-Prelude Series XL 15/16” grid. (Main runner #7301 heavy duty T). Ceiling height in corridors to be 9'-0".

Light Fixtures Lay in	Columbia model #P4D22-23246G-A33S-EB8, lay in 2’ x 2’, 9 cell parabolic troffer, low iridescent
Light Switches	Single pole “Decora Plus “ switch with white rocker switch.
Electrical Convenience Outlet	Duplex wall outlet with white coverplate and plugs.
Exit Lights	Prescolite model # XT-3-D-EN-WH. Universal plastic double sided LED exit with emergency battery pack. Model # XT-3-R-EN-WH for single sided applications.
Heating, Ventilating, Air Conditioning (HVAC)	Supply, Titus Model #PAS Return Air Diffusers, Titus model #PAR
Floor Coverings	DesignWeave, Trovata #ZO987-00339, Color Cognac
Wood Base	4” high wood stained to match architect’s sample.
Wall Finish	Level 6 finish with Semi-gloss paint
Fire Protection Sprinkler System	Concealed sprinkler head at gypsum board ceiling and semi-recessed at acoustical tile ceiling.
Fire Alarm System	Smoke detectors, horns and strobes as required by code. (To match building fixtures).

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Proposed Above Building Standard Specifications

Item	Product Description
Bar Sink with millwork	Elkay, BLR-15 single bowl sink with Elkay, LK-2088-13 style gooseneck faucet. Installed in plastic laminate base cabinets with ADA access to sink.
Full Size Sink with millwork	Elkay, GECR-2521-L&R with Elkay, LK-2423 high spout style faucet. Installed in plastic laminate base cabinets with ADA access to sink.
Disposal	GE 1/3 horsepower #GFC290Y
Ice Maker	Scotman # DCE33 undercounter
Under Counter Fridge	Scotman # RFE33
Dishwasher	GE #GSD4030Z (white or black)
Refrigerator	GE #TBX22PIY equipped with icemaker
Can Lights	Prescolite model #CFT632EB-STF602, recessed downlight, triple tube
Wall Washers Occupancy Light Sensors	Prescolite model #CFT632EB-STF602-WW, recessed wall washer Pass & Seymour/Legrand, infrared or ultrasonic sensor to be specified per application, i.e. room type, size and function.

Building Standard Tenant Specifications

Item	Product Description
Tenant Partitioning Low Partitioning
3 5/8 ", 24 GA. metal studs at 24" o.c. with one layer 5/8" gypsum wallboard both sides. Partitions to extend from floor to underside of ceiling grid with smooth level 6 finish and semi gloss paint. 4" scheduled rubber base on tenant side.
Tenant improvements will need to include:
Window sills – Drywall tape/ sand finishes.
Interior columns – Stud framing/drywall/finishes
Exterior columns –Finish three sides.
3 5/8” metal studs at 24” o.c. with one layer 5/8” gypsum wallboard board both sides. White maple wood cap with building standard finish and ½” MFD reveal painted black.

Demising Partitioning
5/8” gypsum wallboard attached to both sides of 3 5/8", 24 GA. metal studs at 16" o.c. to extend to underside of floor deck and be painted with smooth finish and semi-gloss paint. 4” scheduled rubber base on tenant side. Partition will include 2½ " sound insulation batts and caulking at floor one side. Provide pony wall above with gypsum board on one side only and with fire taped joints. Provide transfer ducts for ventilation as required.

Tenant Entry Doors
20 minute rated Single or pair of recessed 3'-0" x 8'-0" x 1-3/4" solid core plain sliced white maple door(s) finished with clear coat finish. (Manuf. is Can-Dor). Entry doors to have 24" x 8'-0" x 1/4" clear tempered sidelite. Door and sidelite to have rated metal frame with city approved deluge system. Tenant entry carpet to be Design Weave Sabre Classic.

Tenant Interior Doors	3'-0" x 8'-0" x 1-3/4" solid core maple door in a metal frame. (Frame Manuf is Western Integrated).

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Item	Product Description
Tenant Entrance Hardware
“Schlage L-Series” full mortise lever lockset with “Stanley” hinges, one “LCN” closer, with stop arm. One set smoke seal. Finish to be 630 (US32D). Double doors to have dust proof strike, auto flush bolt and wood astragal.

Tenant Interior Hardware	“Schlage D- Series #17” cylindrical, lever passage set, “Stanley” hinges, one “Hager” wall stop, three silencers by Sargent. Finish to be 630 (US32D).
Acoustical Ceiling
“Armstrong - Cirrus” suspended white 2' x 2' tegular lay-in tile ceiling tile with beveled edge in Armstrong-Prelude Series XL 15/16” grid. (Main runner #7301 heavy duty T). Ceiling height in all Tenant areas to be 9'-0". Scribe out at partition with continuous compressive gasket. Acoustical tile extends into tenant entry area.

Tenant Light Fixtures	Columbia model #P4D24-332G-MA38-S-EB8, 3 lamps, 2’ x 4’, 12 cell parabolic troffer, low iridescent
Light Fixtures Down lights	Prescolite model #CFT632EB-STF602, recessed downlight, triple tube At tenant entry
Light Switches	Single pole “Decora Plus “switch with white rocker switch.
Telephone / Data Outlet	Building standard rough-in box and switches. Tenant is responsible for installation of all telephone and telecommunication cabling, wiring and equipment.
Electrical Convenience Outlet	Duplex wall outlet with white coverplate and plugs.
Exit Lights	Prescolite model # XT-3-D-EN-WH. Universal plastic double sided LED exit with emergency battery pack. Model # XT-3-R-EN-WH for single sided applications.
Heating, Ventilating, Air Conditioning (HVAC)	Supply, Titus Model #PAS Return Air Diffusers, Titus model #PAR. Duct work as required with thermostat control in tenant areas. Any special requirements may result in additional cost to Tenant.
Floor Coverings	Design Weave, Lido and/or Sabre Classic carpet, direct glue installation. Or Mannington vinyl composition tile. 4” high straight rubber base at carpet areas and 4” coved rubber base at VCT areas.
Window Coverings	1" horizontal Levelor Riviera metal blinds or equal. No substitutions or deletions will be allowed. This is provided with the shell.
Fire Protection Sprinkler System	Concealed sprinkler head at gypsum board ceiling and semi-recessed at acoustical tile ceiling.
Signage	Building standard Tenant identification and suite number sign shall be provided.
Telephone Mounting Board	4' x 4' plywood mounting board painted to match wall.
Dedicated Electrical Outlet Plumbing Fire Alarm System Security
110 volt dedicated circuit.

Sinks if requested by tenant. Options are:
Bar sink: Elkay #BLR-1516 with Model #LK2223 faucet and LK35 cup strainer
Large single bowl sink: Elkay #LR-1918 with Model #4101 faucet
Double bowl sink: Elkay #LR-3322 with Model #LK4101 faucet and LK35 cup strainer
Smoke detectors, horns and strobes as required by code. (To match building fixtures). Tenant fire alarm system tie-in to fire alarm module at each floor.
If additional security is a requirement by the tenant, the tenant will coordinate with their respective security equipment company for detailed requirements for inclusion into construction plans and schedule.

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EXHIBIT D
RULES AND REGULATIONS
1.    PUBLIC AREAS: All public areas of the Project shall be under the sole and absolute control of the Landlord and Landlord shall have the exclusive right to regulate, modify and control these areas. The sidewalks, entrances, passages, and/or courtyard shall not be obstructed or used for any purpose other than ingress and egress. The halls, passages, entrances and roof are not for the use of the general public, and Landlord shall in all cases retain the right to control and prevent access thereto by all persons whose presence, in the judgment of the Landlord, shall be prejudicial to the safety, character, reputations or interest of the Project and its tenants, provided that nothing herein contained shall be construed to prevent such access by persons with whom the tenant(s) normally deal in the ordinary course of their business, unless such persons are engaged in illegal activities.
2.    PUBLIC DISTURBANCE: No Tenant shall make, or permit to be made, any unseemly or disturbing noises, sounds or vibrations, or disturb or interfere with occupants of this or neighboring buildings or premises or those having business with them, whether by use of any musical instrument, radio, phonograph, microphone, unusual noise or in any other way.
3.    NO AUCTION: No Tenant shall conduct any auction on the Premises. Tenant shall not store goods, wares, or merchandise on the Premises except for Tenant’s own personal use.
4.    TENANT REQUESTS: The requests of Tenant will be attended only upon written application at Landlord’s office. Use of the website, www.mcpaz.com is the preferred method of communication. Employees of Landlord shall not perform any work, or do anything outside their regular duties unless specific written instructions from Landlord is first had and obtained, and no employee shall admit any person (whether a tenant or otherwise), to any part of the Building, other than the Premises, without specific instructions from Landlord or Landlord’s agent. Landlord will direct electricians as to where and how telephone or wires are introduced. No boring or cutting for wires or string of wires will be allowed without written consent of the Landlord. No Tenant shall mark, paint, drill into, or in any way deface any part of its Premises, the Building or the Project.
5.    KEYS: All keys and key cards shall be returned to Landlord upon termination or earlier expiration of this Lease. Tenant shall not change the locks, or install other locks on the doors

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of the Premises or elsewhere. All required changes must be made by Landlord’s staff. In the event of loss of any keys so furnished, such Tenant shall pay to the Landlord the cost of replacing the same or of changing the lock or locks opened by such lost key if Landlord shall deem it necessary to make a change.
6.    LOCKING OF PREMISES: Tenant shall see that the doors on the Premises are closed and securely locked before leaving the Premises. All lights, water faucets, coffee makers or other small electrical appliances are to be turned off as well.
7.    SIGNAGE:    Tenant shall place, affix, or attach on any door or wall of the Building exposed to the public only those identification markers and other pre-approved by Landlord as to style, lettering, size and color. Landlord reserves the right to place any such identification markers and signs on Tenant’s doors and all the cost thereof shall be billed to Tenant. Directories will be placed by Landlord, at its own expense, in conspicuous places in the Building. No other directories shall be permitted, unless previously consented to by Landlord in writing. Landlord shall have the right to prohibit any advertising by any tenant, which, in the Landlord’s opinion tends to impair the reputation of the Project or its desirability as an office building. Upon written notice from Landlord, any tenant shall refrain from or discontinue such advertising.
8.    FIRE SAFETY: No Tenant shall do or permit anything to be done in its Premises, or keep anything therein which shall in any way increase the rate of fire insurance on the building or on the property kept there, or obstruct or interfere with the rights of other tenants, or in any way injure or annoy them, or conflict with the regulations of the Fire Department or the fire laws, or with any insurance policy upon the Building or any part thereof, or with any rules or ordinances established by the local health authority or other governmental authority. Tenant shall not hang or cause item to be draped within 18” of the ceiling grid per Tempe City Fire code, thereby impeding flow of fire heads.
9.    COMMON AREAS: All parking areas, pedestrian walkways, plazas and other public areas forming a part of the Project shall be under the sole and absolute control of Landlord with exclusive right to regulate and control these areas. Tenant agrees to conform to the rules and regulations that may be established by Landlord for those areas from time to time. Landlord shall have the right to control and operate the public portions of the Project, and the public facilities, and

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heating and air conditioning, as well as facilities furnished for the common use of the tenants, in such manner, as it deems best for the benefit of tenants generally.
10.    UTILITIES: Tenant shall not use any method of heating or air conditioning other than the units installed by Landlord to serve the Premises. Fans or space heaters are not permitted.
11.    PLUMBING: The toilets, wash basins and other plumbing fixtures shall not be used for any purpose other than those for which they were constructed and no sweepings, rubbish, rags or other substance shall be thrown therein. All damage resulting from any misuse of fixtures shall be borne by any Tenant whose employees, agents or visitors shall have caused the same.
12.    VEHICLES, COOKING, PETS: No bicycles, or animals of any kind shall be brought into the Premises, and except for any restaurant tenant permitted by Landlord to do so, no cooking shall be done or permitted by any Tenant on the Premises and/or the Building except for the preparation of coffee, tea, hot chocolate or similar items or items which can be prepared in a microwave oven, for Tenant, its employees and business visitors. Tenant shall not cause or permit any unreasonable odors to escape the Premises. Per Tempe City Code, bicycle racks are provided on-site to be used for securing same.
13.    FURNITURE MOVES: All removals or the carrying in or out of any safes, freight, furniture, or bulky matter of any description must take place during the hours which Landlord may establish from time to time. The moving of safes or other fixtures or bulky matter of any kind must be made upon previous notice to the property manager of the Project and under their supervision; the persons employed by any tenant for such work must be acceptable to Landlord. Landlord reserves the right to inspect all safes, freight or other bulky articles to be brought into the Building. Landlord reserve the right to prohibit or impose conditions upon the installation of heavy objects, which might overload the Building floors. The scheduling of tenant move-ins shall be subject to the reasonable discretion of the Landlord. All such moves must take place using the freight elevator(s), and never in the passenger elevators.
14.    SMOKING RESTRICTIONS: Smoking within the Building is prohibited. Smoking shall be permitted only in an exterior portion of the Common Area as designated by Landlord.

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15.    JANITORIAL: All cleaning and janitorial services for the Premises shall be provided exclusively through Landlord, five nights per week. Day porter services are available Monday – Friday as agreed upon between Tenant and Landlord, and billed accordingly.
16.    CANVASSING: Canvassing, soliciting and peddling in the Project are prohibited. Tenant shall cooperate to prevent such activities. Landlord reserves the right to prohibit personal goods and services vendors from access to the Project except upon such reasonable terms and conditions including, but not limited to, the payment of a reasonable fee and provision for insurance coverage, as are related to the safety, care and cleanliness of the Project, the preservation of good order therein, and the relief of any financial or other burden on the Landlord occasioned by the presence of such vendors who may be present at any one time in the Project.
17.    SECURITY: Landlord will not be responsible for any lost or stolen property, equipment, money, or jewelry from the Premises or from public rooms, regardless of whether such loss occurs when the area is locked against entry.
18.    MAINTENANCE REPAIRS: All type of maintenance and repair, painting and picture hanging is available through the Landlord. Please contact building manager for list of charges.
19.    DEADLY WEAPONS. No firearms, explosives or deadly weapons of any kind are allowed in the Project, and Tenant shall enforce this prohibition as to its employees and invitees.
20.    AMENDMENT: Landlord reserves the right at any time to rescind any one or more of these Rules and Regulations and to make such other and further reasonable Rules and Regulations as, in Landlord’s judgment, may from time to time be necessary for the safety, care and cleanliness of the Premises, the Project, and the preservation of order therein. In the event Landlord makes any changes in the Rules and Regulations, such changes shall be reasonable, and shall not have the effect of modifying or amending any of the provisions of the Lease.

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EXHIBIT D-1
PARKING RULES AND REGULATIONS
Pursuant to section 3.4 of the Papago Buttes Corporate Plaza Office Lease (“the Lease”) effective September 1, 2008, the following set of Procedures and Requirements for Parking shall be effective for all tenant, invitee and visitor parking in Papago Buttes Corporate Plaza (the Project”):

1.	Landlord will assign Reserved Parking Spaces to each tenant as provided in its Lease, marking said parking spaces with a sign bearing the Tenant’s name and/or individual name, as appropriate.

2.
Landlord will provide to each tenant the number of parking passes required by its Lease.   The pass shall be attached to the rearview mirror of the vehicle, and shall be visible at all times when parked on the Project. Each parking pass will have an assigned number, and each tenant will be responsible for distributing the parking passes to their employees.  Tenant will be responsible for maintaining a log of employees to whom a parking pass has been issued, and for retrieving parking passes when an employee leaves the employment of Tenant. Initial parking passes will be provided at no cost to the Tenant. Additional parking passes will be provided at a cost of $15.00 per pass. NO TEMPORARY PASSES WILL BE PROVIDED. IN THE EVENT THAT AN EMPLOYEE AT ANY TIME DOES NOT HAVE THEIR PASS AVAILABLE, THEY WILL BE REQUIRED TO PARK ONLY IN THE UNRESERVED SPACES THROUGHOUT THE PROJECT.

3.
Only vehicles with a blue colored parking pass will be allowed to park in the in blue colored area of the parking garage.  The blue colored area is located on the first, second and third floor of the parking garage. Any vehicle parked in the blue colored area without an appropriate parking pass will be towed at the owner’s expense

4.
The Tenant shall be responsible for notifying the Landlord of any unauthorized parking in a reserved parking space.  The Tenant will provide security with a description of vehicle, including make, color and license plate number.  The Landlord shall have the trespassing vehicle ticketed and/or towed.

5.
Parking areas within the parking garage shall be used only for parking vehicles no larger than full sized passenger automobiles.  No oversized vehicles or trailers are allowed within the blue colored area of the garage.

6.
Tenant or tenant’s employees shall be required to register their vehicle with security. Landlord will not provide badges or parking passes to Tenant until information regarding the vehicle is received. If any employee of Tenant has more than one vehicle they wish to park on the Project, all such vehicles must be registered and the parking pass displayed in the vehicle. Unregistered vehicles or vehicles without a parking pass will be towed at owner’s expense.

7.
Tenant shall not permit or allow any vehicle belonging to or controlled by Tenant or its employees, suppliers, shippers, customers, or invitees to be loaded, unloaded or parked in areas other than those designated by Landlord for such activities. Vehicles not in compliance will be towed at the owner’s expense.

8.	Landlord reserves the right to refuse the distribution of parking passes to any person or entity that refuses to comply with these Rules and Regulations.

9.
Tenant’s employees not assigned a blue colored parking pass may park only in any available overflow space on the Project. Some of the unreserved overflow parking will be located in the parking garage and marked in white. The entire roof of the parking garage is overflow parking, which will be available exclusively on a first-come, first-serve basis. There are also some spaces around the buildings that are available as overflow parking, as set forth on the attached diagram.

10.
Landlord will provide visitor parking in front of each building, which will be marked with a “Visitor” sign. Some visitor parking will be limited to 2 hours and some will be limited to 4 hours. Tenant must notify Security if a visitor will be on Project for longer

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than the visitor parking allows, and Security will advise that visitor what parking area is then available.  TENANT’S EMPLOYEES ARE NOT ALLOWED TO PARK IN VISITOR SPACES. ALL EMPLOYEE VEHICLES PARKED IN A VISITOR AREA WILL BE TOWED BY LANDLORD AT THE EMPLOYEE’S EXPENSE.

11.	Users of the parking areas will obey all posted signs and park only in the areas designated for vehicle parking.

12.
Unless otherwise instructed, every person using the parking areas is required to park and lock his own vehicle.  Landlord will not be responsible for any damage to vehicles, injury to persons or loss of property, all of which risks are assumed by the party using the parking areas.

13.
The repair or maintenance of vehicles in the parking areas or Common Areas is strictly prohibited.   Windshield Repair Companies, Mobile Pit Stop, AAA or other roadside assistance companies must first check in with Security to be allowed on the Project.

14.
Tenant shall distribute a copy of this Addendum to each of its employees, and shall at all times be responsible for ensuring that its employees, agents visitors and invitees comply with all applicable parking rules, regulations, laws and agreements.

15.
Landlord reserves the right to modify the parking rules set forth in this Addendum, and to adopt such other reasonable and non-discriminatory rules and regulations as it may deem necessary for the proper operation of the parking areas.

16.	Such parking use as is herein provided is merely a use license, and no bailment is intended or shall be created hereby.

17.
Any vehicle remaining on the Project longer than seven (7) days shall be parked only in the vehicle owner’s reserved parking space. Any unregistered vehicle left in the parking overnight, or not in the appropriate assigned space, will be towed at the owner’s expense.

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EXHIBIT E
RESERVED PARKING SPACE LOCATIONS

Subject to reasonable relocation by Landlord following written notice

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EXHIBIT F-1
Lease Termination Calculations

	Lease Square Footage:		67,275
	Lease Commissions - Installment 1:		$7.55	$507,716.02	4/1/2016
	Lease Commissions - Installment 2:		$7.55	$507,716.02	7/1/2016
	Tenant Improvement - Installment 1:		$7.00	$470,925.00	6/1/2017
	Tenant Improvement - Installment 2:		$5.00	$336,375.00	6/1/2019
	Rent Abatement:		$10.42	$700,781.25	7/1/2016
	Interest Rate:		6.00%
Lease	Calendar
Month	Month	Payment	Interest	Principal	Balance
-3	3/31/2016				$507,716.02
-2	4/1/2016	$0.00	$2,538.58	$0.00	$510,254.60
-1	5/1/2016	$0.00	$2,551.27	$0.00	$512,805.87
0	6/1/2016	$0.00	$2,564.03	$0.00	$515,369.90
1	7/1/2016	$0.00	$2,576.85	$140,156.25	$1,165,819.01
2	8/1/2016	$0.00	$5,829.10	$140,156.25	$1,311,804.36
3	9/1/2016	$0.00	$6,559.02	$140,156.25	$1,458,519.63
4	10/1/2016	$0.00	$7,292.60	$140,156.25	$1,605,968.48
5	11/1/2016	$0.00	$8,029.84	$140,156.25	$1,754,154.57
6	12/1/2016	$(27,804.84)	$8,770.77	$(19,034.07)	$1,735,120.50
7	1/1/2017	$(27,804.84)	$8,717.25	$(19,087.59)	$1,716,032.91
8	2/1/2017	$(27,804.84)	$8,663.47	$(19,141.38)	$1,696,891.54
9	3/1/2017	$(27,804.84)	$8,609.41	$(19,195.43)	$1,677,696.11
10	4/1/2017	$(27,804.84)	$8,555.08	$(19,249.76)	$1,658,446.35
11	5/1/2017	$(27,804.84)	$8,500.48	$(19,304.36)	$1,639,141.99
12	6/1/2017	$(27,804.84)	$8,445.61	$(19,359.23)	$2,090,707.76
13	7/1/2017	$(27,804.84)	$10,568.18	$(17,236.66)	$2,073,471.11
14	8/1/2017	$(27,804.84)	$10,498.38	$(17,306.46)	$2,056,164.64
15	9/1/2017	$(27,804.84)	$10,428.22	$(17,376.62)	$2,038,788.02
16	10/1/2017	$(27,804.84)	$10,357.72	$(17,447.12)	$2,021,340.90
17	11/1/2017	$(27,804.84)	$10,286.86	$(17,517.98)	$2,003,822.92
18	12/1/2017	$(27,804.84)	$10,215.65	$(17,589.19)	$1,986,233.72
19	1/1/2018	$(27,804.84)	$10,144.08	$(17,660.76)	$1,968,572.96
20	2/1/2018	$(27,804.84)	$10,072.15	$(17,732.69)	$1,950,840.27
21	3/1/2018	$(27,804.84)	$9,999.87	$(17,804.97)	$1,933,035.30
22	4/1/2018	$(27,804.84)	$9,927.22	$(17,877.62)	$1,915,157.68
23	5/1/2018	$(27,804.84)	$9,854.21	$(17,950.63)	$1,897,207.04
24	6/1/2018	$(27,804.84)	$9,780.83	$(18,024.01)	$1,879,183.04
25	7/1/2018	$(27,804.84)	$9,707.09	$(18,097.75)	$1,861,085.29
26	8/1/2018	$(27,804.84)	$9,632.98	$(18,171.86)	$1,842,913.43
27	9/1/2018	$(27,804.84)	$9,558.50	$(18,246.34)	$1,824,667.08
28	10/1/2018	$(27,804.84)	$9,483.64	$(18,321.20)	$1,806,345.89
29	11/1/2018	$(27,804.84)	$9,408.42	$(18,396.42)	$1,787,949.46
30	12/1/2018	$(27,804.84)	$9,332.81	$(18,472.03)	$1,769,477.43
31	1/1/2019	$(27,804.84)	$9,256.83	$(18,548.01)	$1,750,929.42
32	2/1/2019	$(27,804.84)	$9,180.47	$(18,624.37)	$1,732,305.05
33	3/1/2019	$(27,804.84)	$9,103.72	$(18,701.12)	$1,713,603.93
34	4/1/2019	$(27,804.84)	$9,026.60	$(18,778.25)	$1,694,825.69
35	5/1/2019	$(27,804.84)	$8,949.08	$(18,855.76)	$1,675,969.93
36	6/1/2019	$(27,804.84)	$8,871.18	$(18,933.66)	$1,993,411.27

CKING/1707823.1/14327.001

37	7/1/2019	(27,804.84)	9,967.06	(17,837.78)	1,975,573.48
38	8/1/2019	(27,804.84)	9,877.87	(17,926.97)	1,957,646.51
39	9/1/2019	(27,804.84)	9,788.23	(18,016.61)	1,939,629.90
40	10/1/2019	(27,804.84)	9,698.15	(18,106.69)	1,921,523.21
41	11/1/2019	(27,804.84)	9,607.62	(18,197.23)	1,903,325.98
42	12/1/2019	(27,804.84)	9,516.63	(18,288.21)	1,885,037.77
43	1/1/2020	(27,804.84)	9,425.19	(18,379.65)	1,866,658.12
44	2/1/2020	(27,804.84)	9,333.29	(18,471.55)	1,848,186.57
45	3/1/2020	(27,804.84)	9,240.93	(18,563.91)	1,829,622.66
46	4/1/2020	(27,804.84)	9,148.11	(18,656.73)	1,810,965.93
47	5/1/2020	(27,804.84)	9,054.83	(18,750.01)	1,792,215.92
48	6/1/2020	(27,804.84)	8,961.08	(18,843.76)	1,773,372.16
49	7/1/2020	(27,804.84)	8,866.86	(18,937.98)	1,754,434.18
50	8/1/2020	(27,804.84)	8,772.17	(19,032.67)	1,735,401.51
51	9/1/2020	(27,804.84)	8,677.01	(19,127.83)	1,716,273.67
52	10/1/2020	(27,804.84)	8,581.37	(19,223.47)	1,697,050.20
53	11/1/2020	(27,804.84)	8,485.25	(19,319.59)	1,677,730.61
54	12/1/2020	(27,804.84)	8,388.65	(19,416.19)	1,658,314.42
55	1/1/2021	(27,804.84)	8,291.57	(19,513.27)	1,638,801.15
56	2/1/2021	(27,804.84)	8,194.01	(19,610.84)	1,619,190.32
57	3/1/2021	(27,804.84)	8,095.95	(19,708.89)	1,599,481.43
58	4/1/2021	(27,804.84)	7,997.41	(19,807.43)	1,579,673.99
59	5/1/2021	(27,804.84)	7,898.37	(19,906.47)	1,559,767.52
60	6/1/2021	(27,804.84)	7,798.84	(20,006.00)	1,539,761.52
61	7/1/2021	(27,804.84)	7,698.81	(20,106.03)	1,519,655.48
62	8/1/2021	(27,804.84)	7,598.28	(20,206.56)	1,499,448.92
63	9/1/2021	(27,804.84)	7,497.24	(20,307.60)	1,479,141.32
64	10/1/2021	(27,804.84)	7,395.71	(20,409.13)	1,458,732.19
65	11/1/2021	(27,804.84)	7,293.66	(20,511.18)	1,438,221.01
66	12/1/2021	(27,804.84)	7,191.11	(20,613.74)	1,417,607.27
67	1/1/2022	(27,804.84)	7,088.04	(20,716.80)	1,396,890.47
68	2/1/2022	(27,804.84)	6,984.45	(20,820.39)	1,376,070.08
69	3/1/2022	(27,804.84)	6,880.35	(20,924.49)	1,355,145.59
70	4/1/2022	(27,804.84)	6,775.73	(21,029.11)	1,334,116.47
71	5/1/2022	(27,804.84)	6,670.58	(21,134.26)	1,312,982.21
72	6/1/2022	(27,804.84)	6,564.91	(21,239.93)	1,291,742.28
73	7/1/2022	(27,804.84)	6,458.71	(21,346.13)	1,270,396.15
74	8/1/2022	(27,804.84)	6,351.98	(21,452.86)	1,248,943.29
75	9/1/2022	(27,804.84)	6,244.72	(21,560.12)	1,227,383.17
76	10/1/2022	(27,804.84)	6,136.92	(21,667.93)	1,205,715.24
77	11/1/2022	(27,804.84)	6,028.58	(21,776.27)	1,183,938.98
78	12/1/2022	(27,804.84)	5,919.69	(21,885.15)	1,162,053.83
79	1/1/2023	(27,804.84)	5,810.27	(21,994.57)	1,140,059.26
80	2/1/2023	(27,804.84)	5,700.30	(22,104.54)	1,117,954.71
81	3/1/2023	(27,804.84)	5,589.77	(22,215.07)	1,095,739.65
82	4/1/2023	(27,804.84)	5,478.70	(22,326.14)	1,073,413.50
83	5/1/2023	(27,804.84)	5,367.07	(22,437.77)	1,050,975.73
84	6/1/2023	(27,804.84)	5,254.88	(22,549.96)	1,028,425.77
85	7/1/2023	(27,804.84)	5,142.13	(22,662.71)	1,005,763.05
86	8/1/2023	(27,804.84)	5,028.82	(22,776.03)	982,987.03
87	9/1/2023	(27,804.84)	4,914.94	(22,889.91)	960,097.12
88	10/1/2023	(27,804.84)	4,800.49	(23,004.36)	937,092.77
89	11/1/2023	(27,804.84)	4,685.46	(23,119.38)	913,973.39
90	12/1/2023	(27,804.84)	4,569.87	(23,234.97)	890,738.42
91	1/1/2024	(27,804.84)	4,453.69	(23,351.15)	867,387.27
92	2/1/2024	(27,804.84)	4,336.94	(23,467.90)	843,919.36

CKING/1707823.1/14327.001

93	3/1/2024	$(27,804.84)	$4,219.60	$(23,585.24)	$820,334.12
94	4/1/2024	$(27,804.84)	$4,101.67	$(23,703.17)	$796,630.95
95	5/1/2024	$(27,804.84)	$3,983.15	$(23,821.69)	$772,809.26
96	6/1/2024	$(27,804.84)	$3,864.05	$(23,940.79)	$748,868.46
97	7/1/2024	$(27,804.84)	$3,744.34	$(24,060.50)	$724,807.97
98	8/1/2024	$(27,804.84)	$3,624.04	$(24,180.80)	$700,627.16
99	9/1/2024	$(27,804.84)	$3,503.14	$(24,301.71)	$676,325.46
100	10/1/2024	$(27,804.84)	$3,381.63	$(24,423.21)	$651,902.24
101	11/1/2024	$(27,804.84)	$3,259.51	$(24,545.33)	$627,356.91
102	12/1/2024	$(27,804.84)	$3,136.78	$(24,668.06)	$602,688.86
103	1/1/2025	$(27,804.84)	$3,013.44	$(24,791.40)	$577,897.46
104	2/1/2025	$(27,804.84)	$2,889.49	$(24,915.35)	$552,982.11
105	3/1/2025	$(27,804.84)	$2,764.91	$(25,039.93)	$527,942.18
106	4/1/2025	$(27,804.84)	$2,639.71	$(25,165.13)	$502,777.05
107	5/1/2025	$(27,804.84)	$2,513.89	$(25,290.96)	$477,486.09
108	6/1/2025	$(27,804.84)	$2,387.43	$(25,417.41)	$452,068.68
109	7/1/2025	$(27,804.84)	$2,260.34	$(25,544.50)	$426,524.18
110	8/1/2025	$(27,804.84)	$2,132.62	$(25,672.22)	$400,851.96
111	9/1/2025	$(27,804.84)	$2,004.26	$(25,800.58)	$375,051.38
112	10/1/2025	$(27,804.84)	$1,875.26	$(25,929.58)	$349,121.79
113	11/1/2025	$(27,804.84)	$1,745.61	$(26,059.23)	$323,062.56
114	12/1/2025	$(27,804.84)	$1,615.31	$(26,189.53)	$296,873.03
115	1/1/2026	$(27,804.84)	$1,484.37	$(26,320.48)	$270,552.56
116	2/1/2026	$(27,804.84)	$1,352.76	$(26,452.08)	$244,100.48
117	3/1/2026	$(27,804.84)	$1,220.50	$(26,584.34)	$217,516.14
118	4/1/2026	$(27,804.84)	$1,087.58	$(26,717.26)	$190,798.88
119	5/1/2026	$(27,804.84)	$953.99	$(26,850.85)	$163,948.03
120	6/1/2026	$(27,804.84)	$819.74	$(26,985.10)	$136,962.93
121	7/1/2026	$(27,804.84)	$684.81	$(27,120.03)	$109,842.90
122	8/1/2026	$(27,804.84)	$549.21	$(27,255.63)	$82,587.28
123	9/1/2026	$(27,804.84)	$412.94	$(27,391.90)	$55,195.37
124	10/1/2026	$(27,804.84)	$275.98	$(27,528.86)	$27,666.51
125	11/1/2026	$(27,804.84)	$138.33	$(27,666.51)	$0.00

CKING/1707823.1/14327.001

EXHIBIT F-2
LEASE TERMINATION CALCULATIONS

	Lease Square Footage:		67,275
	Lease Commissions - Installment 1:		7.55	507,716.02	4/1/2016
	Lease Commissions - Installment 2:		7.55	507,716.02	7/1/2016
Tenant Improvement - Installment 1:			7.00	470,925.00	6/1/2019
Tenant Improvement - Installment 2:			5.00	336,375.00	6/1/2019
	Rent Abatement:		10.42	700,781.25	7/1/2016
	Interest Rate:		0.06
Lease	Calendar
Month	Month	Payment	Interest	Principal	Balance
-3	3/31/2016				$507,716.02
-2	4/1/2016	$0.00	$2,538.58	$0.00	$510,254.60
-1	5/1/2016	$0.00	$2,551.27	$0.00	$512,805.87
0	6/1/2016	$0.00	$2,564.03	$0.00	$515,369.90
1	7/1/2016	$0.00	$2,576.85	$140,156.25	$1,165,819.01
2	8/1/2016	$0.00	$5,829.10	$140,156.25	$1,311,804.36
3	9/1/2016	$0.00	$6,559.02	$140,156.25	$1,458,519.63
4	10/1/2016	$0.00	$7,292.60	$140,156.25	$1,605,968.48
5	11/1/2016	$0.00	$8,029.84	$140,156.25	$1,754,154.57
6	12/1/2016	$(27,336.01)	$8,770.77	$(18,565.24)	$1,735,589.33
7	1/1/2017	$(27,336.01)	$8,717.25	$(18,618.76)	$1,716,970.58
8	2/1/2017	$(27,336.01)	$8,663.47	$(18,672.54)	$1,698,298.03
9	3/1/2017	$(27,336.01)	$8,609.41	$(18,726.60)	$1,679,571.43
10	4/1/2017	$(27,336.01)	$8,555.08	$(18,780.93)	$1,660,790.50
11	5/1/2017	$(27,336.01)	$8,500.48	$(18,835.53)	$1,641,954.98
12	6/1/2017	$(27,336.01)	$8,445.61	$(18,890.40)	$1,623,064.58
13	7/1/2017	$(27,336.01)	$8,390.47	$(18,945.54)	$1,604,119.04
14	8/1/2017	$(27,336.01)	$8,335.05	$(19,000.96)	$1,585,118.07
15	9/1/2017	$(27,336.01)	$8,279.35	$(19,056.66)	$1,566,061.41
16	10/1/2017	$(27,336.01)	$8,223.37	$(19,112.64)	$1,546,948.77
17	11/1/2017	$(27,336.01)	$8,167.12	$(19,168.90)	$1,527,779.88
18	12/1/2017	$(27,336.01)	$8,110.58	$(19,225.43)	$1,508,554.44
19	1/1/2018	$(27,336.01)	$8,053.76	$(19,282.25)	$1,489,272.19
20	2/1/2018	$(27,336.01)	$7,996.65	$(19,339.36)	$1,469,932.83
21	3/1/2018	$(27,336.01)	$7,939.26	$(19,396.75)	$1,450,536.08
22	4/1/2018	$(27,336.01)	$7,881.58	$(19,454.43)	$1,431,081.65
23	5/1/2018	$(27,336.01)	$7,823.62	$(19,512.39)	$1,411,569.26
24	6/1/2018	$(27,336.01)	$7,765.36	$(19,570.65)	$1,391,998.61
25	7/1/2018	$(27,336.01)	$7,706.82	$(19,629.19)	$1,372,369.42
26	8/1/2018	$(27,336.01)	$7,647.98	$(19,688.03)	$1,352,681.39
27	9/1/2018	$(27,336.01)	$7,588.84	$(19,747.17)	$1,332,934.22
28	10/1/2018	$(27,336.01)	$7,529.41	$(19,806.60)	$1,313,127.62
29	11/1/2018	$(27,336.01)	$7,469.69	$(19,866.32)	$1,293,261.30
30	12/1/2018	$(27,336.01)	$7,409.66	$(19,926.35)	$1,273,334.95
31	1/1/2019	$(27,336.01)	$7,349.34	$(19,986.67)	$1,253,348.28
32	2/1/2019	$(27,336.01)	$7,288.71	$(20,047.30)	$1,233,300.98
33	3/1/2019	$(27,336.01)	$7,227.78	$(20,108.23)	$1,213,192.75
34	4/1/2019	$(27,336.01)	$7,166.55	$(20,169.47)	$1,193,023.28
35	5/1/2019	$(27,336.01)	$7,105.00	$(20,231.01)	$1,172,792.27
36	6/1/2019	$(27,336.01)	$7,043.16	$(20,292.85)	$1,959,799.42
37	7/1/2019	$(27,336.01)	$9,799.00	$(17,537.01)	$1,942,262.41
38	8/1/2019	$(27,336.01)	$9,711.31	$(17,624.70)	$1,924,637.71
39	9/1/2019	$(27,336.01)	$9,623.19	$(17,712.82)	$1,906,924.88
40	10/1/2019	$(27,336.01)	$9,534.62	$(17,801.39)	$1,889,123.50
41	11/1/2019	$(27,336.01)	$9,445.62	$(17,890.39)	$1,871,233.11
42	12/1/2019	$(27,336.01)	$9,356.17	$(17,979.85)	$1,853,253.26
43	1/1/2020	$(27,336.01)	$9,266.27	$(18,069.74)	$1,835,183.52
44	2/1/2020	$(27,336.01)	$9,175.92	$(18,160.09)	$1,817,023.42
45	3/1/2020	$(27,336.01)	$9,085.12	$(18,250.89)	$1,798,772.53
46	4/1/2020	$(27,336.01)	$8,993.86	$(18,342.15)	$1,780,430.38
47	5/1/2020	$(27,336.01)	$8,902.15	$(18,433.86)	$1,761,996.52

CKING/1707823.1/14327.001

48	6/1/2020	$(27,336.01)	$8,809.98	$(18,526.03)	$1,743,470.49
49	7/1/2020	$(27,336.01)	$8,717.35	$(18,618.66)	$1,724,851.84
50	8/1/2020	$(27,336.01)	$8,624.26	$(18,711.75)	$1,706,140.08
51	9/1/2020	$(27,336.01)	$8,530.70	$(18,805.31)	$1,687,334.77
52	10/1/2020	$(27,336.01)	$8,436.67	$(18,899.34)	$1,668,435.44
53	11/1/2020	$(27,336.01)	$8,342.18	$(18,993.83)	$1,649,441.60
54	12/1/2020	$(27,336.01)	$8,247.21	$(19,088.80)	$1,630,352.80
55	1/1/2021	$(27,336.01)	$8,151.76	$(19,184.25)	$1,611,168.55
56	2/1/2021	$(27,336.01)	$8,055.84	$(19,280.17)	$1,591,888.39
57	3/1/2021	$(27,336.01)	$7,959.44	$(19,376.57)	$1,572,511.82
58	4/1/2021	$(27,336.01)	$7,862.56	$(19,473.45)	$1,553,038.36
59	5/1/2021	$(27,336.01)	$7,765.19	$(19,570.82)	$1,533,467.55
60	6/1/2021	$(27,336.01)	$7,667.34	$(19,668.67)	$1,513,798.87
61	7/1/2021	$(27,336.01)	$7,568.99	$(19,767.02)	$1,494,031.86
62	8/1/2021	$(27,336.01)	$7,470.16	$(19,865.85)	$1,474,166.00
63	9/1/2021	$(27,336.01)	$7,370.83	$(19,965.18)	$1,454,200.82
64	10/1/2021	$(27,336.01)	$7,271.00	$(20,065.01)	$1,434,135.82
65	11/1/2021	$(27,336.01)	$7,170.68	$(20,165.33)	$1,413,970.49
66	12/1/2021	$(27,336.01)	$7,069.85	$(20,266.16)	$1,393,704.33
67	1/1/2022	$(27,336.01)	$6,968.52	$(20,367.49)	$1,373,336.84
68	2/1/2022	$(27,336.01)	$6,866.68	$(20,469.33)	$1,352,867.51
69	3/1/2022	$(27,336.01)	$6,764.34	$(20,571.67)	$1,332,295.84
70	4/1/2022	$(27,336.01)	$6,661.48	$(20,674.53)	$1,311,621.31
71	5/1/2022	$(27,336.01)	$6,558.11	$(20,777.90)	$1,290,843.40
72	6/1/2022	$(27,336.01)	$6,454.22	$(20,881.79)	$1,269,961.61
73	7/1/2022	$(27,336.01)	$6,349.81	$(20,986.20)	$1,248,975.41
74	8/1/2022	$(27,336.01)	$6,244.88	$(21,091.13)	$1,227,884.27
75	9/1/2022	$(27,336.01)	$6,139.42	$(21,196.59)	$1,206,687.68
76	10/1/2022	$(27,336.01)	$6,033.44	$(21,302.57)	$1,185,385.11
77	11/1/2022	$(27,336.01)	$5,926.93	$(21,409.09)	$1,163,976.03
78	12/1/2022	$(27,336.01)	$5,819.88	$(21,516.13)	$1,142,459.89
79	1/1/2023	$(27,336.01)	$5,712.30	$(21,623.71)	$1,120,836.18
80	2/1/2023	$(27,336.01)	$5,604.18	$(21,731.83)	$1,099,104.35
81	3/1/2023	$(27,336.01)	$5,495.52	$(21,840.49)	$1,077,263.86
82	4/1/2023	$(27,336.01)	$5,386.32	$(21,949.69)	$1,055,314.17
83	5/1/2023	$(27,336.01)	$5,276.57	$(22,059.44)	$1,033,254.73
84	6/1/2023	$(27,336.01)	$5,166.27	$(22,169.74)	$1,011,085.00
85	7/1/2023	$(27,336.01)	$5,055.42	$(22,280.59)	$988,804.41
86	8/1/2023	$(27,336.01)	$4,944.02	$(22,391.99)	$966,412.42
87	9/1/2023	$(27,336.01)	$4,832.06	$(22,503.95)	$943,908.47
88	10/1/2023	$(27,336.01)	$4,719.54	$(22,616.47)	$921,292.00
89	11/1/2023	$(27,336.01)	$4,606.46	$(22,729.55)	$898,562.45
90	12/1/2023	$(27,336.01)	$4,492.81	$(22,843.20)	$875,719.26
91	1/1/2024	$(27,336.01)	$4,378.60	$(22,957.41)	$852,761.84
92	2/1/2024	$(27,336.01)	$4,263.81	$(23,072.20)	$829,689.64
93	3/1/2024	$(27,336.01)	$4,148.45	$(23,187.56)	$806,502.08
94	4/1/2024	$(27,336.01)	$4,032.51	$(23,303.50)	$783,198.58
95	5/1/2024	$(27,336.01)	$3,915.99	$(23,420.02)	$759,778.56
96	6/1/2024	$(27,336.01)	$3,798.89	$(23,537.12)	$736,241.44
97	7/1/2024	$(27,336.01)	$3,681.21	$(23,654.80)	$712,586.64
98	8/1/2024	$(27,336.01)	$3,562.93	$(23,773.08)	$688,813.56
99	9/1/2024	$(27,336.01)	$3,444.07	$(23,891.94)	$664,921.62
100	10/1/2024	$(27,336.01)	$3,324.61	$(24,011.40)	$640,910.21
101	11/1/2024	$(27,336.01)	$3,204.55	$(24,131.46)	$616,778.75
102	12/1/2024	$(27,336.01)	$3,083.89	$(24,252.12)	$592,526.64
103	1/1/2025	$(27,336.01)	$2,962.63	$(24,373.38)	$568,153.26
104	2/1/2025	$(27,336.01)	$2,840.77	$(24,495.24)	$543,658.01
105	3/1/2025	$(27,336.01)	$2,718.29	$(24,617.72)	$519,040.29
106	4/1/2025	$(27,336.01)	$2,595.20	$(24,740.81)	$494,299.48
107	5/1/2025	$(27,336.01)	$2,471.50	$(24,864.51)	$469,434.97
108	6/1/2025	$(27,336.01)	$2,347.17	$(24,988.84)	$444,446.14
109	7/1/2025	$(27,336.01)	$2,222.23	$(25,113.78)	$419,332.36
110	8/1/2025	$(27,336.01)	$2,096.66	$(25,239.35)	$394,093.01
111	9/1/2025	$(27,336.01)	$1,970.47	$(25,365.55)	$368,727.46

CKING/1707823.1/14327.001

112	10/1/2025	$(27,336.01)	$1,843.64	$(25,492.37)	$343,235.09
113	11/1/2025	$(27,336.01)	$1,716.18	$(25,619.84)	$317,615.25
114	12/1/2025	$(27,336.01)	$1,588.08	$(25,747.93)	$291,867.32
115	1/1/2026	$(27,336.01)	$1,459.34	$(25,876.67)	$265,990.64
116	2/1/2026	$(27,336.01)	$1,329.95	$(26,006.06)	$239,984.59
117	3/1/2026	$(27,336.01)	$1,199.92	$(26,136.09)	$213,848.50
118	4/1/2026	$(27,336.01)	$1,069.24	$(26,266.77)	$187,581.73
119	5/1/2026	$(27,336.01)	$937.91	$(26,398.10)	$161,183.63
120	6/1/2026	$(27,336.01)	$805.92	$(26,530.09)	$134,653.53
121	7/1/2026	$(27,336.01)	$673.27	$(26,662.74)	$107,990.79
122	8/1/2026	$(27,336.01)	$539.95	$(26,796.06)	$81,194.74
123	9/1/2026	$(27,336.01)	$405.97	$(26,930.04)	$54,264.70
124	10/1/2026	$(27,336.01)	$271.32	$(27,064.69)	$27,200.01
125	11/1/2026	$(27,336.01)	$136.00	$(27,200.01)	$0.00

CKING/1707823.1/14327.001

EXHIBIT G
REFUSAL SPACE

Suite 101
8,172 RSF
Suite 107
2,383 RSF
Suite 111
11,162 RSF
Suite 109
5,069 RSF

CKING/1707823.1/14327.001

PAPAGO BUTTES CORPORATE PLAZA
OFFICE LEASE
PAPAGO BUTTES CORPORATE, LLC,
a Delaware limited liability company
Landlord
and
THE ENDURANCE INTERNATIONAL GROUP, INC.
a Delaware corporation
Tenant

Dated: January 30, 2015

CKING/1707823.1/14327.001

TABLE OF CONTENTS

Page

1.	SUMMARY OF BASIC TERMS 1

2.	DELIVERY, TERM AND CONSTRUCTION 3

3.	USE OF PREMISES 5

4.	PARKING AND COMMON AREAS 8

5.	INTENTIONALLY OMITTED 9

6.	RENT 10

7.	OPERATING COSTS 10

8.	TAXES 14

9.	INSURANCE AND INDEMNITY 15

10.	FIRE AND CASUALTY 18

11.	CONDEMNATION 19

12.	MAINTENANCE AND OFFICE SERVICES 20

13.	TENANT ALTERATIONS AND SIGNAGE 23

14.	ASSIGNMENT AND SUBLETTING 25

15.	SUBORDINATION AND ATTORNMENT 27

16.	ESTOPPEL CERTIFICATES AND FINANCIAL STATEMENTS 28

17.	QUIET ENJOYMENT 28

18.	SURRENDER AND HOLDOVER 29

19.	BREACH, DEFAULT, AND REMEDIES 30

20.	LANDLORD LIABILITY 31

21.	NOTICES 32

22.	BROKERAGE 32

23.	GENERAL 32

24.	INDOOR AIR QUALITY 34

25.	OFAC COMPLIANCE 35

CKING/1707823.1/14327.001

26.	RIGHT TO AUDIT TENANT 36

27.	RENEWAL OPTION 36

28.	RIGHT OF REFUSAL 37

29.	TERMINATION OPTION 39

30.	IRREVOCABLE STANDBY LETTER OF CREDIT 40

31.	PROPERTY / LIFE SAFETY THREATS 43

32.	CONDITIONS PRECEDENT TO COMMENCEMENT OF TERM 43

33.	APPROVAL OF CURRENT TENANT TO MODIFICATIONS 44

34.	SERVER RACKS 47

35.	BACKUP GENERATORS 47
EXHIBIT A – THE PREMISES
EXHIBIT B – THE BUILDING
EXHIBIT C – CONSTRUCTION PROVISIONS
EXHIBIT C-1 – APPROVED SPACE PLAN
EXHIBIT C-2 – BUILDING STANDARD SPECIFICATIONS
EXHIBIT D – RULES AND REGULATIONS
EXHIBIT D-1 – PARKING RULES AND REGULATIONS
EXHIBIT E – RESERVED PARKING SPACE LOCATIONS
EXHIBIT F – LEASE TERMINATION CALCULATIONS
EXHIBIT G – REFUSAL SPACE

CKING/1707823.1/14327.001

FIRST AMENDMENT TO LEASE
This First Amendment to Lease (the “Amendment”) is made and entered into as of the 23rd day of August, 2016, by and between PAPAGO BUTTES CORPORATE, LLC, a Delaware limited liability company (“Landlord”), and THE ENDURANCE INTERNATIONAL GROUP, INC., a Delaware corporation (“Tenant”).
WHEREAS, on or about January 30, 2015, Landlord and Tenant entered into that certain Papago Buttes Corporate Plaza Office Lease (the “Lease”) for the rental of the 67,275 rentable square foot premises located at 1500 North Priest Drive, Suite 200, Tempe, Arizona (the “Premises”);
WHEREAS, the parties now wish to make certain modifications and amendments to the Lease, as set forth herein;
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Lease is amended as follows:
1.DATA CENTER PREMISES. Under section 34 of the Lease, Tenant has the right to lease server racks in the Data Center (as defined below) for the Building on a space-available basis. Tenant has elected, and Landlord has agreed, to lease seven (7) server racks pursuant to section 34, option “a” of the Lease (the “Data Center Premises”). The “Data Center” is that portion of the Building which is circumscribed in red on the building floor plan attached hereto as “Exhibit A”. The location of the seven server racks leased under this First Amendment shall be as designated also on Exhibit A. The rental rate for the server racks shall be $[**] per rack per month, which is a total of $[**] per month, plus all applicable taxes (the “Rental Rate”), and all such rent shall be considered as “Base Rent” due under the Lease. The Rental Rate shall be inclusive of HVAC and electricity costs. Landlord shall have the same rights and remedies as are available to it for nonpayment of Base Rent. The Data Center Premises shall be considered as part of the Premises for all purposes of the Lease, including all provisions of insurance and indemnity, and section 1.1 of the Lease is hereby amended to that effect. Additionally, the second line of the first sentence of section 34 of the Lease is amended to provide that “...provided that Tenant’s equipment does not require more cooling capacity ...”.

2.EFFECTIVE DATE. The effective date of this First Lease Amendment shall be July l, 2016 (the “Amendment Effective Date”), and the Rental Rate for the Data Center Premises shall commence on that date.

3.TERM. The term of the lease for the Data Center Premises shall expire on the same date as does the Lease Term.

4.NUMBER OF SERVER RACKS. Once per year, on each anniversary of the Amendment Effective Date for the remainder of the Term of the Lease, Tenant shall have the

CKING/1707823.1/14327.001

option to change the number of server racks to be rented for the following lease year, provided that any increase in the number of racks shall be explicitly on a space-then-available basis. If there are no racks then available, then Tenant may not increase the number of racks. The option to change the number or server racks must be exercised by written notice to Landlord received at least thirty (30) days prior to an anniversary of the Amendment Effective Date. If the option is exercised, then for the following Lease year, the modified number of racks shall be rented by Tenant at the Rental Rate and under all of the terms and conditions of this First Amendment. The location of the server racks shall be designated on an amended Exhibit A.

5.USE AND OCCUPANCY. Tenant shall use the Data Center Premises only as space for computer equipment. Tenant shall not make any use of the Data Center Premises which will cause cancellation of any insurance policy covering the same. Tenant shall not commit any waste upon the Data Center Premises and shall not conduct any business, activity, or thing on the Data Center Premises which is or becomes unlawful, prohibited, or a nuisance or which may cause damage to Landlord, to occupants of the vicinity, or to other third parties. Tenant shall comply with and abide by all laws, ordinances, and regulations of all municipal, county, state and federal authorities which are now in force or which may hereafter become effective with respect to use and occupancy of the Data Center Premises. Tenant shall have ten (10) days’ from notice from Landlord of any activity deemed unlawful, prohibited or a nuisance or which may cause damage to Landlord, to occupants of the vicinity, or to other third parties before such activity is deemed a breach of this Amendment.

6.DEMISING, ACCESS AND SECURITY. Tenant acknowledges that the Data Center Premises is part of a larger building common data center (the “Building Data Center”) serving Tenant as well as Landlord and other Project tenants. Tenant acknowledges that the Data Center Premises and the Building Data Center are not separately demised from the 1500 Building Main Point of Presence (“MPOP”) for telecommunication equipment, and that access to MPOP is reserved by Landlord through the Data Center Premises for Landlord, as well as other Project tenants that share use of the MPOP. Landlord reserves the right to control access to the Data Center (including the Data Center Premises) and to establish reasonable access restrictions and policies including card readers and hand geometry sensors with which Tenant and its designated employees shall fully comply. Tenant shall have unescorted 24-hour access to the Data Center Premises through the front entrance into the Building Data Center. Tenant shall provide Landlord with the names of the Tenant employees authorized to enter the Data Center Premises. Landlord reserves the right to reasonably deny access into the Building Data Center to any employee of Tenant not authorized for entry and to deny access to any third party vendor of Tenant which Landlord, in its sole discretion, believes to present a threat or risk to the overall stability of the Building Data Center.

7.POWER SUPPLY. The Building Data Center is connected to the uninterrupted power supply (“UPS”), which is intended to provide backup power. The Building Data Center is also connected to the automatic transfer switch (“ATS”) and back-up diesel generator(s) which

CKING/1707823.1/14327.001

is intended to provide back-up power supply to Tenant’s computer hardware in the Data Center Premises. Tenant shall provide notice to Landlord prior to the installation of any computer hardware in the Data Center Premises that substantially increases electricity consumption. Landlord shall make reasonable efforts to maintain the UPS system for the Project. However, Landlord shall have no liability to Tenant for actual or consequential damages to Tenant, its computer hardware equipment, or the loss of software or Tenant electronic data as a result of any failure of the UPS system to operate.

8.BROKERS. Tenant and Landlord each represent to the other that neither party has dealt with any licensed Arizona real estate broker or attorney claiming a commission under this First Amendment to Lease, and each party shall inde1nnify the other against any such claim.

9.NONDISCLOSURE OF LEASE TERMS. Tenant acknowledges and agrees that the terms of the Lease are confidential and constitute proprietary information of Landlord. Disclosure of the terms could adversely affect the ability of Landlord to negotiate other leases and impair Landlord’s relationship with other tenants. Accordingly, Tenant agrees that it, and its partners, officers, directors, employees, agents and attorneys, shall not intentionally and voluntarily disclose the terms and conditions of this First Amendment or the Lease to any newspaper or other publication or any other tenant or apparent prospective tenant of the Project, or real estate agent, either directly or indirectly, without the prior written consent of Landlord, provided, however, that Tenant may disclose the terms to prospective subtenants or assignees under this Lease.

10.NO OTHER MODIFICATIONS. Except as specifically set forth herein. the Lease remains in full force and effect, unmodified. In the event of any conflict between the provisions of the Lease and this First Amendment, the First Amendment shall control.

11.DEFINED TERMS. All Defined Terms used in the First Amendment and not defined herein shall have the same meaning as in the Lease.

12.RECITALS. The parties agree that all of the recitals are true and correct.

13.NO CLAIMS. Tenant agrees and acknowledges that there are no existing claims or causes of action against Landlord arising out of the Lease, nor are there any existing defenses, which Tenant has against the enforcement of the Lease by Landlord.

14.COUNTERPARTS; ELECTRONIC SIGNATURES. This Agreement may be executed in counterparts, including both counterparts that are executed on paper and counterparts that are in the form of electronic records and are executed electronically. An electronic signature

CKING/1707823.1/14327.001

means any electronic sound, symbol or process attached to or logically associated with a record and executed and adopted by a party with the intent to sign such record, including facsimile or e-mail electronic signatures. All executed counterparts shall constitute one agreement, and each counterpart shall be deemed an original. The parties hereby acknowledge and agree that electronic records and electronic signatures, as well as facsimile signatures, may be used in connection with the execution of this Agreement and electronic signatures, facsimile signatures or signatures transmitted by electronic mail in so-called pdf format shall be legal and binding and shall have the same full force and effect as if an a paper original of this Agreement had been delivered had been signed using a handwirtten signature. Landlord and Tenant (i) agree that an electronic signature, whether digital or encrypted, of a party to this Agreement is intended to authenticate this writing and to have the same force and effect as a manual signature, (ii) intend to be bound by the signatures (whether original, faxed or electronic) on any document sent or delivered by facsimile or, electronic mail, or other electronic means, (iii) are aware that the other party will rely on such signatures, and (iv) hereby waive any defenses to the enforcement of the terms of this Agreement based on the foregoing forms of signature. If this Agreement has been executed by electronic signature, all parties executing this document are expressly consenting under the Electronic Signatures in Global and National Commerce Act (“E-SIGN”), and Uniform Electronic Transactions Act (“UETA”), that a signature by fax, email or other electronic means shall constitute an Electronic Signature to an Electronic Record under both E-SIGN and UETA with respect to this specific transaction.

15.FURTHER ASSURANCES. The parties agree to execute all documents or take such other actions that are reasonable and necessary to carry out the intent of this First Amendment.

16.LANDLORD APPROVAL. Tenant acknowledges and agrees that this First Amendment will not be effective or binding upon Landlord until and unless it is fully executed by Landlord, which execution requires the prior review and approval of Landlord.

17.EXHIBITS. The following exhibits listed below are incorporated into this First Amendment by reference:

Exhibit A: Building Data Center

IN WITNESS WHEREOF, the parties hereto have executed this First Amendment as of the day and year first above written.

“LANDLORD”

CKING/1707823.1/14327.001

PAPAGO BUTTES CORPORATE, LLC,
a Delaware limited liability company

By:	PRINCIPAL REAL ESTATE INVESTORS, LLC,
a Delaware limited liability company, its authorized signatory

By: /s/ Kevin Anderegg
Name: Kevin Andergg
Its: Assistant Managing Director

THE ENDURANCE INTERNATIONAL GROUP, INC.
a Delaware corporation

By: /s/ Kurt Littlefield
Name: Kurt Littlefield
Its: SVP Operations

CKING/1707823.1/14327.001

Exhibit A

Surrender Premises
293 SQFT
Tectura 1005 SQFT
OPEN SPACE 609 Useable sqft
MPOP 830 SF
HALL 157 sqft
Pod A
HALL 640 sqft
UOP ONLINE 163 SF
Pod B
OPEN SPACE 1539 Useable sqft
Common 348 sqft
Pod C
Common 285 sqft
Endurance
Spare
Walters Kluwer
Quest
Western Refining DS-3
COX
Tectura Fiber link to 1230 Bldg.
Western Refining Fiber link to 1250 Bldg
Spectrum Building Fiber link
Ayres Data Switch
Fiber Cabinet 1500 Bldg.
Burgess & Niple Data Switch
7 cabinets for Endurance
Western Refining 339 SQFT
Medair 334 sqft
Pod C is empty

PAPAGO BUTTES CORPORATE PLAZA
1500 N. PRIEST DRIVE DATA CENTER

6-20-2016

CKING/1707823.1/14327.001

SECOND AMENDMENT TO LEASE

This Second Amendment to Lease (the “Agreement”) is made and entered into on the date or dates set forth below by and between PAPAGO BUTTES CORPORATE, LLC, a Delaware limited liability company (“Landlord”), and THE ENDURANCE INTERNATIONAL GROUP, INC., a Delaware corporation (“Tenant”).

WHEREAS, on or about January 30, 2015, Landlord and Tenant entered into that certain Papago Buttes Corporate Plaza Office Lease for the rental of the 67,275 rentable square foot premises located at 1500 North Priest Drive, Suite 200, Tempe, Arizona (the “Original Premises”); and

WHEREAS, on or about August 23, 2016, Landlord and Tenant entered into that certain First Amendment to Lease (the “First Amendment”) for the rental of seven (7) server racks at the Building; and

WHEREAS, the Papago Buttes Office Plaza Lease and the First Amendment are collectively referred to herein as "the Lease"; and

WHEREAS, the parties now wish to expand the Premises, and make certain modifications and amendments to the Lease, as set forth herein;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Lease is amended as follows:

1.PREMISES EXPANSION. Section 1.1 of the Summary of Basic Terms of the Lease, and Section 1 of the First Amendment are hereby amended to add to the Premises, as defined in the Lease, a new Suite 300, consisting of the entire third floor of the Building, as defined in Section 1.2 of the Lease, of approximately 71,625 RSF (68,039 USF) (the “Expansion Premises”), commencing on the Expansion Commencement Date of this Second Amendment, as defined in Section 4 hereof. Throughout this Second Amendment, and unless the context of use is specifically inconsistent, as of the Expansion Commencement Date, the term “Premises” shall mean all of the “Original Premises”, the “Data Center Premises” and the “Expansion Premises”. Additionally, the Original Premises may also occasionally be referred to herein the “Suite 200 Premises”, and the Expansion Premises may be referred to as the “Suite 300 Premises”. Landlord and Tenant agree that the RSF of the Premises for purposes of the Lease shall, notwithstanding anything to the contrary, in all events be 138,900 (67,275 plus 71,625) and not be subject to adjustment, unless otherwise agreed to in writing by Landlord and Tenant.

2.BASE RENT. Section 1.5 of the Summary of Basic Terms of the Lease is amended to provide that the Monthly Installments of Annual Base Rent for the Premises, plus all applicable taxes not included below, shall be payable according to the following schedules, beginning on the Commencement Date, as defined in Section 4 hereof.

The Endurance International Group Inc. - Second Amendment – 1500 N. Priest Drive, Tempe, AZ -

Lease Months	Lease Calendar Month	Original/Suite 200 Premises Monthly Payment of Base Rent	Expansion/Suite 300 Premises Monthly Payment of Base Rent	Total Premises Monthly Payment of Base Rent
1 – 10	01/01/2017 – 10/31/2017	$140,156.25	$0.00	$140,156.25
11 – 12	11/01/2017 – 12/31/2017	$142,959.38	$0.00	$142,959.38
13 – 22	01/01/2018 – 10/31/2018	$142,959.38	$158,171.88	$301,131.26
23 – 24	11/01/2018 – 12/31/2018	$145,762.50	$158,171.88	$303,934.38
25 – 34	01/01/2019 – 10/31/2019	$145,762.50	$161,156.25	$306,918.75
35 – 36	11/01/2019 – 12/31/2019	$148,565.63	$161,156.25	$309,721.88
37 – 46	01/01/2020 – 10/31/2020	$148,565.63	$164,140.63	$312,706.26
47 – 48	11/01/2020 – 12/31/2020	$151,368.75	$164,140.63	$315,509.38
49 – 58	01/01/2021 – 10/31/2021	$151,368.75	$167,125.00	$318,493.75
59 – 60	11/01/2021 – 12/31/2021	$154,171.88	$167,125.00	$321,296.88
61 – 70	01/01/2022 – 10/31/2022	$154,171.88	$170,109.38	$324,281.26
71 – 72	11/01/2022 – 12/31/2022	$156,975.00	$170,109.38	$327,084.38
73 – 82	01/01/2023 – 10/31/2023	$156,975.00	$173,093.75	$330,068.75
83 – 84	11/01/2023 – 12/31/2023	$159,778.13	$173,093.75	$332,871.88
85 – 94	01/01/2024 – 10/31/2024	$159,778.13	$176,078.13	$335,856.26
95 – 96	11/01/2024 – 12/31/2024	$162,581.25	$176,078.13	$338,659.38
97 – 106	01/01/2025 – 10/31/2025	$162,581.25	$179,062.50	$341,643.75
107 – 108	11/01/2025 – 12/31/2025	$165,384.38	$179,062.50	$344,446.88
109 – 118	01/01/2026 – 10/31/2026	$165,384.38	$182,046.88	$347,431.26

3.EFFECTIVE DATE. Tenant and Landlord agree that the Effective Date of this Second Amendment to include the Expansion Premises as part of the Premises under the Lease (the “Effective Date”) shall be January 15, 2017.

4.COMMENCEMENT DATE AND TERM. The Lease Term for the Expansion Premises shall commence on January 15, 2017, unless that date is extended as provided in this section (the “Expansion Commencement Date”). If delivery of possession of the Premises to Tenant is delayed beyond January 15, 2017 because of a failure of an existing tenant to surrender possession of the Premises to Landlord, or for any other reason, then this Lease shall remain in full force and effect, the end of the Lease Term shall remain the same, Tenant shall in all events be afforded 350 days of Base Rent abatement with respect to the Expansion Premises, and Landlord shall not be liable to Tenant for any damage occasioned by such delay, but the Expansion Commencement Date shall be delayed until the actual date of delivery of possession of the Expansion Premises to Tenant. The Term of the Lease for the entire Premises, including the Original Premises, the Data Center Premises and the Expansion Premises, shall expire at 11:59 PM Mountain Standard Time on October 31, 2026.

5.TENANT’S PROPORTIONATE SHARE. Since, as is set forth in Section 6, there shall be a different Base Year for the Original Premises than the Expansion Premises, it will be necessary to have a Proportionate Share allocable to the Original Premises and a separate Proportionate Share allocable to the Expansion Premises. Tenant’s Proportionate Share allocable to the Original Premises is as set forth in Section 1.6 of the Original Lease. Tenant’s Proportionate Share allocable to the Expansion Premises shall be 14.01%, which is the percentage that the Rentable Area of the Expansion Premises (71,625 RSF), bears to the Rentable Area of the Project, which is 511,081. Said RSF of the Project of 511,081 shall, notwithstanding anything to the contrary, remain at 511,081 except in the event a new building is added to the Project and then shall be increased by the RSF in that new building.

6.OPERATING COSTS. Section 1.7 of the Summary Basic Terms of the Lease is amended to add a new Base Year of 2017 specific to the Expansion Premises only. The Base Year for the Original Premises, consisting of Suite 200 only, shall remain unchanged. Beginning in 2017 with respect to only the Original Premises, Tenant shall pay to Landlord, in accordance with Section 7 of the Lease, Tenant’s Proportionate Share allocable to the Original Premises of Operating Costs in excess of the Operating

The Endurance International Group Inc. - Second Amendment – 1500 N. Priest Drive, Tempe, AZ -

Costs for the 2016 Base Year. Beginning in 2018 with respect to only the Expansion Premises, Tenant shall pay to Landlord, in accordance with Section 7 of the Lease, Tenant’s Proportionate Share allocable to the Expansion Premises of Operating Costs in excess of the Operating Costs for the 2017 Base Year.

7.LIMITATION ON CONTROLLABLE OPERATING COSTS. Section 7.7 of the Lease limits Tenant’s Proportionate Share of Operating Costs paid under the Lease for the Original Premises by a “Controllable Cost Cap”. Section 7.7 of the Lease is amended to add a new and separate Controllable Cost Cap for the Expansion Premises. The Expansion Premises Controllable Cost Cap in 2018 is 105% of the actual controllable Operating Costs for calendar year 2017, and the Controllable Cost Cap for each subsequent year shall be 105% of the Controllable Cost Cap for the previous year. The Controllable Cost Cap for the Original Premises shall be computed as is set forth in Section 7.7 of the Lease as in effect prior to this Second Amendment.

8.JANITORIAL AND UTILITIES. In addition to Tenant’s obligation to pay its Proportionate Share of Operating Costs for the Expansion Premises in excess of Operating Costs for the 2017 Base Year as described in Section 6 above, from the Expansion Commencement Date through the next 350 days, Tenant shall pay to Landlord as Rent, the actual cost of (i) janitorial day porter labor, (ii) janitorial supplies, (iii) janitorial nighttime cleaning, and (iv) all electricity applicable to the Expansion Premises only. The cost of janitorial day porter labor, supplies and nighttime cleaning shall be billed by Landlord and paid by Tenant at Landlord’s actual contract rates without mark-up by Landlord. Tenant shall provide Landlord written notice, from time to time, as to Tenant’s needs to modify scheduled janitorial services during such period to take into account periods of time when there are no employees, or a limited number of employees in the Expansion Premises or a portion of the Expansion Premises. The cost of electricity serving the Expansion Premises shall be initially billed to Tenant at a stipulated rate of $11,937.50 per month ($2.00 per RSF/year of Expansion Premises), until the first full calendar month following Landlord’s installation of the four (4) pair E-MON/D-MON electrical sub-meters in the Expansion Premises as further described in Section 10 below.

9.PARKING. Section 1.11 of the Summary Basic Terms of the Lease is amended to ratify that Landlord shall provide Tenant parking spaces at a maximum ratio of 6.0 spaces per 1,000 RSF of Premises area of the types and at the locations shown in the table below. Landlord and Tenant agree that Landlord has no obligation to provide parking at the Project for Tenant’s employees, visitors, contractors and invitees (other than the visitor parking spaces for the Project for the common use of all tenants in such quantity as Landlord may reasonably adjust from time to time, but in no event less than 0.15 visitor parking spaces per 1,000 RSF of the total Project rentable area) in excess of the maximum parking quantities described below. The location of Tenant’s covered reserved parking spaces initially shall be as shown on Exhibit “E”, but shall be subject to reasonable relocation by Landlord to other canopy spaces, existing parking garage facilities, or future parking garage facilities constructed by Landlord within a reasonable proximity to the Premises upon not less than thirty (30) days prior notice to Tenant. All charges for covered reserved and covered unreserved parking shall increase by $10.00 per space per month beginning on November 1, 2021 through the scheduled expiration date of the Lease Term.

Parking Type	Original Premises/Suite 200 Parking Quantity	Expansion Premises/Suite 300 Parking Quantity	Total Parking Quantity	Monthly Charge Per Space
Covered Reserved	34	36	70	$45.00
Covered Unreserved	236	251	487	$35.00
Uncovered Unreserved	134	143	277	$0.00

During each and every month of the Lease Term from the date hereof, Tenant shall pay the monthly charges (plus all applicable taxes not included above) per space for each of the Two Hundred Seventy (270) Suite 200 Premises covered parking described above.

The Endurance International Group Inc. - Second Amendment – 1500 N. Priest Drive, Tempe, AZ -

Parking charges for the additional parking spaces related to the Expansion Premises only, shall be abated from the Expansion Commencement Date through the first twelve (12) complete calendar months thereafter (the “Parking Abatement Period”). During the twelve (12) complete calendar months immediately following the Parking Abatement Period (the “Parking Take Down Period”), Tenant shall be charged only for the actual quantity of parking access badges related to the Expansion Premises which are in addition to those issued to Tenant for the Original Premises, upon Tenant’s written request (which written request includes Tenant signature upon employee badge applications). Such quantity of Tenant parking during the Parking Take-Down Period shall be determined by Landlord at the end of each calendar month, based upon the actual number of additional access parking badges issued to named employees of Tenant and dedicated Tenant visitor/contractor badges (“Tenant’s Designees”) (i.e. all parking access badges in excess of the 34 covered reserved, 236 covered unreserved, and 134 uncovered unreserved parking spaces attributable to the Original Premises). For each month during the Parking Take Down Period, in arrears, covered reserved parking spaces shall be billed at $45.00 per space per month plus applicable taxes, and covered and uncovered unreserved spaces shall be billed at a blended average charge of $22.31 per space per month, plus applicable taxes. Commencing upon the expiration of the Parking Take Down Period and continuing during each and every subsequent month of the Lease Term, Tenant shall pay monthly parking charges for the total quantity of parking described in the table above, without abatement, and regardless of whether or not Tenant is fully utilizing the maximum quantity of parking allocated under the Lease. Subsequent to the Expansion Commencement Date, Landlord, at Tenant’s request, shall issue to Tenant’s Designees more than the 70 covered reserved, 487 covered unreserved and 277 uncovered unreserved parking badges referred to above, expressly provided, however, that at no time shall Tenant’s Designees park in more than 70 covered reserved spaces, 487 covered unreserved spaces or 277 uncovered unreserved spaces at any one time. Landlord shall not charge Tenant for more than the 70 covered reserved and 487 covered unreserved spaces in any month, (i) unless otherwise agreed in writing by Tenant, or (ii) except for each and any occurrence of a “Largest Violation” (as defined below) during any calendar month of the Lease Term to the extent set forth below.

In the event that Tenant at any time exceeds the total parking allocated herein for a time period longer than sixty (60) consecutive minutes, Landlord may provide Tenant written notice of such excessive parking, and Tenant shall thereupon take all reasonable steps to (i) promptly curtail such excessive parking by Tenant’s Designees and (ii) ensure that such excessive parking by Tenant’s Designees does not re-occur within a thirty (30) calendar day period following Landlord’s written notice. If Tenant has not both (i) curtailed the excess parking within 48 hours’ following written notice to Tenant, and (ii) prevented all excessive parking for a period of thirty (30) calendar days following the date of such notice, then Landlord may, without further notice, (i) impose a stipulated penalty of $100.00 per space plus applicable taxes, multiplied by the “Largest Violation” (as defined below) in each such month, and/or (ii) deny parking access to Tenant’s Designees in excess of the 834 allocated quantity of parking spaces granted to Tenant under this Lease through any reasonable means, including denying gate access or deactivation and/or revocation of Tenant issued parking badges. As used herein, the term “Largest Violation” shall be defined as the largest number of Tenant’s Designee’s automobiles in excess of the 834 allowed automobiles accessing the parking facilities for a period of sixty (60) consecutive minutes or longer at any time during a calendar month period. The Largest Violation during a month shall be determined by Landlord’s review of statistical reports of parking gate entry and exit events by Tenant’s Designees measured in sixty minute intervals. On a monthly basis, Landlord shall determine the Largest Violation and, at Tenant’s request, shall provide to Tenant a written inventory of the quantity of all active parking badges issued to Tenant, along with the names of each of Tenant's Designees to which such badges have been issued.

In the event that a Largest Violation for any month is ever equal to or in excess of sixty-nine (69) spaces, Landlord may provide written notice to Tenant of a pending default by Tenant under this Lease. Following receipt of such written notice from Landlord, Tenant shall take all commercially reasonable steps to permanently prevent any further overuse of the parking allocations provided to Tenant under this Lease, and to provide Landlord written descriptions of the remedies so undertaken by Tenant. After such notice of a pending default, but not before, any subsequent Largest Violation equal to or in excess of sixty-nine (69) spaces shall, without further notice, be an Event of Default, as provided in Section 19.1

The Endurance International Group Inc. - Second Amendment – 1500 N. Priest Drive, Tempe, AZ -

of the Lease, and Landlord shall be afforded all remedies as provided under the Lease including but not limited to Section 19.2.

Tenant may provide written request to Landlord, under extenuating circumstances that reasonably justify or support such request (e.g. temporary disability or security issues), to allow specifically named Tenant employees to park in designated visitor spaces for a finite time period not to exceed two (2) weeks. If such temporary use of visitor parking by a Tenant employee is granted by Landlord, such right may extend to only one visitor space on any given day, and such right may not be exercised more frequently than six (6) times in any calendar year period.

Notices contemplated by this Section 9 to be effective shall in all events (a) be in writing, (b) comply with the notice provisions of the Lease, and (c) also be hand delivered to Tenant at the Premises addressed to the General Manager. Such notice shall also include as an exhibit, a photocopy of Section 9 of this Second Amendment.

10.ELECTRICAL SUBMETERING. Upon the Expansion Commencement Date, Section 12.4 of the Lease is amended to require that as soon as reasonably practical following the Expansion Commencement Date, but in no instance later than one hundred twenty (120) days thereafter, Landlord, at its expense, shall install four (4) pair of electric E-Mon/D-Mon sub-meters (“Sub-Meters”) within the Expansion Premises to record Tenant’s consumption of electricity within the Expansion Premises (a) at all times through the 350th day after the Expansion Commencement Date, and (b) thereafter only beyond Extended Business Hours. Tenant shall pay to Landlord (or directly to the utility company at Landlord’s written request) within thirty days after receipt of invoice (i) the stipulated charges prior to the installation of the Sub-Meters, and (ii) thereafter, the actual cost therefor (i.e. the actual cost of all electricity consumed by Tenant within the Expansion Premises (1) at all times through the 350th day after the Expansion Commencement Date, and (2) thereafter only beyond Extended Business Hours) based upon the monthly electricity consumption specified above calculated by the Sub-Meters at rates (inclusive of all KwH energy charges, delivery charges, any incremental Kw demand charges, and all associated taxes thereon) then charged by Salt River Project or any successor electric utility.

Section 7.6(m) of the Lease is deleted and a new Section 7.6(m) is added in its place as follows:

(m)    Charges for water or other utilities and applicable taxes for which Landlord is reimbursed by any tenant, including Tenant, except however, that the actual or stipulated cost of electricity (plus any janitorial day porter labor, janitorial supplies and/or janitorial nighttime cleaning) paid by Tenant under Section 8 of the Second Amendment during the initial 350 days of the Expansion Commencement Date shall be deemed ‘Rent’ and shall not be excluded from Operating Costs for a calendar year or the Base Year.

11.TENANT IMPROVEMENTS. Section 1.12 of the Summary Basic Terms of the Lease is deleted in its entirety, and a new Section 1.12 below is added in its place.

1.12    Tenant Improvement Allowance: $1,187,175.00 ($8.55 per RSF) available for use by Tenant on or after June 1, 2017, plus $694,500.00 ($5.00 per RSF) available for use by Tenant on or after June 1, 2019 subject to all of the terms and conditions further described in the Work Letter – TI Allowance attached as Exhibit “C” to the Second Amendment hereto. The Tenant Improvement Allowance may be utilized for improvements in the Original Premises and/or the Expansion Premises. Except as specifically set forth in this section or in Exhibit “C” to the Second Amendment hereto, and except for latent defects and Landlord’s maintenance and service obligations under the Lease, Tenant accepts the Expansion Premises in its AS IS WHERE IS condition.

The Endurance International Group Inc. - Second Amendment – 1500 N. Priest Drive, Tempe, AZ -

12.EXISTING FURNITURE. In consideration for the obligations of Tenant under this Lease, including the payment of Rent, and other good and valuable consideration from Tenant, Landlord shall sell, transfer and convey to Tenant by a Bill of Sale, the fixtures and furnishings (the “FF&E”) in the form set forth and described in Exhibit “H”. Such FF&E shall also include the use of all existing phone/data cabling from the intermediate distribution facility (“IDF”) closets to the existing floor workstations with such phone/data cables properly labeled with all male cable terminals in place. Such FF&E shall be delivered by Landlord in its then-current location, on an “AS IS,” “WHERE IS” basis, without any representation or warranty of any kind or nature on the part of Landlord as to the fitness or condition of the FF&E or suitability of the FF&E for Tenant’s use. Possession and title to the FF&E currently shall be tendered by Landlord to Tenant under that Bill of Sale on the Expansion Commencement Date. Within ninety (90) calendar days following the Expansion Commencement Date, should any of the FF&E not be required or desired by Tenant, Tenant may notify Landlord of such excess FF&E, and Landlord, at its cost and expense, shall promptly remove such surplus FF&E from the Premises and, by virtue of such notice, Landlord shall be deemed to be the owner thereof.

13.TENANT SIGNAGE. Section 13.3 of the Original Lease is amended to specify that the location of Tenant’s Building sign band shall be relocated from the general sign band location above the Building second floor window line facing Washington Street, to a new location above the fourth floor window line facing the intersection of Priest Drive and Center Street, as further described by Exhibit “F”. All Building signage shall continue to be subject to the reasonable approval of Landlord, not to be unreasonably withheld, and all applicable Papago Park CC&R’s, and City of Tempe approvals. All signage shall be in conformance with Landlord’s comprehensive sign plan.

14.RIGHT OF REFUSAL. Section 28 of the Lease is amended as of the Expansion Commencement Date to add Suite 400, as further identified in Exhibit “G” and Exhibit “J” as an additional ROFR Space. In the event the third-party tenant leasing Suite 400 vacates following expiration of the third-party tenant lease term, as such term may have been or be extended by Landlord and such third-party tenant, then Tenant’s right of refusal specific to Suites 101, 107, 109 and 111 on the first floor of the Building shall expire and Tenant’s right of first refusal shall thereafter only apply to the Suite 400 ROFR Space.

15.ROFR SPACE RECAPTURE AREA. In the event that Tenant exercises its right of refusal for the Suite 400 ROFR Space, and a recapture and demolition of the Recapture Area, as defined below, is later required by the City of Tempe or the Papago Park Center as a prerequisite or requirement for Landlord’s entitlements, permitting, and/or construction of a proposed fourth Building at the Project, Landlord shall retain the right, following ninety (90) days advance written notice to Tenant, (the “Right of Recapture”) to recapture the area of the Suite 400 ROFR Space located on the forth (4th ) floor of the Building, consisting of approximately 450 USF / 509 RSF, (the “Recapture Area”) as further reflected in Exhibit “J”. In the event that Tenant has leased the Suite 400 ROFR Space and the Recapture Area is then part of the Premises, and Landlord provides written notice to Tenant exercising the Right of Recapture, Landlord shall have the right to re-possess the entire Recapture Area, and demise and partition it away from the Premises. All costs incurred in demising, partitioning, and re-construction related to Landlord’s repossession of the Recapture Area, including but not limited to design, permitting, and all hard construction costs related to reconstruction of the exterior pre-cast concrete and glass exterior elevation and roof area, and the interior finishes of the new perimeter wall to match Tenant’s existing finishes, shall be at the sole cost and expense of Landlord. In addition, Landlord shall promptly reimburse Tenant for any actual third-party costs incurred by Tenant resulting from Landlord’s recapture, including but not limited to removal or relocation of furniture, alterations to phone/data cabling, and interior finishes such as drywall repairs, paint, wall coverings, paint, carpet, lighting, convenience electrical, HVAC, waste disposal, or excess cleaning costs. In the event Landlord exercises the Right of Recapture, the Lease shall continue without modification, except that (i) the Premises area shall be adjusted for the removal of the Recapture Area, and (ii) Tenant’s Pro-Rata Share and Base Rent shall be adjusted downward proportionate with the adjustment to the Premises area. There shall be no change in the Tenant Improvement Allowance, Termination Fee, or quantity of allocated parking spaces defined within the Lease as a result of Landlord’s exercise of the Right of Recapture. Landlord shall use all commercially reasonable efforts (including, but not limited to, conducting all such work outside of normal business hours) to mitigate interference or disruption to Tenant’s operation in the Premises from unreasonable noise, vibration, dust or temperature, arising from Landlord’s repossession of the Recapture Area.

The Endurance International Group Inc. - Second Amendment – 1500 N. Priest Drive, Tempe, AZ -

16.TERMINATION OPTION. Section 29 of the Original Lease is deleted in its entirety, and a new Section 29 is added in its place as follows:

29.    Termination Option. Tenant shall have a one-time only right to terminate the Lease (the “Termination Option”) only on December 1, 2022 (the “Termination Date”), by providing Landlord with written notice received by Landlord at least nine (9) months prior to the Termination Date (the “Termination Notice”), accompanied by, in immediately payable certified funds, the Termination Penalty, as defined below. Tenant’s failure to timely remit both the Termination Notice and Termination Penalty on or before the Termination Date, shall make the Termination Option null and void, and without further effect, and the Lease shall continue until the expiration of the Term. Tenant shall pay to Landlord, as penalty of termination (the “Termination Penalty”), equal to the sum of (i) the unamortized transaction costs (Tenant Improvement Allowance, Brokerage Commissions, six (6) months Rental Abatement) at the effective Termination Date, calculated at an annual interest rate, compounded monthly, of six percent (6.0%), as documented in the Termination Option Amortization Schedule attached as Exhibit “F-1” of $2,848,808.37; (ii) $327,084.38 plus (iii) all applicable transaction privilege tax payable to State of Arizona, Maricopa County, and City of Tempe in place at the time of delivery of such Termination Penalty (currently 2.3%). Provided specifically that Tenant has timely and properly tendered both the Termination Notice and Termination Penalty as provided herein and in Exhibit “F-1”, and then, if and only if Landlord has not made payment to Tenant of the entire first installment of the Tenant Improvement Allowance by June 1, 2017 and/or the entire second installment of the Tenant Improvement Allowance by June 1, 2019, then after Tenant has properly tendered both the Termination Notice and Termination Penalty, and within thirty (30) days of request by Tenant for a re-calculation of the Termination Penalty, Landlord shall recalculate the Termination Penalty based upon that portion of the first Tenant Improvement Allowance actually funded by Landlord and the timing of the funding of same and that portion of the second Tenant Improvement Allowance actually funded by Landlord and the timing of the funding of same, and Landlord shall then issue a credit against Base Rent for the amount of difference between the Termination Penalty as provided in Exhibit “F-1” and paid by Tenant, and the Termination Penalty recalculated by Landlord based upon the portion of the Tenant Improvement Allowances actually funded by Landlord and the timing of same.

17.LANDLORD’S AND TENANT’S NOTICE ADDRESSES. Section 1.14 of the Summary Basic Terms of the Lease shall be deleted and replaced with the following:
Papago Buttes Corporate, LLC
c/o Metro Commercial Properties
1230 West Washington Street, Suite 203
Tempe, Arizona 85281
Attn:    Marty J. Brook, CPM®
Vice President – Property Management

The Endurance International Group Inc. - Second Amendment – 1500 N. Priest Drive, Tempe, AZ -

Section 1.13 of the Summary Basic Terms of the Lease shall be modified by adding at the end thereof the following:

with a copy to:

The Endurance International Group, Inc.
10 Corporate Drive, Suite 300
Burlington, Massachusetts 01803
Attention: General Counsel
18.NOTICES. Section 21 of the Lease is deleted in its entirety, and a new Section 21 is added in its place as provided below:
All notices required under this Agreement and other information concerning this Agreement (“Communications”) shall be personally delivered or sent by first class mail, postage prepaid, or sent by next business day courier. In addition, the Landlord may, in its sole discretion, send such Communications, except for a notice of default, to the Tenant electronically, or permit the Tenant, in advance in writing, to send such Communications to the Landlord electronically, in the manner described in this Section. Such Communications sent by personal delivery, mail or next business day courier will be sent to the addresses on the signature page of this Agreement, or to such other addresses as the Landlord and the Tenant may specify from time to time in writing. Communications shall be effective (i) if mailed, upon the earlier of receipt or five (5) days after deposit in the U.S. mail, first class, postage prepaid, or (ii) if hand-delivered, by courier or otherwise (including telegram, lettergram or mailgram), when delivered. Such Communications may be sent electronically by the Landlord to the Tenant (i) by transmitting the Communication to the electronic address provided by the Tenant or to such other electronic address as the Tenant may specify from time to time in writing, or (ii) by posting the Communication on a website and sending the Tenant a notice to the Tenant’s postal address or electronic address telling the Tenant that the Communication has been posted, its location, and providing instructions on how to view it. Communications sent electronically to the Tenant will be effective when the Communication, or a notice advising of its posting to a website, is sent to the Tenant’s electronic address.
19.BROKERS. Tenant and Landlord each represent to the other that neither party has dealt with any licensed Arizona real estate broker or attorney claiming a commission under this Second Amendment to Lease , other than Jones Lang LaSalle Americas, representing Tenant, and Michael Beall and Chris Walker of Cushman and Wakefield of Arizona and Tony Hepner of Metro Commercial Properties, collectively representing Landlord, who shall be paid a lease commission by Landlord per separate written agreement.
20.NONDISCLOSURE OF LEASE TERMS. Tenant acknowledges and agrees that the terms of the Lease are confidential and constitute proprietary information of Landlord. Disclosure of the terms could adversely affect the ability of Landlord to negotiate other leases and impair Landlord’s relationship with other tenants. Accordingly, Tenant agrees that it, and its partners, officers, directors, employees, agents and attorneys, shall not intentionally and voluntarily disclose the terms and conditions of the Lease to any newspaper or other publication or any other tenant or apparent prospective tenant of the Project, or real estate agent, either directly or indirectly, without the prior written consent of Landlord, provided, however, that Tenant may disclose the terms to prospective subtenants or assignees under this Lease and as required by applicable law.
21.NO OTHER MODIFICATIONS. Except as specifically set forth herein, the Lease remains in full force and effect, unmodified. In elaboration and not by way of limitation of the foregoing, at Tenant’s request, Landlord shall execute a memorandum of the Lease, as amended by this Second

The Endurance International Group Inc. - Second Amendment – 1500 N. Priest Drive, Tempe, AZ -

Amendment. In the event of any conflict between the provisions of the Lease and this Second Amendment, this Second Amendment shall control.
22.DEFINED TERMS. All Defined Terms used in the Second Amendment shall have the same meaning as in the Lease.
23.RECITALS. The parties agree that all of the recitals are true and correct.
24.NO CLAIMS. Tenant agrees and acknowledges that it is not aware of any existing claims or causes of action against Landlord arising out of the Lease, nor is it aware of any existing defenses, which Tenant has against the enforcement of the Lease by Landlord.
25.COUNTERPARTS; ELECTRONIC SIGNATURES. Section 23.11 of the Lease is deleted in its entirety, and a new Section 23.11 is added in its place as provided below:
This agreement may be executed in counterparts, including both counterparts that are executed on paper and counterparts that are in the form of electronic records and are executed electronically. An electronic signature means any electronic sound, symbol or process attached to or logically associated with a record and executed and adopted by a party with the intent to sign such record, including facsimile or e-mail electronic signatures. All executed counterparts shall constitute one agreement, and each counterpart shall be deemed an original. The parties hereby acknowledge and agree that electronic records and electronic signatures, as well as facsimile signatures, may be used in connection with the execution of this agreement and electronic signatures, facsimile signatures or signatures transmitted by electronic mail in so-called pdf format shall be legal and binding and shall have the same full force and effect as if an a paper original of this agreement had been delivered had been signed using a handwritten signature. Landlord and Tenant (i) agree that an electronic signature, whether digital or encrypted, of a party to this agreement is intended to authenticate this writing and to have the same force and effect as a manual signature, (ii) intend to be bound by the signatures (whether original, faxed or electronic) on any document sent or delivered by facsimile or, electronic mail, or other electronic means, (iii) are aware that the other party will rely on such signatures, and (iv) hereby waive any defenses to the enforcement of the terms of this agreement based on the foregoing forms of signature. If this agreement has been executed by electronic signature, all parties executing this document are expressly consenting under the Electronic Signatures in Global and National Commerce Act (“E‑SIGN”), and Uniform Electronic Transactions Act (“UETA”), that a signature by fax, email or other electronic means shall constitute an Electronic Signature to an Electronic Record under both E-SIGN and UETA with respect to this specific transaction.
26.AMENDMENTS. This agreement may only be amended by a writing signed by the parties hereto, or by an electronic record that has been electronically signed by the parties hereto and has been rendered tamper-evident as part of the signing process. The exchange of email or other electronic communications discussing an amendment to this agreement, even if such communications are signed, does not constitute a signed electronic record agreeing to such an amendment.

27.FURTHER ASSURANCES. The parties agree to execute all documents or take such other actions that are reasonable and necessary to carry out the intent of this Second Amendment.
28.LANDLORD APPROVAL. Tenant acknowledges and agrees that this Second Amendment will not be effective or binding upon Landlord until and unless it is fully executed by Landlord, which execution requires the prior review and approval of Landlord.
29.    EARLY ACCESS. Subject to a written indemnity and early access agreement, Tenant shall have the right to access the Expansion Premises prior to the Expansion Commencement Date subject to the rights of the existing tenant, provided, however that no such right of access or other right to use the Expansion Premises shall exist prior to January 1, 2017.
30.    SPACE PLANNING ALLOWANCE. Upon receipt of an AutoCAD.dwg file from Tenant’s architect reflecting Tenant’s preliminary space plan for the Expansion Premises, and receipt of an invoice from Tenant’s architect, Landlord will reimburse Tenant or directly pay Tenant’s architect for

The Endurance International Group Inc. - Second Amendment – 1500 N. Priest Drive, Tempe, AZ -

such preliminary space plan at a cost not to exceed $8,700 ($0.12 PSF). The foregoing is in addition to the Tenant Improvement Allowance provided for in Section 11 above.
31.    AUTHORITY. Landlord hereby represents and warrants that Landlord has the right to enter into this Lease by virtue of Landlord’s ground lease from Salt River Project Agricultural Improvement and Power District and Landlord’s ground lessee’s interest in the Project and such interest in the improved Project is not subject to any other current lien.
32.    NON DISTURBANCE. The subordination provisions contained in Section 15.4 of the Lease shall remain self-operating and no further instrument shall be necessary. However, except as expressly provided below, any subordination by Tenant shall be on the condition that so long as Tenant is not in default of the Lease, its tenancy shall not be disturbed by virtue of such subordination. Although no instrument or act on the part of Tenant will be necessary to effectuate such subordination, nevertheless, within ten (10) days after written request by Landlord, Tenant shall execute and deliver any and all instruments reasonably requested by Landlord further evidencing such subordination. In the event Landlord secures financing for the Project, Landlord shall use reasonable efforts to obtain a reasonable and customary subordination, non-disturbance and attornment agreement (“SNDA”) from any future Landlord’s mortgagee in a commercially reasonable form. As provided in Section 15.6 of the Lease, Tenant acknowledges that per the Ground Lease, the Ground Lessor is not obligated to provide Tenant any rights of non-disturbance, and that Ground Lessor has provided Landlord written evidence, a copy of which has been provided to Tenant, that Ground Lessor will not provide any written approval of the Lease or any non-disturbance rights to Tenant.
33.    EXHIBITS. The following exhibits listed below are incorporated into this Second Amendment:
EXHIBIT A        Suite 300 Expansion Premises
EXHIBIT C        Work Letter - TI Allowance
EXHIBIT E        Reserved Parking Space Locations
EXHIBIT F-1        Lease Termination Calculations
EXHIBIT G        Refusal Space
EXHIBIT H        Bill of Sale – FF&E
EXHIBIT I        Building Signage Specifications
EXHIBIT J        ROFR Space Recapture Area

The Endurance International Group Inc. - Second Amendment – 1500 N. Priest Drive, Tempe, AZ -

IN WITNESS WHEREOF, the parties hereto have executed this Second Amendment as of the day and year first above written.

“LANDLORD”

PAPAGO BUTTES CORPORATE, LLC,
a Delaware limited liability company

By:	PRINCIPAL REAL ESTATE INVESTORS, LLC,
a Delaware limited liability company,
its authorized signatory

By:    /s/ Kevin Anderegg
Name: Kevin Anderegg
Its:    Assistant Managing Director
Date:    January 17, 2017

By:    /s/ Troy A. Koerselman
Name: Troy A. Koerselman
Its:    Assistant Managing Director
Date:    January 17, 2017

“TENANT”

THE ENDURANCE INTERNATIONAL GROUP, INC.,
a Delaware corporation

By:    /s/ Kathy Andreasen
Name:    Kathy Andreasen
Its:    Chief Administrative Officer

Date:	January 10, 2017

The Endurance International Group Inc. - Second Amendment – 1500 N. Priest Drive, Tempe, AZ -

EXHIBIT A
SUITE 300 EXPANSION PREMISES

NORTH

M c C A R T H Y
Architectural Interiors
3333 East Camelback Road
Suite 180
Phoenix, Arizona 85018–2323
Telephone 602.955.4499
Facsimile 602.955.4599
N O R D B U R G

PAPAGO BUTTES PHASE I

1500 N. Priest Dr.
Tempe, AZ 85281

SUITE 300

The Endurance International Group Inc. - Second Amendment – 1500 N. Priest Drive, Tempe, AZ -

EXHIBIT C
WORK LETTER – TI ALLOWANCE

1.	TENANT IMPROVEMENTS

(a)    Reference herein to “Tenant Improvements” shall include any or all of the following work to be done in the Premises pursuant to the Tenant Improvement Plans (defined in Work Letter Section 2 below) (including with respect to any space sublet by Tenant following approval by Landlord as required under Section 14 of the Lease):

(i)    Installation within the Premises of all partitioning, doors, floor coverings, ceiling, painting, millwork, ceiling grid, acoustical ceiling tile, and similar items;

(ii)    All electrical wiring, lighting fixtures, outlets and switches, and other electrical work to be installed within the Premises, and additional panels or transformers to accommodate Tenant’s requirements;

(iii)    The furnishing and installation of all duct work, terminal boxes, diffusers and accessories required for the completion of the heating, ventilation and air conditioning systems within the Premises, including any modifications to the controls, software and graphic support of the Project energy management system;

(iv)    All fire and life safety control systems, such as fire walls, sprinklers, halon, fire alarms, including piping, wiring and accessories, installed within the Premises;

(v)    All plumbing, fixtures, pipes and accessories to be installed within the Premises;

(vi)    Construction of a new Non-Standard Improvement architectural staircase connecting the Suite 200 and Suite 300 Premises in a location mutually agreed to by Landlord and Tenant;

(vii)    Testing and inspection costs;

(viii)    Architectural and engineering design fees for production of the Tenant Improvement Plans, as well as related plan-check, permit costs, and site inspections fees paid to the City of Tempe and the Tempe Fire Department.

(ix)    Contractor’s fees, including but not limited to any fees based on general conditions; and

(x)    Project management fees paid to Landlord’s representative in the amount of 4.0% of hard and soft costs for the supervision of the tenant improvement installation, but in no event shall such fee payable by Tenant (including from the Tenant Improvement Allowance) exceed a maximum sum of $37,500.00 unless otherwise agreed to in writing by Tenant and in no event shall such fee be payable with respect to painting, floor coverings, low voltage audio/visual electrical and other minor “cosmetic” improvements.

In no event, however, shall the Tenant Improvements include trade fixtures, furniture or equipment of the Tenant.

The Endurance International Group Inc. - Second Amendment – 1500 N. Priest Drive, Tempe, AZ -

(b)    Landlord hereby grants to Tenant a tenant improvement allowance (the “Tenant Improvement Allowance”) as referenced in Section 11 of the Second Amendment, and available for use by Tenant per the dates described below in Work Letter Section 1(f) and 1(g). Landlord’s maximum contribution towards the Tenant Improvements shall be limited to the Tenant Improvement Allowance. The Tenant Improvement Allowance shall only be used for:

(i)    Payment of the cost of preparing the Space Plan and the Tenant Improvement Plans, including mechanical, electrical, plumbing and structural drawings and of all other aspects necessary to complete the Tenant Improvement Plans. The Tenant Improvement Allowance will not be used for the payment of extraordinary design work or extraordinary or over-standard improvements (other than design and engineering costs for the Non-Standard Improvement architectural staircase) not included within the scope of Landlord’s Building Standards or for payments to any other consultants, designers or architects other than Landlord’s architect and/or space planner.

(ii)    The payment of plan check, permit and license fees relating to construction of the Tenant Improvements, and for inspection fees for any city or department, including but not limited to inspections by the Fire Marshall.

(iii)    Construction of the Tenant Improvements; provided, however, that the Tenant Improvement Allowance will not be used for Non-Standard Improvements (other than the Non-Standard architectural staircase), if any, unless Landlord, in its sole discretion, agrees in writing to payment of some or all of the Non-Standard Improvements out of the Tenant Improvement Allowance.

(c)    The costs of each item referenced in Work Letter Section 1(b) above shall be charged against the Tenant Improvement Allowance. In the event that the cost of installing the Tenant Improvements, as established by Landlord’s final pricing schedule, shall exceed the Tenant Improvement Allowance, or if any of the Tenant Improvements are not to be paid out of the Tenant Improvement Allowance as provided in Work Letter Section 1(b) above, one-half of the estimated excess shall be paid by Tenant to Landlord prior to the commencement of construction of the Tenant Improvements, and the entire remaining amount of the actual excess shall be paid promptly to Landlord as such sums become due following presentation of invoice or construction draw application from the general contractor or design professional providing such construction or design service. Landlord shall have no responsibility for advancing or financing any sums for the cost of the Tenant Improvements in excess of the Tenant Improvement Allowance. In the event Tenant requests that Landlord directly contract for the work within the Premises, Landlord shall directly pay the general contractor and/or materialmen, up to the relevant portion of the amount of the Tenant Improvement Allowance. In the event the work within the Premises exceeds the relevant portion of the Tenant Improvement Allowance, all excess sums shall be paid directly by Tenant to Landlord and/or the contractor/materialmen, prior to Landlord’s release of any of the Tenant Improvement Allowance.

(d)    In the event that, after the Tenant Improvement Plans have been prepared and a price therefore established by Landlord, Tenant shall require any changes or substitutions to the Tenant Improvement Plans, any additional costs related hereto shall be paid by Tenant to Landlord prior to the commencement of construction of the Tenant Improvements. Landlord shall have the right to decline Tenant’s request for a change to the Tenant Improvement Plans if such changes are inconsistent with the provisions of Work Letter Sections 2 and 3 below, or if the change would, in Landlord’s opinion, unreasonably delay construction of the Tenant Improvements.

(e)    Upon completion of the Tenant Improvements, in the event there remains any unused portion of the Tenant Improvement Allowance, such unused amount shall not be made available to Tenant for trade fixtures, furniture or equipment or as a credit against Annual Basic Rent, Parking Charges or Additional Rent due from Tenant to Landlord under the Lease, except as otherwise may be provided in the Lease. Such unused portion of the Tenant Improvement Allowance shall be retained by Landlord as a continuing liability on Landlord’s balance sheet until expiration of the Lease Term, but shall be available

The Endurance International Group Inc. - Second Amendment – 1500 N. Priest Drive, Tempe, AZ -

to Tenant during the Lease Term for future approved Tenant Improvements, as well as for any Tenant restoration obligations to the Premises.

(f)    On or after June 1, 2017, Landlord shall make available a Tenant Improvement Allowance equal to $1,187,175.00 ($8.55 per RSF of Premises). Of such Tenant Improvement Allowance sum then made available, Tenant shall have the right to utilize up to $672,750.00 (the “Furniture Component”) of such sum for the direct third party expenses related to reconfiguration of Tenant furniture, the purchase of new furniture, fixtures and equipment (including, without limitation, audio/visual equipment), the relocation of out of state operations, cabling (including, without limitation, audio/visual cabling), and/or security installation.

(g)    On or after June 1, 2019, Landlord shall make available an additional Tenant Improvement Allowance equal to $694,500.00 ($5.00 per RSF of Premises). Only in the event Tenant has not already utilized the full sum of the Furniture Component from the June 1, 2017 installment of Tenant Improvement Allowance for reconfiguration or purchase of Tenant furniture as provided in Work Letter Section 1(f) above, then Tenant shall have the right to utilize up to the remaining sum of the Furniture Component not previously utilized under Work Letter Section 1(f) above for the direct third party expenses related to reconfiguration of Tenant furniture, the purchase of new furniture, fixtures and equipment (including, without limitation, audio/visual equipment), the relocation of out of state operations, cabling (including, without limitation, audio/visual cabling), and/or security installation.

(h)    In the event Tenant completes the work and directly pays for the cost of the portions of the Tenant Improvements prior to the funding availability dates of June 1, 2017 or June 1, 2019 as set forth in Sections 1(f) and 1(g) above, then that portion of the Tenant Improvement Allowance made available by Landlord as set forth in Sections 1(f) and 1(g) may in whole or in part be utilized for the reimbursement of Tenant for the actual documented third party costs of the Tenant Improvements constructed and paid by Tenant after the Expansion Commencement Date, subject to the further limitations described in Sections 1(f) and 1(g).

2.    TENANT IMPROVEMENT PLANS. Within a reasonable time after execution of the Lease, but in no instance less than ninety (90) days prior to the desired commencement of the Tenant Improvements if Landlord’s contractor is to perform the work and in no instance less than ten (10) business days prior to the desired commencement of the Tenant Improvements if Tenant’s contractor is to perform the work, Tenant agrees to meet with Landlord for the purpose of promptly delivering detailed information regarding work scope and other critical planning information required for the preparation of the Space Plan for the layout of the Premises, and for selection of colors, finishes and other material selections for the Premises. Based upon such final changes to the Space Plan, the architect shall prepare final working drawings and specifications for the Tenant Improvements. Such final working drawings and specifications are referred to herein as the “Tenant Improvement Plans.” Except as set forth below, the Tenant Improvement Plans must be consistent with Landlord’s standard specifications for tenant improvements for the project (the “Building Standard”) (reflected in Exhibit “C-2” of the Lease, as such may be changed by Landlord from time to time).

3.    NON STANDARD TENANT IMPROVEMENTS. Landlord shall permit Tenant to deviate from the Building Standards for the Tenant Improvements (the “Non Standard Improvements”), provided that (a) the deviations shall not be of a lesser quality than the Building Standards; (b) the total lighting for the Premises shall not exceed 1.65 watts per Rentable Square Foot of the Premises; (c) the deviations conform to applicable governmental regulations and necessary governmental permits and approvals have been secured; (d) the deviations do not require building service beyond the levels normally provided to other tenants in the Project; and (e) Landlord has determined in its sole discretion that the deviations are of a nature and quality that are consistent with the overall objectives of Landlord for the Project.

Any Non-Standard improvements made shall remain on and be surrendered with the Premises upon expiration of the Term, except that Landlord may provide, at the time of its approval of Tenant

The Endurance International Group Inc. - Second Amendment – 1500 N. Priest Drive, Tempe, AZ -

Improvement Plans, reasonable condition or stipulations related to the removal or restoration of any such improvements or fixtures. Tenant and Landlord agree that Landlord’s approval of any Non-Standard Improvement architectural staircase is expressly conditioned upon its removal by Tenant and full restoration of the Premises to its preexisting condition, at the expiration or earlier termination of the Lease Term. Other than for the aforementioned architectural staircase, if Landlord does not condition or stipulate at the time its approval is solicited, Tenant shall have no obligation for removal or restoration. If Landlord so elects, at its own cost Tenant shall restore the Premises to the condition designated by Landlord in its election, before the last day of the term or within thirty (30) days after notice of its election is given, whichever is later.

4.    CONSTRUCTION. In connection with the original construction of the Premises, Tenant shall be bound by the elections, decisions, and approvals by its nominated construction representative (the “Construction Representative”) set forth below. Tenant may designate a substitute Construction Representative by giving written notice to the other party.

Mr. Ryan Buckley
Manager, Facilities & Real Estate
Endurance International Group
10 Corporate Drive, Suite 300
Burlington, MA 01803
[**] (cell)

5.    PRELIMINARY PRICING. Prior to commencement of the Tenant Improvements, Landlord shall prepare an initial estimate of cost of the Tenant Improvements based only upon the Space Plan [or at Tenant’s request a more detailed plan setting forth more specific details of the Tenant Improvement work scope including but not limited to allowances or specifications for materials and finishes (i.e. the “Pricing Plan”)], which initial cost estimate (the “Estimated Cost of Construction”) shall be summarized according to the categories below. In addition, Landlord shall produce a timeline of the estimated milestones and milestone dates estimated for completion of the Tenant Improvements (i.e. the “Work Schedule”) based upon the work scope identified in the Space Plan and/or Pricing Plan. Prior to commencement of the Tenant Improvement Work, Tenant shall approve the Estimated Cost of Construction and Work Schedule and acknowledge that the actual cost of the Tenant Improvements based upon the Tenant Improvement Plans may differ from the Estimated Cost of Construction. Tenant hereby acknowledges that the Estimated Cost of Construction provided by Landlord shall be only a good faith estimate based only upon the Space Plan or Pricing Plan, and that such Estimated Cost of Construction is not intended to be a representation or warranty by Landlord for the total cost of the Tenant Improvements.

	Gross Amount	Amount PSF
Architectural & Engineering	$	$
General Contractor Costs	$	$
Project Management Fees	$	$
City Permits / Inspections	$	$
Contingency	$	$
TOTAL	$	$

6.    SUBMITTAL OF TENANT IMPROVEMENT PLANS. After the preparation of the preliminary tenant improvement plan and after Tenant’s written approval thereof, in accordance with the Work Schedule, Landlord shall cause its architect to prepare and submit to Tenant the Tenant Improvement Plans. The Tenant Improvement Plans shall be approved by Landlord and Tenant in accordance with the Work Schedule and shall thereafter be submitted to the appropriate governmental body by Landlord’s architect for plan checking and the issuance of a building permit. Landlord, with Tenant’s cooperation,

The Endurance International Group Inc. - Second Amendment – 1500 N. Priest Drive, Tempe, AZ -

shall cause to be made to the Tenant Improvement Plans any changes necessary to obtain the building permit. After final approval of the Tenant Improvement Plans by Tenant, no further changes may be made thereto without the prior written approval from both Landlord and Tenant, and then only after agreement by Tenant to pay any excess costs resulting from the design and/or construction of such changes.

7.    FINAL PRICING. Concurrent with the plan-check provided by the appropriate governmental body, Landlord shall cause a complete set of the Tenant Improvement Plans to be made available to at least one general contractor selected by Landlord, as well as a second general contractor selected by Tenant. All general contractor selections made by Tenant and Landlord must be commercial general contractors licensed to do business in the State of Arizona, which general contractors utilize reputable and qualified subcontractors for all mechanical, electrical and plumbing trades, as reasonably approved by Landlord. General contractors pre-approved by Landlord and Tenant to perform work within the Premises include the following firms, which pre-approved list Landlord reserves the right to amend or modify in its sole discretion:

(a)	TSG Constructors

(b)	Jokake Construction

(c)	Graycor Construction

(d)	Wespac Construction

(e)	Wilmeng Construction

(f)	Southwest Architectural Builders (S.A.B.)

Landlord shall solicit general contractor pricing from the above referenced contractors, taking into account any modifications which may be required to reflect changes in the Tenant Improvement Plans required by the City or County in which the Premises are located, and shall provide Tenant with a complete copy of such final pricing for Tenant’s review, along with a total project budget specifically identifying the following construction cost line items (collectively, the “Contractor Project Budget Summary”):

(i)    Architectural & Engineering design costs
(ii)    General contractor sum
(iii)    Plan review, permit and inspection fees
(iv)    Project contingency

(v)	4.0% Project management fee to Landlord’s project manager (subject to the limitations set forth above as to the maximum payable by Tenant including by offset against the Tenant Improvement Allowance)

Following delivery of the Contractor Project Budget Summary, Tenant shall have five (5) business days to approve the costs of the Tenant Improvements, and to remit any costs in excess of the Tenant Improvement Allowance as further provided in Work Letter Section 1(c), or to provide detailed instructions to the Landlord for proposed modifications to the Tenant Improvement Plan that Tenant will accept to reduce the work scope and costs of the Tenant Improvement Plans. Failure of Tenant to provide written approval within such five (5) day period shall be deemed an approval by Tenant of the Contract Project Budget Summary and Landlord shall be authorized to proceed with the construction of the Tenant Improvements.

As Landlord shall be the owner of any improvements to the Premises at the expiration of this Lease, and as Landlord has service responsibilities to Tenant under Section 12 of the Lease for maintenance of the mechanical, electrical and plumbing systems in the Building, Landlord shall reserve the right to reasonably require design engineering specified equipment, construction materials, and installation methods and practices, including approval of key subcontractors for mechanical, electrical, plumbing, and energy management system (EMS) trades. Tenant shall have the right of final selection of the general contractor, but Landlord reserves the right to choose, in its reasonable discretion, all electrical, mechanical

The Endurance International Group Inc. - Second Amendment – 1500 N. Priest Drive, Tempe, AZ -

and plumbing subcontractors within the Premises, so long as Landlord’s selected contractors are priced competitively with the market. In the event Tenant contracts directly for the work and/or materials within the Premises, Tenant shall provide Landlord with a complete copy of the construction contract and/or procurement invoice along with proof of payment by Tenant, prior to Landlord funding any portion of the Tenant Improvement Allowance. Tenant may perform, or cause to be performed, the Tenant Improvements that exceed the Tenant Improvement Allowance prior to the availability dates of the Tenant Improvement Allowance (i.e. June 1, 2017 and/or June 1, 2019); provided, however, Landlord shall not be obligated to reimburse Tenant from the Tenant Improvement Allowance for such Tenant Improvements or pay the general contractor and/or materialmen (as provided above) until June 1, 2017 or June 1, 2019 (as applicable).

8.    CONSTRUCTION OF TENANT IMPROVEMENTS. After the Tenant Improvement Plans have been prepared and approved, the pricing has been approved as described above, and a building permit for the Tenant Improvements has been issued, Landlord shall enter into a standard AIA construction contract with the general contractor for completion of the Tenant Improvements in conformance with the Plans and Work Schedule. Landlord shall supervise the completion of such work and shall use reasonable commercial efforts to secure Substantial Completion of the work in accordance with the Work Schedule. The cost of such work shall be paid as provided in Work Letter Section 1 above. Landlord shall not be liable for any damages, whether direct or consequential, as a result of delays in construction , including, but not limited to, war, civil unrest, strike, labor troubles, unusually inclement weather, governmental delays, inability to secure governmental approvals or permits, governmental restrictions, availability of materials or labor, acts of God, or Tenant Delays (defined below).

9.    SUBSTANTIAL COMPLETION. Landlord’s failure to reach Substantial Completion of the Tenant Improvements by the dates reflected in the Work Schedule shall not entitle Tenant the right to any Annual Basic Rent deferral or abatement on the Premises, or rights to terminate the Lease. The Tenant Improvements shall be deemed to have reached “Substantial Completion” at the time a certificate of occupancy (or other document of final approval issued by the City of Tempe) is received, notwithstanding the fact that minor details of construction, mechanical adjustments or decorations, which do not materially interfere with Tenant’s use and enjoyment of the Premises, remain to be performed (items normally referred to as “Punch List” items).

10.    PUNCH LIST. Landlord and Tenant shall walk the Premises at pre-determined times during the construction of the Tenant Improvements, and for purposes of minimizing the final Punch List, any defects in materials or workmanship noted during such weekly inspections shall be corrected by the next week to the extent feasible. Within thirty (30) days after Substantial Completion of the Tenant Improvements, Landlord and Tenant shall conduct a joint walk-through and inspection of the work, and Tenant shall deliver to Landlord a written punch list specifying all defects in materials or workmanship in the Tenant Improvements. Any defects not specified in the punch list are waived. Landlord shall promptly cause all matters appearing on the Punch List to be corrected.

11.    CERTIFICATE OF OCCUPANCY. Upon completion of the Tenant Improvements and the issuances by the City or other relevant government agency of a Certificate of Occupancy or other comparable certificate authorizing occupancy of the Premises, Tenant will promptly provide Landlord with a copy of the Certificate of Occupancy or other such certificate.

12.    FORCE MAJEURE. Landlord shall have no liability whatsoever to Tenant on account of the inability or delay of Landlord in fulfilling any of Landlord’s obligations under this Work Letter by reason of strike, other labor trouble, governmental controls in connection with a national or other public emergency, or shortages of fuel, supplies or labor resulting therefrom or any other cause, whether similar or dissimilar to the above, beyond Landlord’s control. If this Work Letter specifies a time period for performance of an obligation of Landlord, that time period shall be extended by the period of any delay in Landlord’s performance caused by any of the events of force majeure described above.

The Endurance International Group Inc. - Second Amendment – 1500 N. Priest Drive, Tempe, AZ -

13.    PHONE AND DATA CABLING. Tenant shall separately contract, at Tenant’s sole cost and expense, with Landlord’s preferred phone and data vendor, or a qualified phone and data vendor of Tenant’s choice to install and manage any phone and data services tenant requires within the Premises.

14.    SERVERS, ROUTERS AND HEAT GENERATING EQUIPMENT. The mechanical system within the Premises was designed for a traditional office occupant load of approximately five (5) persons for each 1,000 square feet of net rentable area, and with only industry standard levels of cooling for heat-generating data equipment. The Premises does not contain any dedicated server or computer room heating or cooling equipment, other than building standard heat pumps programmed for operating during Business Hours. In the event Tenant requires supplemental cooling for servers, routers, or other heat generating equipment, Tenant shall install such cooling at its sole cost and expense.

15.    HEAVY LOAD FURNISHINGS, FIXTURES AND EQUIPMENT. The structural load strength of the floors within the Premises is designed for loads not in excess of 100 lbs. per square inch, which is customary for typical office furniture and equipment. In the event Tenant intends to place any special heavy furnishings, fixtures and equipment within the Premises, Tenant should notify the Landlord of the weight and dimensions of the furnishings, fixtures and equipment, and the intended location of such, and Landlord will engage the services of a licensed structural engineer to determine if the floor loads of the Building are sufficient to safely satisfy the intended load from Tenant’s furnishings, fixtures and equipment. Any costs and fees for analysis and/or design by a structural engineer and any required structural reinforcement of the floor shall be deducted from the Tenant Improvement Allowance, or paid for directly by Tenant.

16.    EARLY ENTRY. With the prior written consent of Landlord and subject to execution of a written early access and indemnity agreement, Tenant may, at any time prior to the commencement of the Term (but in no event before January 1, 2017, at its sole risk, enter upon and install such trade fixtures and equipment in the Premises as it may elect; provided, however, that (i) Tenant’s early entry shall not interfere with Landlord’s work of construction or cause labor difficulties; (ii) Tenant shall execute an indemnity agreement in favor of Landlord in form and substance satisfactory to Landlord; (iii) Tenant shall pay for and provide evidence of insurance satisfactory to Landlord; and (iv) Tenant shall pay utility charges reasonably allocated to Tenant by Landlord. Tenant shall not use the Premises for the storage of inventory or otherwise commence the operation of business prior to the commencement of the Term without the express prior written consent of Landlord.

17.    COSMETIC IMPROVEMENTS. There shall be no requirement for Landlord approval for Premises painting, floor covering, low voltage audio/visual electrical and other minor ‘cosmetic’ improvements. All other improvements within the Premises, including but not limited to modification of the fire protection/life safety, mechanical, electrical (except for low voltage audio/visual electrical) and plumbing systems in the building shall require prior written approval by Landlord. In addition, any modification to furniture furnishings and equipment that modify the employee seat count to in excess of 1,100 workstation/desk/dedicated work spaces (but not including conference/assembly/training room seats), shall require prior written approval of Landlord as to any reasonably necessary additional improvements to assure adequate fresh air ventilation.

18.    TENANT OPTION. Notwithstanding anything to the contrary, at Tenant’s option, subject to Landlord’s rights of approval as is set forth above (including conditioning Landlord’s approval on Landlord being granted a non-exclusive assignment of the design contract between Tenant and its architect, and the right to enforce any warranties and or liability against the architect for professional liability in the event of default) Tenant shall have the option to have its architect perform the Tenant Improvement Plans following written notice to Landlord. In addition, subject to Landlord’s rights of approval as is set forth above (including conditioning Landlord’s approval on Landlord being granted a non-exclusive assignment of Tenant’s construction contract and the right to enforce any warranties and/or performance guarantees against the general contractor and subcontractors and materialmen performing work in the event of default) Tenant shall have the option to have its contractor perform the Tenant Improvements following written notice to Landlord. Landlord approves Tenant’s use of McCarthy Nordburg interior architecture as

The Endurance International Group Inc. - Second Amendment – 1500 N. Priest Drive, Tempe, AZ -

Tenant’s architect (conditioned on the foregoing). All other architect approval by Tenant is subject to Landlord’s prior approval.

The Endurance International Group Inc. - Second Amendment – 1500 N. Priest Drive, Tempe, AZ -

EXHIBIT E
RESERVED PARKING SPACE LOCATIONS

The Endurance International Group Inc. - Second Amendment – 1500 N. Priest Drive, Tempe, AZ -

EXHIBIT F-1
TERMINATION PENALTY

Lease Square Footage 1:			67,275
Lease Square Footage 2:			71,625
Lease Commissions - Installment 1:			$7.55	$507,716.02	4/1/2016
Lease Commissions - Installment 2:			$7.55	$507,716.02	7/1/2016
Lease Commissions - Installment 3:			$14.58	$1,044,605.86	12/1/2016
TI - 67K - Installment 1			$7.00	$470,925.00	6/1/2017
TI - 67K - Installment 2			$5.00	$336,375.00	6/1/2019
TI - 72K - Installment 1			$10.00	$726,250.00	6/1/2017
TI - 72K - Installment 2			$5.00	$358,125.00	6/1/2019
Rent Abatement 67K:			$10.42	$700,781.25	7/1/2016
Rent Abatement 72K:			$13.07	$949,031.25	1/1/2017
Interest Rate:			6.00%
Lease	Calendar
Month	Month	Payment	Interest	Principal	Balance
-3	3/31/2016				$507,716.02
-2	4/1/2016	$0.00	$2,538.58	$0.00	$510,254.60
-1	5/1/2016	$0.00	$2,551.27	$0.00	$512,805.87
0	6/1/2016	$0.00	$2,564.03	$0.00	$515,369.90
1	7/1/2016	$0.00	$2,576.85	$140,156.25	$1,165,819.01
2	8/1/2016	$0.00	$5,829.10	$140,156.25	$1,311,804.36
3	9/1/2016	$0.00	$6,559.02	$140,156.25	$1,458,519.63
4	10/1/2016	$0.00	$7,292.60	$140,156.25	$1,605,968.48
5	11/1/2016	$0.00	$8,029.84	$140,156.25	$1,754,154.57
6	12/1/2016	-27,804.84	$$8,770.77	-19,034.07	$$3,728,757.61
7	1/1/2017	-27,804.84	$$18,685.44	-19,087.59	$$3,719,638.21
8	2/1/2017	-27,804.84	$$18,681.49	-19,141.38	$$3,710,514.86
9	3/1/2017	-27,804.84	$$18,677.53	-19,195.43	$$3,701,387.54
10	4/1/2017	-27,804.84	$$18,673.54	-19,249.76	$$3,692,256.24
11	5/1/2017	-27,804.84	$$18,669.53	-19,304.36	$$3,683,120.94
12	6/1/2017	-27,804.84	$$18,665.51	-19,359.23	$$5,229,281.60

The Endurance International Group Inc. - Second Amendment – 1500 N. Priest Drive, Tempe, AZ -

13	7/1/2017	-27,804.84	$$26,261.05	-13,605.41	$$5,227,737.82
14	8/1/2017	-27,804.84	$$26,269.71	-13,657.06	$$5,226,202.68
15	9/1/2017	-27,804.84	$$26,278.41	-13,708.97	$$5,224,676.26
16	10/1/2017	-27,804.84	$$26,287.16	-13,761.13	$$5,223,158.57
17	11/1/2017	-27,804.84	$$26,295.95	-13,813.56	$$5,221,649.68
18	12/1/2017	-27,804.84	$$26,304.78	-13,866.25	$$5,220,149.62
19	1/1/2018	-66,904.35	$$26,313.66	-40,590.69	$$5,179,558.93
20	2/1/2018	-66,904.35	$$26,127.08	-40,777.26	$$5,138,781.67
21	3/1/2018	-66,904.35	$$25,939.57	-40,964.77	$$5,097,816.89
22	4/1/2018	-66,904.35	$$25,751.13	-41,153.22	$$5,056,663.67
23	5/1/2018	-66,904.35	$$25,561.74	-41,342.61	$$5,015,321.06
24	6/1/2018	-66,904.35	$$25,371.40	-41,532.94	$$4,973,788.12
25	7/1/2018	-66,904.35	$$25,180.12	-41,724.23	$$4,932,063.89
26	8/1/2018	-66,904.35	$$24,987.87	-41,916.47	$$4,890,147.42
27	9/1/2018	-66,904.35	$$24,794.67	-42,109.68	$$4,848,037.74
28	10/1/2018	-66,904.35	$$24,600.50	-42,303.85	$$4,805,733.89
29	11/1/2018	-66,904.35	$$24,405.36	-42,498.99	$$4,763,234.90
30	12/1/2018	-66,904.35	$$24,209.24	-42,695.11	$$4,720,539.79
31	1/1/2019	-66,904.35	$$24,012.14	-42,892.21	$$4,677,647.59
32	2/1/2019	-66,904.35	$$23,814.06	-43,090.29	$$4,634,557.30
33	3/1/2019	-66,904.35	$$23,614.98	-43,289.36	$$4,591,267.93
34	4/1/2019	-66,904.35	$$23,414.92	-43,489.43	$$4,547,778.50
35	5/1/2019	-66,904.35	$$23,213.85	-43,690.50	$$4,504,088.00
36	6/1/2019	-66,904.35	$$23,011.77	-43,892.58	$$4,796,570.43
37	7/1/2019	-66,904.35	$$23,982.85	-42,921.50	$$4,753,648.93
38	8/1/2019	-66,904.35	$$23,768.24	-43,136.10	$$4,710,512.83
39	9/1/2019	-66,904.35	$$23,552.56	-43,351.78	$$4,667,161.05
40	10/1/2019	-66,904.35	$$23,335.81	-43,568.54	$$4,623,592.50
41	11/1/2019	-66,904.35	$$23,117.96	-43,786.38	$$4,579,806.12
42	12/1/2019	-66,904.35	$$22,899.03	-44,005.32	$$4,535,800.80
43	1/1/2020	-66,904.35	$$22,679.00	-44,225.34	$$4,491,575.46
44	2/1/2020	-66,904.35	$$22,457.88	-44,446.47	$$4,447,128.99
45	3/1/2020	-66,904.35	$$22,235.64	-44,668.70	$$4,402,460.29

The Endurance International Group Inc. - Second Amendment – 1500 N. Priest Drive, Tempe, AZ -

46	4/1/2020	-66,904.35	$$22,012.30	-44,892.05	$$4,357,568.24
47	5/1/2020	-66,904.35	$$21,787.84	-45,116.51	$$4,312,451.73
48	6/1/2020	-66,904.35	$$21,562.26	-45,342.09	$$4,267,109.65
49	7/1/2020	-66,904.35	$$21,335.55	-45,568.80	$$4,221,540.85
50	8/1/2020	-66,904.35	$$21,107.70	-45,796.64	$$4,175,744.20
51	9/1/2020	-66,904.35	$$20,878.72	-46,025.63	$$4,129,718.58
52	10/1/2020	-66,904.35	$$20,648.59	-46,255.75	$$4,083,462.82
53	11/1/2020	-66,904.35	$$20,417.31	-46,487.03	$$4,036,975.79
54	12/1/2020	-66,904.35	$$20,184.88	-46,719.47	$$3,990,256.32
55	1/1/2021	-66,904.35	$$19,951.28	-46,953.07	$$3,943,303.26
56	2/1/2021	-66,904.35	$$19,716.52	-47,187.83	$$3,896,115.43
57	3/1/2021	-66,904.35	$$19,480.58	-47,423.77	$$3,848,691.66
58	4/1/2021	-66,904.35	$$19,243.46	-47,660.89	$$3,801,030.77
59	5/1/2021	-66,904.35	$$19,005.15	-47,899.19	$$3,753,131.57
60	6/1/2021	-66,904.35	$$18,765.66	-48,138.69	$$3,704,992.88
61	7/1/2021	-66,904.35	$$18,524.96	-48,379.38	$$3,656,613.50
62	8/1/2021	-66,904.35	$$18,283.07	-48,621.28	$$3,607,992.22
63	9/1/2021	-66,904.35	$$18,039.96	-48,864.39	$$3,559,127.84
64	10/1/2021	-66,904.35	$$17,795.64	-49,108.71	$$3,510,019.13
65	11/1/2021	-66,904.35	$$17,550.10	-49,354.25	$$3,460,664.88
66	12/1/2021	-66,904.35	$$17,303.32	-49,601.02	$$3,411,063.85
67	1/1/2022	-66,904.35	$$17,055.32	-49,849.03	$$3,361,214.83
68	2/1/2022	-66,904.35	$$16,806.07	-50,098.27	$$3,311,116.55
69	3/1/2022	-66,904.35	$$16,555.58	-50,348.76	$$3,260,767.79
70	4/1/2022	-66,904.35	$$16,303.84	-50,600.51	$$3,210,167.28
71	5/1/2022	-66,904.35	$$16,050.84	-50,853.51	$$3,159,313.77
72	6/1/2022	-66,904.35	$$15,796.57	-51,107.78	$$3,108,205.99
73	7/1/2022	-66,904.35	$$15,541.03	-51,363.32	$$3,056,842.67
74	8/1/2022	-66,904.35	$$15,284.21	-51,620.13	$$3,005,222.54
75	9/1/2022	-66,904.35	$$15,026.11	-51,878.23	$$2,953,344.30
76	10/1/2022	-66,904.35	$$14,766.72	-52,137.63	$$2,901,206.68
77	11/1/2022	-66,904.35	$$14,506.03	-52,398.31	$$2,848,808.37
78	12/1/2022	-66,904.35	$$14,244.04	-52,660.31	$$2,796,148.06

The Endurance International Group Inc. - Second Amendment – 1500 N. Priest Drive, Tempe, AZ -

79	1/1/2023	-66,904.35	$$13,980.74	-52,923.61	$$2,743,224.45
80	2/1/2023	-66,904.35	$$13,716.12	-53,188.22	$$2,690,036.23
81	3/1/2023	-66,904.35	$$13,450.18	-53,454.17	$$2,636,582.06
82	4/1/2023	-66,904.35	$$13,182.91	-53,721.44	$$2,582,860.62
83	5/1/2023	-66,904.35	$$12,914.30	-53,990.04	$$2,528,870.58
84	6/1/2023	-66,904.35	$$12,644.35	-54,259.99	$$2,474,610.59
85	7/1/2023	-66,904.35	$$12,373.05	-54,531.29	$$2,420,079.29
86	8/1/2023	-66,904.35	$$12,100.40	-54,803.95	$$2,365,275.34
87	9/1/2023	-66,904.35	$$11,826.38	-55,077.97	$$2,310,197.37
88	10/1/2023	-66,904.35	$$11,550.99	-55,353.36	$$2,254,844.01
89	11/1/2023	-66,904.35	$$11,274.22	-55,630.13	$$2,199,213.88
90	12/1/2023	-66,904.35	$$10,996.07	-55,908.28	$$2,143,305.61
91	1/1/2024	-66,904.35	$$10,716.53	-56,187.82	$$2,087,117.79
92	2/1/2024	-66,904.35	$$10,435.59	-56,468.76	$$2,030,649.03
93	3/1/2024	-66,904.35	$$10,153.25	-56,751.10	$$1,973,897.93
94	4/1/2024	-66,904.35	$$9,869.49	-57,034.86	$$1,916,863.07
95	5/1/2024	-66,904.35	$$9,584.32	-57,320.03	$$1,859,543.04
96	6/1/2024	-66,904.35	$$9,297.72	-57,606.63	$$1,801,936.40
97	7/1/2024	-66,904.35	$$9,009.68	-57,894.67	$$1,744,041.74
98	8/1/2024	-66,904.35	$$8,720.21	-58,184.14	$$1,685,857.60
99	9/1/2024	-66,904.35	$$8,429.29	-58,475.06	$$1,627,382.54
100	10/1/2024	-66,904.35	$$8,136.91	-58,767.43	$$1,568,615.11
101	11/1/2024	-66,904.35	$$7,843.08	-59,061.27	$$1,509,553.84
102	12/1/2024	-66,904.35	$$7,547.77	-59,356.58	$$1,450,197.26
103	1/1/2025	-66,904.35	$$7,250.99	-59,653.36	$$1,390,543.90
104	2/1/2025	-66,904.35	$$6,952.72	-59,951.63	$$1,330,592.27
105	3/1/2025	-66,904.35	$$6,652.96	-60,251.39	$$1,270,340.88
106	4/1/2025	-66,904.35	$$6,351.70	-60,552.64	$$1,209,788.24
107	5/1/2025	-66,904.35	$$6,048.94	-60,855.41	$$1,148,932.83
108	6/1/2025	-66,904.35	$$5,744.66	-61,159.68	$$1,087,773.15
109	7/1/2025	-66,904.35	$$5,438.87	-61,465.48	$$1,026,307.67
110	8/1/2025	-66,904.35	$$5,131.54	-61,772.81	$$964,534.86
111	9/1/2025	-66,904.35	$$4,822.67	-62,081.67	$$902,453.19

The Endurance International Group Inc. - Second Amendment – 1500 N. Priest Drive, Tempe, AZ -

112	10/1/2025	-66,904.35	$$4,512.27	-62,392.08	$$840,061.11
113	11/1/2025	-66,904.35	$$4,200.31	-62,704.04	$$777,357.07
114	12/1/2025	-66,904.35	$$3,886.79	-63,017.56	$$714,339.50
115	1/1/2026	-66,904.35	$$3,571.70	-63,332.65	$$651,006.85
116	2/1/2026	-66,904.35	$$3,255.03	-63,649.31	$$587,357.54
117	3/1/2026	-66,904.35	$$2,936.79	-63,967.56	$$523,389.98
118	4/1/2026	-66,904.35	$$2,616.95	-64,287.40	$$459,102.58
119	5/1/2026	-66,904.35	$$2,295.51	-64,608.83	$$394,493.75
120	6/1/2026	-66,904.35	$$1,972.47	-64,931.88	$$329,561.87
121	7/1/2026	-66,904.35	$$1,647.81	-65,256.54	$$264,305.33
122	8/1/2026	-66,904.35	$$1,321.53	-65,582.82	$$198,722.51
123	9/1/2026	-66,904.35	$$993.61	-65,910.73	$$132,811.78
124	10/1/2026	-66,904.35	$$664.06	-66,240.29	$$66,571.49
125	11/1/2026	-66,904.35	$$332.86	-66,571.49	$$0.00

The Endurance International Group Inc. - Second Amendment – 1500 N. Priest Drive, Tempe, AZ -

EXHIBIT G
ROFR SPACE

See Exhibit J for Suite 400

The Endurance International Group Inc. - Second Amendment – 1500 N. Priest Drive, Tempe, AZ -

EXHIBIT H

BILL OF SALE – FURNITURE

Buyer Name:        The Endurance International Group, Inc.
A Delaware corporation

Buyer Address:    1500 North Priest Drive, Suite 300
Tempe, AZ 85281

Seller:            PAPAGO BUTTES CORPORATE, LLC
A Delaware limited liability company
c/o Principal Real Estate Investors, LLC
801 Grand Avenue
Des Moines, IA 50392-1370

The SELLER, in consideration of Rent paid by BUYER as Tenant under that Office Lease dated on or about January 30, 2015 as amended by that First Amendment to Lease Dated on or about August 23, 2016, and that Second Amendment to Lease dated on or about __________ for Premises at 1500 North Priest Drive, Suite 300, Tempe, Arizona 85281, and for other good and valuable consideration paid by BUYER, hereby sells and assigns to BUYER, its successors and assigns the furniture or equipment (“PRODUCTS”) listed and described as follows:

	Description	Quantity
1.	Herman Miller 6’x7’ Workstations	167
2.	Herman Miller 7’-6” x 9’ Manager Workstations	0
3.	Haworth 7’6” x 9’ Manager Workstations	43
4.	Haworth 120 degrees Workstations	256
5.	Steelcase office/desk/return/bookcase setups	29
	SUBTOTAL
	SALES TAX
	TOTAL

The PRODUCTS become BUYER’S property and responsibility upon BUYER taking possession.

THIS SALE OF PRODUCTS IS ON AN “AS IS WHERE IS” BASIS. THE BUYER UNDERSTANDS THAT THE SELLER WARRANTS SOLELY GOOD TITLE, FREE AND CLEAR OF ALL LIENS AND ENCUMBRANCES, BUT MAKES NO OTHER WARRANTIES OF ANY KIND.

The Endurance International Group Inc. - Second Amendment – 1500 N. Priest Drive, Tempe, AZ -

UNDER NO CIRCUMSTANCES WHATSOEVER SHALL SELLER BE LIABLE TO BUYER FOR ANY SPECIAL, CONSEQUENTIAL, PUNITIVE, INDIRECT, CIRCUMSTANTIAL OR INCIDENTAL DAMAGES OF ANY KIND WHATSOEVER ARISING OUT OF OR RELATED TO THE PRODUCTS. IN NO EVENT WHATSOEVER SHALL SELLER’S TOTAL LIABILITY TO BUYER FOR ANY REASON WHATSOEVER EXCEED IN THE AGGREGATE THE MUTUALLY AGREED UPON COMPENSATION FOR SUCH PRODUCTS PURCHASED UNDER THIS BILL OF SALE.

BUYER SIGNATURE    SELLER SIGNATURE

BY:            BY:

NAME:            NAME:

DATE:            DATE:

The Endurance International Group Inc. - Second Amendment – 1500 N. Priest Drive, Tempe, AZ -

256 - 120 degree Cubicles
165 - 6' x 7' Cubicles
43 - 7'-6" x 9' Supv Cubicles
29 - 10' x 12' Offices
507 - lockers

BREAK
VESTIBULE
STAIR
ELEVATOR
ELECTRICAL
CONF.
STORAGE
DATA ROOM
MEN
WOMEN
JANITOR
CONFERENCE
LOBBY
BREAKROOM
ELEV
EHS
PRINT
HR
CONF.
AD SRVS.
STO

01-06-2016
Papago Buttes 3rd Floor

PAPAGO BUTTES CONSOLIDATED OPERATIONS CENTER
3rd FLOOR

The Endurance International Group Inc. - Second Amendment – 1500 N. Priest Drive, Tempe, AZ -

EXHIBIT I
BUILDING SIGNAGE SPECIFICATIONS

ENDURANCE

1500 N. Priest Drive | Tempe, AZ 85281

Southland Engineering
National Credit Union Administration
Burgess & Niple
Family Fitness Forum
A

SITE PLAN | NTS

north

Salt River Project - Information Systems
SRP - ISB
Western Refining
National Credit Union Administration
Prometric Test Center
Starbucks

VICINITY MAP | NTS

Client:
ENDURANCE

Location:
1500 N. Priest Drive
Tempe, AZ 85281

royal sign
2631 N. 31st Ave.
Phoenix, AZ 85009
602-278-6286
royalsign.net

Project
161903

Rev.	
1	05 DEC 16 CF
2	19 DEC 16 CF
3	n/a
4	n/a
5	n/a
6	n/a
7	n/a
8	n/a
9	n/a
10	n/a

Project Manager:
Warren Alvord
E-Mail:
warren@royalsign.net

Approval Signatures

X
Client

X
Landlord

Customer is responsible for providing a dedicated electrical circuit within six feet of each sign location and any desired electrical timing devices.

This original unpublished drawing is submitted solely for the project being planned. It is not to be copied or shown to persons outside of your organization without express written authorization from ROYAL SIGN COMPANY. All specified details on these drawings are subject to change due to the availability of materials and/or changes in the method of fabrication. ROYAL SIGN COMPANY will do their best to maintain the design intent of these drawings at all times. If the owner or owners' representative wishes to receive detail drawings on all changes during the fabrication process, ROYAL SIGN COMPANY must be advised in writing prior to the start of fabrication.

Sheet Title
Cover

Page Number
1 of 2

28'-10"
3'-8"
2'-9 1/2"
ENDURANCE

A	HALO-ILLUMINATED REVERSE PAN CHANNEL DISPLAY	Scale: 3/8" = 1'-0"	Perimeter 202'	Sign Area 100.917 sf

Fabricate and install one (1) set of halo-illuminated, aluminum, RPC logo & letters w/ 5" deep returns, illuminated with white LEDs. Letters to be painted semi-gloss black. Logo is to be painted Pantone 298C & 660C. Aluminum construction w/ matte finish.

3-D Night Time Rendering

END

RPC Letter / LEDs - Cross Section Detail

1"
5"

A	wall
B	conduit (1/2" min.)
C	low voltage wiring
D	alum return welded
E	Lexan back
F	aluminum face
G	disconnect switch
H	stud mounting
I	LED lights
J	remote low voltage trans.

THIS SIGN IS INTENDED TO BE INSTALLED IN ACCORDANCE WITH THE REQUIREMENTS OF ARTICLE 600 OF THE NATIONAL ELECTRICAL CODE AND/OR OTHER APPLICABLE LOCAL CODES. THIS INCLUDES PROPER GROUNDING AND BONDING OF THE SIGN. U.L. LISTED

3'-6"
54'-0"
Foreshortened See Above
65'-0"
ENDURANCE
2'-0"

Elevation
1" = 20'

Client:
ENDURANCE

Location:
1500 N. Priest Drive
Tempe, AZ 85281

royal sign
2631 N. 31st Ave.
Phoenix, AZ 85009
602-278-6286
royalsign.net

Project
161903

1	05 DEC 18 CF
2	19 DEC 18 CF
3	n/a
4	n/a
5	n/a
6	n/a
7	n/a
8	n/a
9	n/a
10	n/a

Project Manager:
Warren Alvord

E-Mail:
warren@royalsign.net

Approval Signatures

X
Client

X
Landlord

Customer is responsible for providing a dedicated electrical circuit within six feet of each sign location and any desired electrical timing devices.

This original unpublished drawing is submitted solely for the project being planned. It is not to be copied or shown to persons outside of your organization without express written authorization from ROYAL SIGN COMPANY.
All specified details on these drawings are subject to change due to the availability of materials and/or changes to the method of fabrication. ROYAL SIGN COMPANY will do their best to maintain the design intent of these drawings at all times. If the owner or owners' representative wishes to receive detail drawings on all changes during the fabrication process, ROYAL SIGN COMPANY must be advised in writing prior to the start of fabrication.

Sheet Title
Exterior

Page Number
2 of 2

The Endurance International Group Inc. - Second Amendment – 1500 N. Priest Drive, Tempe, AZ -

EXHIBIT J
ROFR SPACE RECAPTURE AREA

NORTH

McCARTHY NORDBURG
Architectural Interiors
3333 East Camelback Road
Suite 180
Phoenix, Arizona 85018-2323
Telephone 602.955.4499
Facsimile 602.955.4599

PAPAGO BUTTES PHASE I

1500 N. Priest Dr.
Tempe, AZ 85281

SUITE 400
72,715 RSF

7.29.14

The Endurance International Group Inc. - Second Amendment – 1500 N. Priest Drive, Tempe, AZ -